   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1999



                                                      REGISTRATION NO. 333-83343

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           BREAKAWAY SOLUTIONS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                           7389                          04-3285165
(STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD                (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)


                            ------------------------

                                 50 ROWES WHARF
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 960-3400
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 GORDON BROOKS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           BREAKAWAY SOLUTIONS, INC.
                                 50 ROWES WHARF
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 960-3400
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            DAVID E. REDLICK, ESQ.                           KEITH F. HIGGINS, ESQ.
         THOMAS L. BARRETTE, JR., ESQ.                            ROPES & GRAY
               HALE AND DORR LLP                             ONE INTERNATIONAL PLACE
                60 STATE STREET                            BOSTON, MASSACHUSETTS 02110
          BOSTON, MASSACHUSETTS 02109                       TELEPHONE: (617) 951-7000
           TELEPHONE: (617) 526-6000                        TELECOPY: (617) 951-7050
           TELECOPY: (617) 526-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)        PER SHARE(2)          PRICE(2)             FEE(3)
Common Stock, $0.000125 par value per share    3,450,000 shares         $12.00           $41,400,000           $11,510



(1) Includes 450,000 shares which the underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."


(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.


(3) Includes $11,190 which was paid in connection with the original filing of this Registration Statement on July 21, 1999.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED                , 1999


                                3,000,000 SHARES


                       [BREAKAWAY SOLUTIONS, INC., LOGO]

                                  COMMON STOCK

                             ---------------------


BREAKAWAY SOLUTIONS, INC. IS OFFERING 3,000,000 SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $10.00 AND $12.00 PER SHARE.

                            ------------------------

WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE
                                 SYMBOL "BWAY."
                            ------------------------


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


                             ---------------------

                           PRICE $           A SHARE

                            ------------------------

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC           COMMISSIONS          BREAKAWAY
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................          $                   $                   $
TOTAL..............................................          $                   $                   $

                            ------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


BREAKAWAY HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 450,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK TO PURCHASERS ON
      , 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER
            LEHMAN BROTHERS

                                                       DEUTSCHE BANC ALEX. BROWN

                                ----------------
                        INTERNET DISTRIBUTION OFFERED BY
                           DISCOVER BROKERAGE DIRECT


          , 1999

[Narrative description of graphical material omitted in "electronically" filed document

Description of the two page graphical foldout:

The following text is written across the top of the first page of the foldout: "Breakaway Solutions" and is underlined with a thin line. The text "a full service provider or FSP of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets" is written under Breakaway Solutions, and is justified to line up with the first "s" in Solutions.

The background of the page contains a globe of the earth showing Africa, Europe and Asia which is superimposed on top of another globe of the earth showing North and South America.

There is a large circle in the middle of the second page of the foldout (right hand side of the foldout). The circle is superimposed over a rectangle which covers most of the left side of the page. The circle is divided into three sections by different shades of color. The three sections are labeled, respectively: THINK IT, BUILD IT, and OPERATE IT. Under THINK IT, in a smaller font, is the text "Breakaway Strategy Solutions." Under BUILD IT, in a smaller font, is the text "Breakaway Internet and eCRM Solutions." Under OPERATE IT, in a smaller font, is the text "Breakaway Application Hosting Solutions."

Around the immediate circumference of the circle are a number of verbs, which line up with the three sections of the circle.

There is an arrow after each verb, which points to the next verb in the string.

         - The verbs surrounding the THINK IT section are "assess, plan roadmap, monitor."
         -        The verbs surrounding the BUILD IT section are "scope,
                  visualize, design, develop, implement, monitor"
         -        The verbs surrounding the OPERATE IT section are "define,
                  engineer, deploy, test, 24/7 support, monitor"

Above the sphere is the text "Breakaway Approach." Breakaway Approach is underlined with a line that runs from the middle of this side of the foldout.

The following text heading is located at the bottom center of the two page graphical foldout: "Breakthrough Methodology" (which is in all capital letters). The text below this, which is also centered but in a smaller font, reads "Our breakthrough methodology and our application hosting centers in North America, Europe, Asia and Australia focus us on the rapid, cost-effective delivery of high quality e-business solutions around the world."]

                               TABLE OF CONTENTS

                                                 PAGE
                                               ---------
PROSPECTUS SUMMARY...........................          3
RISK FACTORS.................................          6
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS.................................         13
USE OF PROCEEDS..............................         14
DIVIDEND POLICY..............................         14
CAPITALIZATION...............................         15
DILUTION.....................................         16
SELECTED FINANCIAL DATA......................         17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................         18
BUSINESS.....................................         28

                                                 PAGE
                                               ---------

MANAGEMENT...................................         39
CERTAIN TRANSACTIONS.........................         48
PRINCIPAL STOCKHOLDERS.......................         53
DESCRIPTION OF CAPITAL STOCK.................         55
SHARES ELIGIBLE FOR FUTURE SALE..............         58
UNDERWRITERS.................................         60
VALIDITY OF COMMON STOCK.....................         62
INTERESTS OF COUNSEL.........................         62
EXPERTS......................................         62
CHANGES IN INDEPENDENT AUDITORS..............         62
WHERE YOU CAN FIND MORE
  INFORMATION................................         63
INDEX TO FINANCIAL STATEMENTS................        F-1


                            ------------------------


    UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION.


                              BREAKAWAY SOLUTIONS

    Breakaway is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. We have designed our services specifically for growing enterprises. These are businesses which generally fit within two broad categories:

    - Companies or divisions of larger companies that have sales of up to $1 billion per year; and

    - New and emerging Internet-based businesses.

    Growing enterprises often face significant obstacles in capitalizing on the opportunity to do business on the Internet, known as e-business. These obstacles include technological complexity, costs of implementation and support and the scarcity of qualified professionals. We enable our growing enterprise clients to overcome these obstacles by combining high quality, cost effective Internet professional services with our ability to host software applications installed on our servers, known as application hosting. This combination allows us to deliver sophisticated e-business solutions that otherwise might be unavailable to our clients.

    The four services which we offer to our clients are:


    - BREAKAWAY STRATEGY SOLUTIONS. Our professionals analyze the client's markets, business processes and existing technology and provide practical advice on how to use the Internet and other information technology most effectively.



    - BREAKAWAY INTERNET SOLUTIONS. Our professionals recommend, tailor and integrate software applications from software vendors and design, develop and integrate custom applications to assist our clients in using the Internet in their businesses.



    - BREAKAWAY CUSTOMER RELATIONSHIP MANAGEMENT SOLUTIONS FOR THE INTERNET, REFERRED TO AS ECRM SOLUTIONS. Our professionals design, develop and integrate this important type of software application to enable our clients to use Internet technology to identify, acquire and retain customers.



    - DEDICATED BREAKAWAY APPLICATION HOSTING. We install, maintain and operate both standard and custom software applications for our clients' use on computer hardware which we locate in specially designed facilities.


    We believe that growing enterprises demand high quality e-business solutions which can be delivered rapidly and cost-effectively. We address these requirements through our innovative approach, which has five key elements:

    - We use our proprietary Breakthrough methodology to maintain quality and deliver consistent results;

    - We concentrate project development at centralized Breakaway Solution Centers;

    - We maintain close contact with our clients by delivering the solutions which we develop through small groups of senior personnel based at regional offices;

    - We capture and disseminate our intellectual capital through the use of our Breakaway Knowledge Innovation Team; and

    - We provide global application hosting as part of our full service offering, in contrast to most providers of e-business solutions who do not have this capability.


    We employ over 170 service professionals. We offer our services through seven regional offices in the United States, we have three Breakaway Solution Centers in the United States and we provide application hosting through facilities in North America, Europe, Asia and Australia.


                                  THE OFFERING


Common stock offered...............................................  3,000,000 shares

Common stock to be outstanding after the offering..................  16,865,877 shares

Use of proceeds....................................................  Working capital and other general corporate
                                                                     purposes, including
                                                                     possible acquisitions

Proposed Nasdaq National Market symbol.............................  BWAY



    The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on June 30, 1999. However, this number excludes 7,157,498 shares subject to outstanding options under our 1998 stock plan at a weighted average exercise price of $1.79 per share and 295,899 additional shares available for issuance under that plan. It also excludes 73,872 shares issuable upon the exercise of an outstanding warrant at an exercise price of $8.13 per share.



                             ADDITIONAL INFORMATION



    Except as set forth in the financial statements and related notes or as otherwise indicated, all information in this prospectus:


    - Assumes no exercise of the underwriters' over-allotment option;


    - Reflects a four-for-five stock split to be effected prior to the offering; and



    - Reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock.



    Our principal executive offices are located at 50 Rowes Wharf, 6(th) Floor, Boston, Massachusetts 02110 and our telephone number is (617) 960-3400. Our World Wide Web site address is www.breakaway.com. The information in the Web site is not incorporated by reference into this prospectus.



    We have applied to register our trademark for Breakaway Solutions. In addition, we use the trademarks Breakthrough, Breakaway Solution Centers and Breakaway Knowledge Innovation Team. This prospectus also contains trademarks and trade names of other companies.

                             SUMMARY FINANCIAL DATA


    The following summary historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The summary pro forma data do not purport to represent what our results would have been if the events below had occurred at the dates indicated.


    From its inception until December 31, 1998 Breakaway was an S corporation and, accordingly, was not subject to federal and state income taxes, except for certain Massachusetts income taxes on S corporations with annual revenues in excess of $6 million. The pro forma net income (loss) and pro forma net income
(loss) per share--basic and diluted information presented below have been computed as if Breakaway were subject to Federal and all applicable state corporate income taxes since 1996, based on statutory tax rates and the tax laws then in effect.


    The summary pro forma statement of operations data for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999 give effect to: (1) the acquisitions of Applica Corporation, WPL Laboratories, Inc. and Web Yes, Inc., and (2) pro forma adjustments to the historical financial statements as if they had occurred on January 1, 1998. The summary pro forma balance sheet data as of June 30, 1999 gives effect to the issuance of our Series B Preferred Stock as if it had occurred on June 30, 1999. The summary pro forma as adjusted balance sheet data as of June 30, 1999 gives effect to the automatic conversion of all outstanding convertible preferred stock upon completion of this offering and the sale of shares of our common stock in this offering.


                                                         YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                               --------------------------------------------  ---------------------------------
                                                                                 1998 PRO                1998 PRO
                                                 1996       1997       1998      FORMA(1)      1998      FORMA(1)      1999
                                               ---------  ---------  ---------  -----------  ---------  -----------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues...................................  $   3,462  $   6,118  $  10,018   $  12,957   $   4,729   $   5,803   $   7,563
  Income (loss) from operations..............        664      1,016       (700)     (4,188)        356      (1,383)     (2,516)
  Net income (loss)..........................        618      1,074       (575)     (4,223)        357      (1,463)     (2,518)
  Net income (loss)
    per share--basic and diluted.............  $    0.09  $    0.17  $   (0.09)  $   (0.48)  $    0.06   $   (0.16)  $   (0.55)
  Weighted average
    shares outstanding.......................      6,641      6,413      6,340       8,885       6,413       8,885       4,587
  Pro forma net income (loss)................        371        644       (380)     (2,787)        214        (966)     (1,662)
                                                                                -----------             -----------  ---------
  Pro forma net income (loss) per
    share--basic and diluted.................  $    0.06  $    0.10  $   (0.06)  $   (0.31)  $    0.03   $   (0.11)  $   (0.36)
                                                                                -----------                          ---------


                                                1999 PRO
                                                FORMA(1)
                                               -----------

STATEMENT OF OPERATIONS DATA:
  Revenues...................................   $   9,531
  Income (loss) from operations..............      (3,560)
  Net income (loss)..........................      (3,632)
  Net income (loss)
    per share--basic and diluted.............   $   (0.57)
  Weighted average
    shares outstanding.......................       6,380
  Pro forma net income (loss)................      (2,397)

  Pro forma net income (loss) per
    share--basic and diluted.................   $   (0.38)
                                               -----------


                                                                                          AS OF JUNE 30, 1999
                                                                                 -------------------------------------
                                                                                            (IN THOUSANDS)

                                                                                                           PRO FORMA
                                                                                  ACTUAL     PRO FORMA    AS ADJUSTED
                                                                                 ---------  -----------  -------------
BALANCE SHEET DATA:
  Cash and cash equivalents....................................................  $   1,808   $  16,865     $  53,761
  Total assets.................................................................     23,385      38,442        75,338
  Total long-term liabilities..................................................      2,802       2,802         2,802
  Stockholders' equity.........................................................     12,775      31,832        68,727


------------------------------


(1) The pro forma weighted average shares outstanding for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999 reflect 2,544,747 shares issued in connection with the acquisitions of Applica, WPL and Web Yes.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. WHILE THESE ARE THE RISKS AND UNCERTAINTIES WE BELIEVE ARE MOST IMPORTANT FOR YOU TO CONSIDER, YOU SHOULD KNOW THAT THEY ARE NOT THE ONLY RISKS OR UNCERTAINTIES FACING US OR WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

    OUR FUTURE SUCCESS IS UNCERTAIN BECAUSE WE HAVE SIGNIFICANTLY CHANGED OUR BUSINESS


    Prior to 1999, we primarily provided traditional systems integration services along with limited strategic planning and Internet systems integration services. In 1999, we added application hosting to our service offerings and substantially increased our capacity to provide strategic planning and Internet systems integration services through three acquisitions and significant hiring of professionals. Due to these recent significant changes, we are subject to the risk that we will fail to implement our business model and strategy. This risk is heightened because we are operating in the new and rapidly evolving e-business solutions market. Our historical results of operations do not reflect our new service offerings. The pro forma financial information included in this prospectus is based on the separate pre-acquisition financial reports of the companies we acquired in 1999. Consequently, our historical operating results and pro forma financial information may not give you an accurate indication of how we will perform in the future.



    OUR BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ADOPT AND ACCEPT APPLICATION HOSTING SERVICES



    Our ability to increase revenues and achieve profitability depends on the adoption and acceptance of third-party application hosting services by our target market of growing enterprises. Information technology service providers, including Breakaway Solutions, only recently have begun to offer third-party application hosting services. The market for these services has only recently begun to develop and is evolving rapidly.



    OUR BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ACCEPT E-BUSINESS SOLUTIONS


    Our ability to increase revenues and achieve profitability depends on the widespread acceptance of e-business solutions by commercial users, particularly growing enterprises. The market for e-business solutions is relatively new and is undergoing significant change. The acceptance and growth of e-business solutions will be limited if the Internet does not prove to be a viable commercial market.

    WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO INCUR LOSSES IN THE FUTURE AND WILL NOT BE SUCCESSFUL UNLESS WE CAN REVERSE THIS TREND


    We expect to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain whether or when this will occur because of the significant uncertainties with respect to our business model. We experienced a net loss of $575,175 for the fiscal year ended December 31, 1998 and of $2,517,965 for the six months ended June 30, 1999. We expect to continue to incur significant operating losses in the near term. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

    WE PLAN TO EXPAND RAPIDLY; IF WE CANNOT MANAGE OUR GROWTH SUCCESSFULLY, OUR GROWTH MAY SLOW OR STOP

    Since November 1998, we have rapidly expanded our operations. Our growth has placed, and will continue to place, a significant strain on our management, operating and financial systems, and sales, marketing and administrative resources. If we cannot manage our expanding operations, we may not be able to continue to grow or we may grow at a slower pace. Furthermore, our operating costs may escalate faster than planned. In order to manage our growth successfully we must:

    - Improve our management, financial and information systems and controls;

    - Expand, train and manage our employee base effectively; and

    - Enlarge our infrastructure for application hosting services.

    WE RELY ON A SMALL NUMBER OF CLIENTS FOR MOST OF OUR REVENUES; OUR REVENUES WILL DECLINE SIGNIFICANTLY IF WE CANNOT KEEP OR REPLACE THESE CLIENTS


    In 1998, revenues from a single client accounted for approximately 27.0% of our total revenues, and revenues from our five largest clients accounted for 54.0% of total revenues. During the six months ended June 30, 1999, revenues from a single client accounted for approximately 25.0% of total revenues and revenues from our five largest clients accounted for approximately 56.8% of total revenues. If these clients do not need or want to engage us to perform additional services for them and we are not able to sell our services to new clients at comparable or greater levels, our revenues will decline.


    OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE LIKELY TO VARY WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

    Our quarterly revenues and operating results are volatile and difficult to predict. Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly.

    Factors that may cause our results to fluctuate include:

    - The amount and timing of demand by our clients for e-business solution services;

    - Our ability to obtain new and follow-on client engagements;

    - The number, size and scope of our projects;

    - Cancellations or reductions in the scope of major consulting and systems integration projects;

    - Our ability to enter into multiyear contracts with application hosting clients;

    - Cancellations of month-to-month application hosting contracts;

    - The length of the sales cycle associated with our service offerings;

    - The introduction of new services by us or our competitors;

    - Changes in our pricing policies or those of our competitors;

    - Our ability to attract, train and retain skilled personnel in all areas of our business;

    - Our ability to manage costs, including personnel costs and support services costs; and

    - The timing and cost of anticipated openings or expansions of new regional offices and new Solution Centers.

We derive a substantial portion of our revenues from providing professional services. We generally recognize revenues as we provide services. Personnel and related costs constitute the substantial majority of our operating expenses. Because we establish the levels of these expenses in advance of any particular quarter, underutilization of our professional services employees may cause significant reductions in our operating results for a particular quarter.

    OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

    We believe that our success depends largely on our ability to attract and retain highly skilled technical, consulting, managerial, sales and marketing personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation for employees than we currently expect. Individuals with e-business solutions skills, particularly those with the significant experience which we generally require, are in very short supply. Competition to hire from this limited pool is intense.

    WE MAY LOSE MONEY ON FIXED-FEE CONTRACTS AND PERFORMANCE-BASED CONTRACTS

    We derive a portion of our revenues from fixed-fee contracts. We also have begun a program in some client engagements to make a portion of our fees contingent on meeting performance objectives. If we misjudge the time and resources necessary to complete a project, or if a client does not achieve the agreed upon performance objectives, we may incur a loss in connection with the project. This risk is heightened because we work with complex technologies in compressed time frames.


    OUR GROWTH STRATEGY WILL FAIL IF WE ARE UNABLE TO OPEN SUCCESSFULLY NEW REGIONAL OFFICES


    A key component of our growth strategy is to open regional offices in new geographic locations. If we do not implement this strategy successfully we will not grow. We devote substantial financial and management resources to launch these offices. We may not select appropriate locations for these regional offices. We also may not be able to open these offices efficiently or manage them profitably.

    IF OUR EFFORTS TO DEVELOP BRAND AWARENESS ARE NOT SUCCESSFUL WE WILL NOT INCREASE REVENUES AS PLANNED

    An important element of our business strategy is to develop and maintain widespread awareness of the Breakaway Solutions name in our target market. To promote our name, we plan to increase our marketing expenses, which may cause our operating margins to decline. If our initial efforts are not successful, we will not experience any increase in revenues to offset the increase in marketing expenses. We may nonetheless continue to incur these expenses, possibly at higher levels. Moreover, our name may be closely associated with the business difficulties of some of our clients, many of whom are pursuing unproven business models in competitive markets. As a result, the difficulties or failure of one of our clients could damage our name.

    OUR FAILURE TO MEET CLIENT EXPECTATIONS OR DELIVER ERROR-FREE SERVICES COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY

    Many of our engagements involve information technology solutions that are critical to our clients' businesses. Any defects or errors in these solutions or failure to meet clients' specifications or expectations could result in:

    - Delayed or lost revenues due to adverse client reaction;

    - Requirements to provide additional services to a client at no charge;

    - Refunds of monthly application hosting fees for failure to meet service level obligations;

    - Negative publicity about us and our services, which could adversely affect our ability to attract or retain clients; and

    - Claims for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by our insurance policies and which may not be limited by the contractual terms of our engagement.

    WE GENERATE A SIGNIFICANT PORTION OF OUR REVENUES FROM SERVICES RELATED TO PACKAGED SOFTWARE APPLICATIONS OF A LIMITED NUMBER OF VENDORS; WE WOULD EXPERIENCE A REDUCTION IN REVENUES IF ANY OF THOSE VENDORS CEASED DOING BUSINESS WITH US

    We derive a significant portion of our revenues from projects in which we customize, implement or host packaged software applications developed by third parties. We do not have contractual arrangements with these software vendors. As a result, they can cease making their products available to us at their discretion. In addition, they may choose to compete against us in providing strategic consulting, systems integration or application hosting services. Moreover, our success is dependent upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or, if our vendors choose to compete with us or the popularity of their products declines, our business may be adversely affected.


    OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO RETAIN AND INCREASE OUR MARKET SHARE



    Our markets are new, rapidly evolving and highly competitive. We expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position will limit our ability to maintain and increase our market share, which would result in serious harm to our business. Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. Furthermore, many of our competitors have well established, large and experienced marketing and sales capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their services more effectively than we do. Moreover, barriers to entry, particularly in the strategic consulting and systems integration markets, are low. We therefore expect additional competitors to enter these markets.


    IF WE ARE UNABLE TO REUSE SOFTWARE CODE AND METHODOLOGIES, WE MAY NOT BE ABLE TO DELIVER OUR SERVICES RAPIDLY AND COST-EFFECTIVELY

    Our business model depends to a significant extent on our ability to reuse software code and methodologies that we develop in the course of client engagements. If we generally are unable to negotiate contracts to permit us to reuse code and methodologies, we may be unable to provide services to our growing enterprise clients at a cost and within time frames that these clients find acceptable. Our clients may prohibit us from such reuse or may severely limit reuse.

    WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO HAVE RECENTLY JOINED US AND WHO WE MAY NOT BE ABLE TO RETAIN

    All of our senior management joined Breakaway Solutions in 1998 and 1999. Many of these individuals have not previously worked together and are becoming integrated as a management team. As a result, our senior managers may not work together effectively as a team. In addition, due to the competitive nature of our industry, we may not be able to retain all of our senior managers.

    WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US, AND WHICH, IF RAISED, MAY DILUTE YOUR OWNERSHIP INTEREST IN US

    We may need to raise additional funds through public or private equity or debt financings in order to:

    - Support additional capital expenditures;

    - Take advantage of acquisition or expansion opportunities;

    - Develop new services; or

    - Address additional working capital needs.

If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail some or all of these activities. As a result, we could grow more slowly or stop growing. Any additional capital raised through the sale of equity will dilute your ownership interest in us and may be on terms that are unfavorable to holders of our common stock.


    WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH MAY LIMIT OUR ABILITY TO MANAGE AND MAINTAIN OUR BUSINESS, MAY RESULT IN ADVERSE ACCOUNTING TREATMENT AND MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS


    Since March 1999, we have acquired three companies. We may undertake additional acquisitions in the future. Acquisitions involve a number of risks, including:

    - Diversion of management attention;

    - Amortization of substantial goodwill, adversely affecting our reported results of operations;

    - Inability to retain the management, key personnel and other employees of the acquired business;

    - Inability to establish uniform standards, controls, procedures and policies;

    - Inability to retain the acquired company's customers; and

    - Exposure to legal claims for activities of the acquired business prior to acquisition.

Client satisfaction or performance problems with an acquired business also could affect our reputation as a whole. In addition, any acquired business could significantly underperform relative to our expectations.

    WE MAY NOT BE ABLE TO DELIVER OUR APPLICATION HOSTING SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR HOSTING INFRASTRUCTURE

    We depend on other companies to supply key components of the computer and telecommunications equipment and the telecommunications services which we use to provide our application hosting services. Some of these components are available only from sole or limited sources in the quantities and quality we demand. Although we lease redundant capacity from multiple suppliers, a disruption in our ability to provide hosting services could prevent us from maintaining the required standards of service, which would cause us to incur contractual penalties.


    INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND MAY DIVERT MANAGEMENT'S ATTENTION


    As the number of e-business applications in our target market increases and the functionality of these applications overlaps, we may become subject to infringement claims. We cannot be certain that our services, the solutions that we deliver or the software used in our solutions do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. If there is infringement, we could be liable for substantial damages. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements.

    WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY
    RIGHTS

    If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, our business could be seriously harmed. The steps that we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. Also, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. Accordingly, if our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

    FAILURE OF COMPUTER SYSTEMS AND SOFTWARE TO BE YEAR 2000 COMPLIANT COULD INCREASE OUR COSTS, DISRUPT OUR SERVICE AND REDUCE DEMAND FROM OUR CLIENTS

    We confront the year 2000 problem in three contexts.

    OUR CLIENTS. The failure of our clients to ensure that their operations are year 2000 compliant could have an adverse effect on them, which in turn could limit their ability to retain third party service providers such as Breakaway. In addition, clients or potential clients may delay purchasing software and related products and services including those of Breakaway, due to concerns related to the Year 2000 problem.

    OUR SUPPLIERS. Our business could be adversely affected if we cannot obtain products, services or systems that are year 2000 compliant when we need them.


    OUR SERVICES. The solutions which we provide to our clients integrate software and other technology from different providers. If there is a year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services which we have performed or is due to the software, technology or services of other providers. Furthermore, in the past, the Company entered into a number of our contracts, including contracts with some of our largest clients, which have express or implied warranties with respect to year 2000 readiness without limitation as to our liability. As a result, we may be subjected to year 2000-related lawsuits, whether or not the services that we have performed are year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.



    OUR BUSINESS MAY SUFFER IF GROWTH IN THE USE OF THE INTERNET DECLINES



    Our business is dependent upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and, as a result, our revenues would decline. Factors that may affect Internet usage or electronic commerce adoption include:



    - Actual or perceived lack of security of information;



    - Lack of access and ease of use;



    - Congestion of Internet traffic;



    - Inconsistent quality of service;



    - Increases in access costs to the Internet;

    - Excessive governmental regulation;



    - Uncertainty regarding intellectual property ownership;



    - Reluctance to adopt new business methods; and



    - Costs associated with the obsolescence of existing infrastructure.



RISKS RELATED TO THIS OFFERING



    OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING


    The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.


    OUR EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO CONTROL BREAKAWAY SOLUTIONS AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL



    When this offering is completed, our executive officers, directors and stockholders who beneficially own more than 5.0% of our stock will, in the aggregate, beneficially own shares representing approximately 70.5% of our capital stock. As a result, these persons, acting together, will be able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these persons, acting together, will control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This control could have the effect of delaying or preventing a change of control of Breakaway.



    MANAGEMENT MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY DISAGREE



    Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.



    OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE



    Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. See "Shares Eligible for Future Sale."



    WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION WHICH COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES



    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

    PURCHASERS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT


    Purchasers of common stock in this offering will pay a price per share which substantially exceeds the per share value of our assets after subtracting our liabilities. In addition, purchasers of common stock in this offering will have contributed approximately 46.4% of the aggregate price paid by all purchasers of our stock but will own only approximately 17.8% of our common stock outstanding after this offering. See "Dilution."


    WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK


    Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of Breakaway Solutions or otherwise adversely affect the price of our common stock. For example, our board of directors is staggered in three classes, so that only one-third of the directors can be replaced at any annual meeting. Additionally, our bylaws limit the ability of stockholders to call a special meeting. Our certificate of incorporation also permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock. Please refer to "Description of Capital Stock" for a more detailed discussion of these provisions.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS


    We estimate that the net proceeds from our sale of 3,000,000 shares of common stock will be approximately $29,440,000, assuming an initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $34,043,500.


    The principal purposes of this offering are:

    - To enhance our ability to use our common stock as a means of attracting and retaining key employees;

    - To increase our visibility and strengthen our reputation in the marketplace;

    - To enhance our ability to use our common stock as consideration for acquisitions;

    - To increase our equity capital;

    - To facilitate our future access to public capital markets; and

    - To provide liquidity to our existing stockholders.

    We expect to use the net proceeds received from this offering for working capital and other general corporate purposes, including possible acquisitions of businesses, products and technologies. From time to time we engage in discussions with potential acquisition candidates. However, we have no current plans, commitments or agreements with respect to any acquisitions, and we may not make any acquisitions.

    Except as described above, we have not identified specific uses for the net proceeds of this offering, and we will have discretion over their use and investment. Pending use of the net proceeds, we intend to invest these proceeds in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

    We intend to retain future earnings, if any, to finance our growth strategy. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including:

    - Our financial condition;

    - Our operating results;

    - Our current and anticipated cash needs;

    - Restrictions in our financing agreements; and

    - Our plans for expansion.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 1999:


    - On an actual basis;


    - On a pro forma basis to give effect to the issuance of our Series B Preferred Stock; and



    - On a pro forma as adjusted basis to reflect the filing of a certificate of amendment of our certificate of incorporation, before the closing of this offering, authorizing 100,000,000 shares of common stock, the automatic conversion of all shares of our preferred stock, on the closing of this offering, and our issuance and sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and the receipt of the net proceeds, after deducting the estimated underwriting discounts and our estimated offering expenses.



    The number of shares outstanding is based on the number of shares of our common stock outstanding on June 30, 1999. It excludes 7,157,498 shares subject to options outstanding under our 1998 stock plan at a weighted average exercise price of $1.79 per share and 295,899 additional shares available for issuance under that plan. It also excludes 73,872 shares issuable upon the exercise of an outstanding warrant at an exercise price of $8.13 per share. You should read this table together with our financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                                                                  AS OF JUNE 30, 1999
                                                                      -------------------------------------------
                                                                                                      PRO FORMA
                                                                         ACTUAL        PRO FORMA     AS ADJUSTED
                                                                      -------------  -------------  -------------
Short-term debt, including capital lease obligations--current
  portion...........................................................  $     426,692  $     426,692  $     426,692
Long-term debt, including note payable to stockholder and capital
  lease obligations--long-term portion..............................      6,235,316      2,235,316      2,235,316
Stockholders' equity:
  Series A Preferred Stock, $0.0001 par value per share; 5,853,000 shares authorized, actual and pro forma; no shares authorized, pro forma as adjusted; 5,853,000 issued and outstanding, actual and pro forma; no shares issued and outstanding, pro forma as
    adjusted........................................................            585            585             --
  Series B Preferred Stock, $0.0001 par value per share, no shares authorized, actual, 3,078,065 shares authorized, pro forma and no shares authorized, pro forma as adjusted; no shares issued and outstanding actual, 2,931,849 shares issued and outstanding pro forma and no shares issued and outstanding, pro forma as
    adjusted........................................................             --            293             --
  Common stock, $0.000125 par value per share, 80,000,000
    authorized, actual, pro forma and pro forma as adjusted;
    8,393,198 issued and 6,837,998 outstanding, actual, 8,393,198 issued and 6,837,998 outstanding, pro forma, 18,421,077 issued
    and 16,865,877 outstanding, pro forma as adjusted...............          1,049          1,049          1,493
Additional paid-in-capital..........................................     15,579,982     34,636,708     71,532,968
Less: deferred compensation                                                (289,112)      (289,112)      (289,112)
Less: treasury stock................................................            (32)           (32)           (32)
Retained earnings (deficit).........................................     (2,517,965)    (2,517,965)    (2,517,965)
                                                                      -------------  -------------  -------------
      Total stockholders' equity....................................     12,774,507     31,831,526     68,727,352
                                                                      -------------  -------------  -------------
      Total capitalization..........................................  $  19,009,823  $  34,066,842  $  70,962,668
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                    DILUTION


    Our pro forma net tangible book value at June 30, 1999, was approximately $17.2 million, or $2.51 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets (total assets less intangible assets) reduced by our total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the sale of our Series B Preferred Stock. After giving effect to our sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and our receipt of the net proceeds (after deducting the estimated underwriting discounts and our estimated offering expenses), and after giving effect to the automatic conversion of our preferred stock upon closing of this offering, our pro forma net tangible book value as of June 30, 1999 would have been approximately $46.6, or $2.76 per share. This represents an immediate increase in pro forma net tangible book value of $0.25 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.24 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.........             $   11.00
  Pro forma net tangible book value per share as of June
    30, 1999............................................  $    2.51
  Increase in pro forma net tangible book value per
    share attributable to new investors.................       0.25
                                                          ---------
  Pro forma net tangible book value per share after this
    offering............................................                  2.76
                                                                     ---------
  Dilution per share to new investors...................             $    8.24
                                                                     ---------
                                                                     ---------



    The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from us after giving effect to the automatic conversion of all shares of our preferred stock to common stock on the closing of this offering. The total consideration paid and the average consideration paid per share by our existing stockholders and by the new investors (at an assumed initial public offering price of $11.00 per share for shares purchased in this offering, before deducting underwriting discounts and estimated offering expenses):



                                       SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                     ---------------------   --------------------   PRICE PER
                                       NUMBER      PERCENT     AMOUNT     PERCENT     SHARE
                                     -----------   -------   -----------  -------   ---------
Existing stockholders..............   13,865,877      82.2%  $38,195,691     53.6%   $ 2.75
New investors......................    3,000,000      17.8    33,000,000     46.4    $11.00
                                     -----------   -------   -----------  -------
    Total..........................   16,865,877     100.0%  $71,195,691    100.0%   $ 4.22
                                     -----------   -------   -----------  -------
                                     -----------   -------   -----------  -------


                            ------------------------


    The table above assumes no exercise of outstanding stock options. As of June 30, 1999, there were 7,157,498 shares of common stock subject to options outstanding under our 1998 stock plan at a weighted average exercise price of $1.79 per share. To the extent all of these options had been exercised as of June 30, 1999, pro forma net tangible book value per share after this offering would be $2.47 and total dilution per share to new investors would be $8.53.

                            SELECTED FINANCIAL DATA

    The following selected historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes thereto included elsewhere in this prospectus.


    The selected historical financial data presented below as of December 31, 1996, 1997 and 1998 and for the years then ended are derived from the financial statements of Breakaway Solutions, which financial statements have been audited by KPMG LLP, independent certified public accountants. The selected financial data as of December 31, 1994 and 1995 and for each of the years then ended and as of June 30, 1998 and 1999 and for each of the six months then ended are derived from the unaudited financial statements of Breakaway Solutions. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. The selected financial data for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999 or any other future period.


    From its inception until December 31, 1998 Breakaway was an S corporation and, accordingly, was not subject to federal and state income taxes, except for certain Massachusetts income taxes on S corporations with annual revenues in excess of $6 million. The pro forma net income (loss) and pro forma net income
(loss) per share-- basic and diluted information presented below have been computed as if Breakaway were subject to Federal and all applicable state corporate income taxes since 1994, based on the statutory tax rates and the tax laws then in effect.


    In addition, the following selected unaudited pro forma statement of operations data for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999 give effect to: (1) the acquisitions of Applica Corporation, WPL Laboratories, Inc., and Web Yes, Inc., and (2) pro forma adjustments to the historical financial statements as if these items had occurred on January 1, 1998. The selected unaudited pro forma balance sheet data as of June 30, 1999 gives effect to the issuance of our Series B Preferred Stock as if it had occurred on June 30, 1999.


                                                                                                                       SIX
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                 -----------------------------------------------------------------  ---------
                                                                                                           1998
                                                   1994       1995       1996       1997       1998     PRO FORMA     1998
                                                 ---------  ---------  ---------  ---------  ---------  ----------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................       $959     $1,896     $3,462     $6,118    $10,018     $12,957     $4,729
Operating expenses:
  Project personnel costs......................        343        967      1,430      2,543      5,904       8,455      2,596
  Direct project and other direct costs........         --         --         --         --         --         150         --
  Sales and marketing..........................         --         --          3         14         50          88         18
  General and administrative...................        468        740      1,365      2,545      4,764       8,452      1,759
                                                 ---------  ---------  ---------  ---------  ---------  ----------  ---------
    Total operating expenses...................        811      1,707      2,798      5,102     10,718      17,145      4,373
Income (loss) from operations..................        148        189        664      1,016       (700)     (4,188)       356
Interest income (expense), net.................          1          8        (25)        60        (32)       (192)         1
Other income (expense).........................         (1)        --        (21)        (2)       157         157         --
                                                 ---------  ---------  ---------  ---------  ---------  ----------  ---------
Net income (loss)..............................       $148       $197       $618     $1,074      $(575)    $(4,223)      $357
                                                 ---------  ---------  ---------  ---------  ---------  ----------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ----------  ---------
Net income (loss) per share--
  basic and diluted............................      $0.02      $0.03      $0.09      $0.17     $(0.09)     $(0.48)     $0.06
Weighted average shares outstanding............      7,680      7,680      6,641      6,413      6,340       8,885      6,413

Pro forma net income (loss)....................        $89       $118       $371       $644      $(380)    $(2,787)      $214
                                                 ---------  ---------  ---------  ---------  ---------  ----------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ----------  ---------
Pro forma net income (loss) per share--basic
  and diluted..................................      $0.01      $0.01      $0.06      $0.10     $(0.06)     $(0.31)     $0.03


                                                    1998                    1999
                                                 PRO FORMA      1999     PRO FORMA
                                                 ----------  ----------  ----------

STATEMENT OF OPERATIONS DATA:
Revenues.......................................     $5,803      $7,563      $9,531
Operating expenses:
  Project personnel costs......................      3,469       3,617       4,587
  Direct project and other direct costs........         50          --          36
  Sales and marketing..........................         16         830         145
  General and administrative...................      3,651       5,632       8,322
                                                 ----------  ----------  ----------
    Total operating expenses...................      7,186      10,079      13,091
Income (loss) from operations..................     (1,383)     (2,516)     (3,560)
Interest income (expense), net.................        (79)          5         (50)
Other income (expense).........................         (1)         (7)        (22)
                                                 ----------  ----------  ----------
Net income (loss)..............................    $(1,463)    $(2,518)    $(3,632)
                                                 ----------  ----------  ----------
                                                 ----------  ----------  ----------
Net income (loss) per share--
  basic and diluted............................     $(0.16)     $(0.55)     $(0.57)
Weighted average shares outstanding............      8,885       4,587       6,380
Pro forma net income (loss)....................      $(966)    $(1,662)    $(2,397)
                                                 ----------  ----------  ----------
                                                 ----------  ----------  ----------
Pro forma net income (loss) per share--basic
  and diluted..................................     $(0.11)     $(0.36)     $(0.38)


                                                                                                                          AS OF
                                                                                                                        JUNE 30,
                                                                                  AS OF DECEMBER 31,                      1999
                                                                 -----------------------------------------------------  ---------
                                                                                          (IN THOUSANDS)
                                                                   1994       1995       1996       1997       1998      ACTUAL
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents......................................  $      17  $      94  $      84  $     879  $      17     $1,808
Total assets...................................................        325        740      1,120      2,533      2,742     23,385
Total long term liabilities....................................         --         69         55         84         67      2,802
Stockholders' equity...........................................        149        332        948      1,492        913     12,775


                                                                 PRO FORMA
                                                                 ---------
BALANCE SHEET DATA:
Cash and cash equivalents......................................    $16,865
Total assets...................................................     38,442
Total long term liabilities....................................      2,802
Stockholders' equity...........................................     31,832

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW


    Breakaway Solutions is a Delaware corporation. We incorporated in Massachusetts under the name The Counsell Group, Inc. in 1992, and reincorporated in Delaware in August 1995. In October 1998, we changed our name to Breakaway Solutions, Inc.



    We are a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Our services consist of Breakaway strategy consulting, Breakaway Internet solutions, Breakaway eCRM solutions and Breakaway application hosting. From our inception in 1992 through 1998, our operating activities primarily consisted of providing Internet solutions and eCRM solutions services. Prior to our acquisition of Applica, we derived no revenues from application hosting. We believe, however, that application hosting will account for a significantly greater portion of our total revenues in the future.



    Historically, we have offered our services to clients primarily under time and materials contracts. For these projects, we recognize revenues based on the number of hours worked by consultants at a rate per hour agreed upon with our clients. We have also performed some services under fixed-fee contracts. We recognize revenues from fixed-fee contracts on a percentage of completion method based on project hours worked. Our revenues attributable to time and materials contracts and fixed fee contracts in the periods indicated have been as follows:



                                                                                           SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            JUNE 30,
                                                        -------------------------------  --------------------
                                                          1996       1997       1998       1998       1999
                                                        ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Time and materials....................................  $   2,573  $   4,289  $   5,810  $   2,562  $   4,542
  Percentage of revenues..............................       74.3%      70.1%      58.0%      54.2%      60.0%
Fixed fee.............................................  $     889  $   1,829  $   4,208  $   2,167  $   3,021
  Percentage of revenues..............................       25.7%      29.9%      42.0%      45.8%      40.0%
                                                        ---------  ---------  ---------  ---------  ---------
Total revenues........................................  $   3,462  $   6,118  $  10,018  $   4,729  $   7,563
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------


We expect that the portion of our revenues attributable to fixed-fee contracts will increase for 1999 and in the future.

    Due to our use of fixed-fee contracts, our operating results may be affected adversely by inaccurate estimates of costs required to complete projects. Therefore, we employ a series of project review processes designed to help provide accurate project cost and completion estimates, including a detailed review at the end of each specified reporting period to determine project percentage of completion to date.

    We generally derive our initial pricing for a contract from our internal cost and fixed-fee pricing model. This model helps our professionals estimate pricing based on the scope of work and materials required. The model also takes into account project complexity and technical risks.

    We seek to mitigate our risks under fixed-fee contracts by providing fixed-fee quotes for discrete phases of each project. Using this approach, we are able to price more accurately the next phase of the engagement by virtue of having greater knowledge of the client's needs and the project's complexity. We reflect any losses on projects in process in the period in which they become known.

    We typically receive an advance payment from our strategy consulting services clients upon contract signing, with additional payments required upon our attainment of project milestones. Deferred revenues consist principally of these advance payments. We recognize those payments upon performance of services.

    We price our application hosting contracts on a fixed-fee basis. We recognize revenues from these contracts as services are completed each month. In addition, we charge our application hosting clients a one time set-up fee, which we recognize when set-up is complete. Pricing varies for each client based on the prospective application to be hosted. Factors which determine pricing generally include telecommunications bandwidth required, physical space requirements in our leased hosting facilities and the technological complexity of supporting the hosted application.


    To date, we have depended upon a few clients for the majority of our revenues. This dependence on a small number of clients is primarily attributable to the relatively limited range of services that we offered during 1998 and the first six months of 1999. We expect our reliance on a small number of clients to decrease due to our addition of application hosting capabilities, the overall increase in our service capabilities from our recent acquisitions, and the recent increase in our sales and marketing efforts.



    We believe that we have achieved a number of important accomplishments since making the strategic decision in 1998 to expand our service offerings and bring in a new management team. These accomplishments include:



    - The successful recruitment of a new President and Chief Executive Officer;



    - The successful recruitment of other key senior executives, both through acquisitions and independent hiring;



    - The completion of three acquisitions which significantly extended our Internet solutions service offering and added our application hosting service capability;



    - The development and implementation of proprietary business processes, such as our Breakthrough Methodology, our Breakaway Solution Centers and our Breakaway Knowledge Innovation Team;



    - The creation of a sales and marketing department and the initiation of efforts to increase awareness of the Breakaway Solutions brand;



    - The expansion of our physical presence through the opening of new regional offices and through acquisitions; and



    - The achievement of record revenues in all four of our service offerings in the second quarter of 1999.



    We hope to build on these accomplishments to become the leading full service provider of business-to-business e-business solutions that enable growing enterprises to increase their revenues and market share. We discuss our strategy for achieving that overall goal in "Business--Strategy." We are seeking to increase revenues in the near term by continuing to:



    - Increase our sales and marketing efforts;



    - Expand our professional staff;



    - Add to our existing application hosting infrastructure to increase our capacity to provide application hosting services; and

    - Open additional regional offices and Solution Centers.



We will need to make significant expenditures in connection with all of these activities. In particular, expanding our application hosting capacity involves capital expenditures for equipment and software as well as costs for leasing facilities to house that equipment. These capital expenditures will result in significant depreciation and amortization expenses. Thus, we do not expect to achieve net profits within the near future. Our ability to achieve net profits may be further delayed if the expenditures required to support our growth are greater than we currently expect, if revenues grow more slowly than we currently expect or as a result of the occurrence of one or more of the risks described under "Risk Factors," beginning on page 7.


    Our expense items include project personnel costs, sales and marketing expenses and general and administrative expenses:

    - Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments;

    - Sales and marketing expenses consist primarily of salaries (including sales commissions), consulting fees, trade show expenses, advertising and the cost of marketing literature; and

    - General and administrative expenses consist primarily of administrative salaries, salaries for employees on the Breakaway Knowledge Innovation Team, fees for professional services, and other operating costs, such as rent.

ACQUISITIONS

    We completed three acquisitions in the first six months of 1999. These acquisitions enabled us to become a full service provider by substantially expanding our capabilities in providing systems integration services for e-business and by adding the capability to host applications. The three acquisitions were:


    - APPLICA. In March 1999 we acquired all of the outstanding shares of Applica Corporation, a New York-based application hosting service provider. Applica had no revenues for the period beginning on its inception, September 24, 1998 and ending on December 31, 1998. We acquired Applica for 723,699 shares of our common stock.



    - WPL. In May 1999 we acquired WPL Laboratories, Inc., a Philadelphia, Pennsylvania-based Web development company. WPL focused primarily on enabling companies to conduct business using the Internet as a distribution channel. WPL had revenues of $2.6 million for the year ended December 31, 1998 and $1,331,730 for the six months ended June 30, 1999. The total acquisition consideration paid consisted of approximately $5.0 million in cash to be paid over a four-year period and 1,364,140 shares of our common stock. Each WPL stockholder received 50% of his cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not resign and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately 50% are subject to our right, which lapses incrementally over a four-year period, to repurchase the shares of the stockholder, at their value at the time of the acquisition, upon the stockholder's resignation or our termination of the stockholder for cause. Also, as a part of the acquisition, we assumed all outstanding WPL stock options, which became exercisable for 314,804 shares of our common stock at an exercise price of $2.36 per share with a four-year vesting period.



    - WEB YES. In June 1999 we acquired Web Yes, Inc., a Cambridge, Massachusetts-based application hosting service provider. This acquisition strengthens our application hosting capabilities, providing us with additional domestic and international hosting facilities. Web Yes had revenues of $288,000 for the year ended December 31, 1998 and $325,544 for the six months ended

      June 30, 1999. We acquired Web Yes for 492,490 shares of Breakaway's common stock. Of the shares of our common stock issued to the former Web Yes stockholders, 342,680 are subject to our right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder upon the termination of his employment with Breakaway. The repurchase price will be either at the share value at the time of the acquisition if the stockholder terminates employment or we terminate for cause, or at their fair market value if we terminate the stockholder's employment without cause.



All acquisitions were accounted for using the purchase method of accounting, resulting in $14.7 million of intangible assets. Intangible assets are being amortized over a three to five-year period from the date of each acquisition.


RESULTS OF OPERATIONS

    The following table sets forth certain items included in the our Statement of Operations as a percentage of revenues for the periods indicated:


                                                                YEAR ENDED               SIX MONTHS ENDED
                                                               DECEMBER 31,                  JUNE 30,
                                                      -------------------------------  --------------------
                                                        1996       1997       1998       1998       1999
                                                      ---------  ---------  ---------  ---------  ---------
Revenues............................................      100.0%     100.0%     100.0%     100.0%     100.0%

Project personnel costs.............................       41.3%      41.6%      58.9%      54.9%      47.8%
Sales and marketing costs...........................         --%        --%       1.0%        --%      11.0%
General and administrative..........................       39.5%      41.8%      47.1%      37.6%      74.5%

Operating income (loss).............................       19.2%      16.6%      (7.0%)       7.5%     (33.3%)



    The following table sets forth the revenues from our four service offerings for each of the six quarters ended June 30, 1999:



                                                             REVENUES FOR THREE MONTHS ENDED
                                     --------------------------------------------------------------------------------
                                      MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,    MARCH 31,    JUNE 30,
SERVICE OFFERING                        1998         1998          1998           1998          1999         1999
-----------------------------------  -----------  -----------  -------------  -------------  -----------  -----------
                                                                      (IN THOUSANDS)
Strategy and Systems Integration
  Solutions........................   $   2,124    $   2,605     $   2,749      $   2,540     $   3,111    $   4,416
  Percentage of revenues...........       100.0%       100.0%        100.0%         100.0%        100.0%        99.2%
Application Hosting Solutions......          --           --            --             --            --    $      36
  Percentage of revenues...........          --           --            --             --            --          0.8%
                                     -----------  -----------  -------------  -------------  -----------  -----------
Total Revenues.....................   $   2,124    $   2,605     $   2,749      $   2,540     $   3,111    $   4,452
                                     -----------  -----------  -------------  -------------  -----------  -----------
                                     -----------  -----------  -------------  -------------  -----------  -----------



    As the preceding table indicates, our revenues in the past were derived from providing strategy and systems integration solutions services. We developed and began implementation of our current strategy to become a leading full service provider of Internet solutions for businesses in late 1998. As part of this strategy, we acquired companies which gave us the ability to provide application hosting services and expanded our ability to provide Internet solutions services during the first six months of 1999. We began recognizing revenues from these services in the second quarter of 1999. Because we are increasing our marketing and sales strategy initiatives and are adding to our application hosting infrastructure, we expect our revenue streams to increase.



SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998



    REVENUES. Revenues for the six months ended June 30, 1999 increased by $2.9 million, or 61.7%, to $7.6 million from $4.7 million for the six months ended June 30, 1998. The increase was due primarily to increased market demand for Internet professional services and eCRMS solutions. We were in a better position to meet that demand due to increased hiring for all of our service offerings and our additional ability to provide eCRMS solutions using Clarify software.


    PROJECT PERSONNEL COSTS. Project personnel costs for the six months ended June 30, 1999 increased by $1.1 million, or 39.4%, to $3.6 million from $2.6 million for the six months ended June 30, 1998. Project personnel costs represented 47.8% of revenues for the six months ended June 30, 1999, as compared to 54.9% of revenues for the six months ended June 30, 1998. The increase in absolute dollars was due primarily to an increase in the number of employees hired to perform the client services delivered. Project personnel costs decreased as a percentage of revenues for the six months ended June 30, 1999 due primarily to an increase in the average hourly billable rate of our professionals over the comparable period in 1998 and, to a lesser extent, due to an increase in average employee utilization rate.



    SALES AND MARKETING EXPENSES. Sales and marketing expense increased by $812,000 to $830,000 from $18,000 for the six months ended June 30, 1998. Sales and marketing expenses represented 12.1% of revenues for the six months ended June 30, 1999, as compared to less than 1.0% for the three months ended June 30, 1998. The increase was due to the hiring of dedicated sales and marketing employees during the six months ended June 30, 1999.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the six months ended June 30, 1999 increased by $3.8 million, or 211.1%, to $5.6 million from $1.8 million for the six months ended June 30, 1998. As a percentage of revenues, general and administrative expenses increased from 37.2% in the 1998 period to 74.7% in the 1999 period. The increase in 1999 was due primarily to increases in personnel-related expenses to support increased administrative employees, outside professional fees for recruiting, the recruiting, hiring of a senior executive management team and the opening of a new regional office in Dallas.



    INTEREST INCOME, NET. Interest income, net, for the six months ended June 30, 1999 increased by $21,000, to $24,000 from $3,000 for the six months ended June 30, 1998. The increase in 1999 was due primarily to interest income earned on the invested portion of proceeds from our preferred stock financing in January 1999.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for 1998 increased by $3.9 million, or 63.9%, to $10.0 million from $6.1 million for 1997. The increase in revenues was attributable primarily to a significant increase in our average revenue per client. This increase occurred because our typical client project in 1998 was larger and more complex than the typical client project in 1997. We attribute this change primarily to two factors, the increased demand of businesses for sophisticated e-business solutions and our ability to address that demand by increasing the number of our service professionals.

    PROJECT PERSONNEL COSTS. Project personnel costs for 1998 increased by $3.4 million, or 136.0%, to $5.9 million from $2.5 million for 1997. Project personnel costs represented 58.9% of revenues for 1998 as compared to 41.6% of revenues in 1997. The increase, as a percentage of revenues, for 1998 was due primarily to a decrease in average employee utilization rates from 1997 to 1998. The utilization rate decreased because we hired a number of new professionals in 1998. Typically, utilization rates are lower at the beginning of a professional's employment.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses for 1998 increased by $37,000, or 264.3%, to $51,000 from $14,000 for 1997. These expenses remained less than 1% of revenues in both 1998 and 1997. The majority of our sales and marketing expenses in these years were for trade show expenses. We did not have a direct sales or marketing staff in either year.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for 1998 increased by $2.2 million, or 92.0%, to $4.8 million from $2.5 million for 1997. As a percentage of revenues, general and administrative expenses increased from 41.8% in 1997 to 47.1% in 1998. The increase was due primarily to increased payroll to support additional administrative employees, outside professional fees for recruiting and management consultants and rent for the establishment of new office locations in Chicago, Illinois and San Mateo, California. Additionally, we incurred moving expenses in 1998 due to the relocation of the Boston office.

    INTEREST INCOME (EXPENSE), NET. Interest expense, net, for 1998 was $32,000 as compared to interest income, net, of $60,000 in 1997. Net interest expense in 1998 is a result of increased borrowings under our line of credit to fund growth. Positive cash flow in 1997 allowed us to make interest-bearing investments, resulting in net interest income for that year.

    OTHER INCOME. Other income in 1998 consists primarily of a payment received in connection with the early termination of our previously leased Boston office space. We do not expect other income to be significant in future periods.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


    REVENUES. Revenues for 1997 increased by $2.7 million, or 77.1%, to $6.1 million from $3.5 million for 1996. The increase was due primarily to factors very similar to those which led to increased revenue again in 1998, a significant increase in average revenue per client due to larger and more complex projects. The most important single factor in the increase was the initiation of a large project for Partners Health Care. A significant factor in our being retained for many large and complex projects was our improved ability to provide eCRM solutions due to our alliance with Onyx.


    PROJECT PERSONNEL COSTS. Project personnel costs for 1997 increased by $1.1 million, or 78.6%, to $2.5 million from $1.4 million for 1996. Project personnel costs represented 41.6% of revenues for 1997 as compared to 41.3% of revenues in 1996. These costs remained relatively stable as a percentage of revenues because employee utilization rates and billable rates remained the same in both years.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses for 1997 increased by $11,000, or 366.7%, to $14,000 from $3,000 for 1996. These expenses were less than 1% of revenues in both 1997 and 1996. The majority of our sales and marketing expenses for these years was for trade show expenses. We did not have a direct sales or marketing staff in either year.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for 1997 increased by $1.2 million, or 85.7%, to $2.6 million from $1.4 million for 1996. As a percentage of revenues, general and administrative expenses increased only slightly from 39.5% in 1996 to 41.8% in 1997. We retained the same internal support infrastructure and operated from the same location in both years. These expenses increased in absolute dollars because we increased our use of outside consultants and other professionals to support our growth in 1997.

    INTEREST INCOME (EXPENSE), NET. Interest income, net, for 1997 was $60,000, as compared to interest expense, net, of $25,000 in 1996. The increase in interest income, net, was due primarily to the substantial increase in cash flow from operations, resulting in higher interest-bearing investments in 1997. Cash flow in 1996, however, was substantially less than in 1997, resulting in lower interest-bearing investments in 1996.

QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth a summary of our unaudited quarterly operating results for each of the six quarters ended June 30, 1999 both in absolute dollars and as a percentage of our revenues in each quarter. These data have been derived from our unaudited interim financial statements which, in our opinion, have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this prospectus and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. These unaudited quarterly results should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.


                                                                         THREE MONTHS ENDED,
                                    ----------------------------------------------------------------------------------------------
                                      MARCH 31,      JUNE 30,     SEPTEMBER 30,    DECEMBER 31,       MARCH 31,        JUNE 30,
                                        1998           1998           1998             1998             1999             1999
                                    -------------  -------------  -------------    -------------    -------------    -------------
                                                                (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $2,124  100.0% $2,605  100.0% $2,749  100.0%   $2,540  100.0%   $3,111  100.0%   $4,452  100.0%

Operating expenses:
  Project personnel costs.........   1,180   55.5   1,415   54.3   1,481   53.8     1,828   72.0     1,553   49.9     2,064   46.4%
  Sales and marketing.............       9    0.4       9     .3      16    0.6        16    0.6       114    3.7       716   16.1
  General and administrative......     782   36.8     978   37.5   1,541   56.0     1,463   57.6     1,690   54.3     3,942   88.5
                                    ------  -----  ------  -----  ------  -----    ------  -----    ------  -----    ------  -----
    Total operating expenses......   1,971   92.7   2,402   92.1   3,038  110.4     3,307  130.2     3,357  107.9     6,722  151.0
                                    ------  -----  ------  -----  ------  -----    ------  -----    ------  -----    ------  -----
Income (loss) from operations.....     153    7.3     203    7.9    (289) (10.4)     (767) (30.2)     (246)  (7.9)   (2,270) (51.0)
                                    ------  -----  ------  -----  ------  -----    ------  -----    ------  -----    ------  -----
Other income (expense)............       4    0.2      (2)  (0.1)    155    5.6       (32)  (1.3)       11    0.3       (13)   0.1
                                    ------  -----  ------  -----  ------  -----    ------  -----    ------  -----    ------  -----
Net income (loss).................    $157    7.5%   $201    7.8%  $(134)  (4.8)%   $(799) (31.5)%   $(235)  (7.6)%  $(2,283) (51.3)
                                    ------  -----  ------  -----  ------  -----    ------  -----    ------  -----    ------  -----
                                    ------  -----  ------  -----  ------  -----    ------  -----    ------  -----    ------  -----



    Throughout 1998, we derived most of our revenues through an alliance with one software vendor. We experienced a decrease in revenues in the quarter ended December 31, 1998 because the vendor changed its business practices with respect to third party service providers. In response, we modified our business strategy to add additional service offerings and hired additional senior management. Our revenues increased in the quarters ended March 31, 1999 and June 30, 1999 due to increased demand for Internet professional services combined with incremental revenues generated by Applica, WPL and Web Yes.


    Project personnel costs for the quarter ended December 31, 1998 increased in absolute dollars and as a percentage of revenues as we continued to hire professional services personnel while our revenues declined in that quarter. Other than in the quarter ended December 31, 1998, project personnel costs as a percentage of revenues remained relatively stable.


    Sales and marketing and general and administrative expenses increased both in absolute dollars and as a percentage of revenues in the quarter ended September 30, 1998 as a result of additional costs of outside professional services that we incurred to support our recruitment program. For the third and fourth quarters of 1998, our sales and marketing and general and administrative expenses remained relatively stable as a percentage of revenues. In the quarters ended March 31, 1999 and June 30, 1999 sales and marketing and general and administrative expenses increased primarily due to the hiring of dedicated sales and marketing employees during recent periods and incremental expenses associated with the operations of Applica, WPL and Web Yes.


    The operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through December 31, 1998, we funded our operations primarily through cash provided by operations and a line of credit. In 1999 we have funded our operations through the issuance of preferred stock and, to a lesser extent, through a line of credit and equipment leases.

    At year end, our cash balances were $84,000 in 1996, $879,000 in 1997, $17,000 in 1998. Our cash balance was $1.8 million at June 30, 1999. Our working capital was $786,000 in 1996, $1.1 million in 1997, $385,000 in 1998. It was
$(1.3) million at June 30, 1999.



    Our operating activities provided cash of $175,000 in 1996 and $1.2 million in 1997. They used cash of $278,000 in 1998 and $2.6 million in the first six months of 1999. The increase in cash used in 1998 primarily resulted from costs we incurred in connection with hiring a new management team and implementing a new business model. In addition, we experienced an increase in our receivables resulting from both increased days outstanding and the extended payment terms of fixed-fee contracts which we entered into on a limited basis. The continued increase in cash used for the six months ended June 30, 1999 resulted from costs associated with our preferred stock financings and our acquisitions, as well as continued recruiting and hiring costs. In addition, we experienced an increase in receivables primarily due to one large client and the continuation of fixed-fee contracts with extended payment terms. We also used proceeds from our Series A Preferred Stock financing to bring our accounts payable current.



    We used cash for capital expenditures of $19,000 in 1996, $133,000 in 1997, $502,000 in 1998 and $1.4 million in the first six months of 1999. These expenditures were primarily for computer equipment, telecommunications equipment and furniture and fixtures to support our growth. We expect our capital expenditures to continue to increase significantly, particularly as we expand our application hosting capabilities. In addition, in the first six months of 1999, we used $2.1 million in cash for acquired businesses.


    We have various equipment lease financing facilities. The terms of these equipment lease financings average two years. The annual interest rates on borrowings ranged from 5.4% or 15.7%.


    In January 1999, we issued 5,853,000 of Series A Preferred Stock for $8.3 million. We used the proceeds to purchase common stock from an existing stockholder and to fund operations. In July 1999, we issued 2,931,849 shares of Series B Preferred Stock for approximately $19.0 million. We intend to use the proceeds for working capital and other general corporate purposes.



    In May 1999, we borrowed $4,000,000 from Internet Capital Group and issued Internet Capital Group a promissory note for $4,000,000 bearing interest at the prime interest rate plus one percent. This promissory note converted into shares of the Company's Series B Preferred Stock in the Company's July 1999 Series B Preferred Stock Financing. See "Certain Transactions--Internet Capital Group" and "--Preferred Stock Issuances." We used the proceeds to help finance our acquisition of WPL and to fund operations.


    We believe that the proceeds of this offering and funds that are available under our line of credit will be sufficient to finance our capital requirements for at least the next 12 months. There can be no assurance, however, that our actual needs will not exceed expectations or that we will be able to fund our operations in the absence of other sources. There also can be no assurance that any additional required financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms acceptable to us.

MARKET RISK


    To date, we have not utilized derivative financial instruments or derivative commodity instruments. We do not expect to employ these or other strategies to hedge market risk in the foreseeable future. We invest our cash in money market funds, which are subject to minimal credit and market risk. We believe the market risks associated with these financial instruments are immaterial.

YEAR 2000 COMPLIANCE

    YEAR 2000 ISSUE. The year 2000 issue is a result of computer programs or systems which store or process date-related information using only the last two digits to refer to a year. These programs or systems may not be able to distinguish properly between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to create erroneous results or even to fail.

    OUR STATE OF READINESS. We have established a year 2000 readiness team to carry out a program for the assessment of our vulnerability to the year 2000 issue and remediation of identified problems. The team consists of senior information technology and business professionals and meets on a regular basis. An outside consultant is also working with the readiness team on a temporary basis to assist them in carrying out their tasks.


    The readiness team has developed a program with the following key phases to assess our state of year 2000 readiness:



    - Develop a complete inventory of our hardware and software, and assess whether that hardware and software is year 2000 ready;



    - Test our internal hardware and software which we believe have a significant impact on our daily operations to assess whether it is year 2000 ready;



    - Upgrade, remediate or replace any of our hardware or software that is not year 2000 ready; and


    - Develop a business continuity plan to address possible year 2000 consequences which we cannot control directly or which we have not been able to test or remediate; and

    We have completed a number of the tasks which our program requires, as follows:


    - We have completed the inventory of hardware and software at all of our locations and have determined that all of the inventoried hardware and software which we believe have a significant impact on our daily operations are year 2000 ready or can be made ready with minimal changes or replacements, based on our vendors' web site certifications statements and commercially available year 2000 testing products;


    - We have implemented internal policies to require that a senior information technology professional approves as year 2000 ready any hardware or software that we plan to purchase;


    - We have developed a list of all vendors which we deem to have a significant business relationship with us. Of the approximately 20 vendors we have identified, we have obtained web site certifications or made written inquiries for information or assurances with respect to the year 2000 readiness of products or services that we purchase from those vendors;



    - We have prepared test plans for date sensitive applications which we believe have a significant impact on our daily operations and have scheduled dates to perform this testing in the third quarter of 1999;



    - We have completed an internal review to determine the commitments we have made to our customers with respect to the year 2000 readiness of solutions which we have provided to those customers; and



    - We have formulated a business continuity plan that encompasses Breakaway's strategy for preparation, notification and recovery in the event of a failure due to the year 2000 issue. The plan includes procedures to minimize downtime and expedite resumption of business operations and other solutions for responding to internal failures in our internal information technology department as well as widespread external failures related to the year 2000 issue.

    We have specific tasks to complete with respect to our year 2000 program, including;



    - Evaluations of questionnaires regarding year 2000 readiness to our critical vendors as they are returned;



    - Testing of our internal hardware and software which we believe have a significant impact on our daily operations to confirm its year 2000 readiness; and


    - Implementation of any necessary changes, identified as a result of testing, to our internal software and hardware.

    COSTS. To date, we have not incurred material expenses in connection with our year 2000 readiness program. We may need to purchase replacement products, hire additional consultants or other third parties to assist us, although we do not currently expect that we will need to take such steps. We currently estimate that the cost of our year 2000 readiness program will be approximately $100,000. This amount includes internal labor costs, legal and outside consulting costs and additional hardware and software purchases. We expect that we will refine this estimate as we complete the final phase of our year 2000 readiness program.

    RISKS. If we fail to solve a year 2000 problem with respect to any of our systems, we could experience a significant interruption of our normal business operations. We believe that the most reasonably likely worst case scenarios related to the year 2000 issue for our business are as follows:

    - If a solution which we provided to a client causes damage or injury to that client because the solution was not year 2000 compliant, we could be liable to the client for breach of warranty. In a number of cases, our contracts with clients do not limit our liability for this type of breach;

    - If there is a significant and protracted interruption of telecommunication services to our main office, we would be unable to conduct business because of our reliance on telecommunication systems to support daily operations, such as internal communications through e-mail; and


    - If there is a significant and protracted interruption of electrical power or telecommunications services to our application hosting facilities, we would be unable to provide our application hosting services. This failure could significantly slow the growth of our application hosting business which is an important part of our strategic plan. We have sought to locate our application hosting facilities in leased space in co-location facilities which have back-up power systems and redundant telecommunications services.

                                    BUSINESS

OVERVIEW

    Breakaway is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Growing enterprise clients often face significant obstacles in capitalizing on this opportunity because of technological complexity, costs of implementation and support and scarcity of qualified professionals. We enable our growing enterprise clients to overcome these obstacles by combining high quality, cost effective Internet professional services with application hosting to deliver sophisticated e-business solutions that otherwise might be unavailable to them.

    There are five key elements of the Breakaway approach to delivering e-business solutions:

    - Our proprietary Breakthrough methodology enables us to develop rapid, cost-effective, high quality e-business solutions that we design to maximize the client's return on its technology investments and provide the client with a competitive advantage;

    - We concentrate development of our e-business solutions at centralized Breakaway Solution Centers where our highly skilled information technology professionals collaborate to develop solutions more rapidly and cost effectively than would be possible if they were geographically dispersed;

    - In order to maintain close contact with our clients, we deliver the solutions developed at our Breakaway Solution Centers through small groups of senior personnel at our regional offices located strategically throughout the United States;

    - We have a dedicated group of professionals, whom we call our Breakaway Knowledge Innovation Team, that captures and disseminates our intellectual capital throughout our organization and across client engagements; and

    - We offer global application hosting capabilities for both packaged and custom e-business solutions, allowing us to provide complementary, high quality hosting and application level support services as part of our full service offering.


    We employ over 170 professionals who provide strategy solutions, Internet solutions, eCRM solutions and application hosting services. We offer our services through seven regional offices located in Boston, Chicago, Dallas, New York, Orlando, Philadelphia and San Mateo. Our three Breakaway Solution Centers are located in Boston, Philadelphia and San Mateo. We provide e-business application hosting solutions through facilities in North America, Europe, Asia and Australia. Our clients include Commonwealth Financial Network, FoodService.com, Giga Information Group, Information Builders, iTurf, Kemper, Partners HealthCare System, Plan Sponsor Exchange, Portal Software, Sun Microsystems and VerticalNet.


INDUSTRY BACKGROUND

OVERVIEW

    Businesses today are using the Internet to create new revenue opportunities by enhancing their interactions with new and existing customers. Businesses are also using the Internet to increase efficiency in their operations through improved communications, both internally and with suppliers and other business partners. This emerging business use of the Internet encompasses both business-to-business and business-to-consumer communications and transactions.

    The projected growth of these markets over the next five years is dramatic, particularly in business-to-business e-commerce. Forrester Research, an independent research firm, projects that the market for business-to-business e-commerce will grow from $43 billion in 1998 to $1.3 trillion in 2003. In comparison, Forrester Research projects that the market for business-to-consumer e-commerce will grow from $8 billion to $108 billion over the same period. In order to capitalize fully on the new opportunities presented by the Internet, businesses demand Internet-based applications that process transactions and deliver information far more effectively than static Web pages.

CHALLENGES FOR GROWING ENTERPRISES

    The extensive reach of the Internet can enable growing enterprises to compete effectively with larger competitors. However, growing enterprises face significant challenges in their efforts to capitalize on the opportunities that the Internet offers, including:

    - The need to develop a comprehensive strategic understanding of how Internet technologies can help a growing enterprise create an e-business;

    - The need to implement and stay abreast of new and rapidly changing technologies, frequently without the benefit of a substantial internal information technology staff;

    - Significant integration and interoperability issues caused by the patchwork of legacy systems that businesses often implemented without a focused information technology strategy;

    - Greater budgetary constraints than large enterprises, making purchase price, total cost of ownership and technological obsolescence key issues; and

    - The need to maintain significant technological infrastructure and to support e-business applications 24 hours a day, seven days a week.


    We believe that the needs of growing enterprises will make them a significant factor in the overall market for Internet services. International Data Corporation, an independent research firm, defines Internet services as the consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites. International Data Corporation expects the worldwide market for these services, which includes both growing and all other enterprises, to grow at a five year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003.



    Large companies which provide services to assist businesses in using information technology, including the Internet, have primarily focused their service offerings on large enterprises, such as Fortune 500 companies, while largely ignoring growing enterprises and their unique needs. These traditional service providers generally operate by deploying large numbers of personnel to the client's site to conduct lengthy studies before proposing a solution. We believe that this approach does not yield effective solutions within the time and budgetary constraints of growing enterprises.


    Many boutique information technology service providers that direct their offerings to growing enterprises do not offer a comprehensive suite of services. They also frequently lack the financial resources and employees to take on full service projects or to provide follow-up support and training. Moreover, resource limitations often prevent small service providers from investing in internal training and research and development, which we believe are critical to the development of innovative solutions and for the cost-effective provision of services.

    Growing enterprises need to get to market very quickly and often lack internal information technology resources. Accordingly, they increasingly demand a single source provider of strategy, systems integration, hosting and support that is focused on their specific needs. We believe that neither traditional information technology service providers nor boutique providers currently meet this demand.

THE BREAKAWAY SOLUTION

    We have specifically tailored our service offerings for growing enterprises seeking rapid delivery of cost-effective, high value-added, comprehensive solutions for their e-business initiatives. Our services consist of strategy solutions, Internet solutions, eCRM solutions and application hosting. By offering a seamless integration of these services, we are a full service provider of e-business solutions for growing enterprises. We deliver our services using five innovative business processes:

    - BREAKAWAY BREAKTHROUGH METHODOLOGY. This methodology divides each client engagement into discrete phases. In the first phase, we work closely with the client to define measurable business objectives and develop a strategy to achieve these objectives. We then determine how the client can use information technology solutions to implement this strategy. Based on this determination, we define the scope of the solution and help the client to visualize the proposed solution by creating a prototype that incorporates the elements of the solution for the client's customers to see and use. In the next phase, we identify milestones for the project and establish how the client can best measure whether the project has met its objectives.
      After we define the scope of the project and identify milestones, we design, develop and implement the solution. We then assist the client in employee training and in assimilating the changes created by the solution. Finally, we maintain our client relationships by monitoring and reassessing their needs on an ongoing basis.

    - BREAKAWAY SOLUTION CENTERS. We develop our Internet solutions and eCRM solutions services at centralized facilities in Boston, Philadelphia and San Mateo. We call these sites Breakaway Solution Centers. We believe that by concentrating resources at a few sites where highly skilled and experienced information technology professionals work together, we greatly facilitate sharing of knowledge and implementation of best practices. We typically perform development work at our Solution Centers, which substantially reduces the costs and inefficiencies associated with travel to client sites. This approach also reduces the disruption of the client's business that frequently occurs when a large number of consultants are at the client's site.

    - BREAKAWAY REGIONAL DELIVERY. We deliver the solutions which we develop at our Breakaway Solution Centers through regional offices located strategically throughout the United States. We staff these offices with small groups of senior delivery personnel who establish close working relationships with clients in the region. Using this approach we are able to place senior professionals near our clients while still providing the client with the efficiencies of centralized solution development.

    - BREAKAWAY KNOWLEDGE INNOVATION TEAM. We have created a team, staffed with senior information technology professionals, that develops and deploys intellectual capital throughout Breakaway Solutions and across client engagements. The Knowledge Innovation team monitors all of our client projects on an ongoing basis to identify best practices and innovative solutions. This team collects and refines this knowledge, then disseminates it to our professionals through our proprietary intranet portal, employee training and ongoing communications. We believe that our Knowledge Innovation Team allows us to provide our clients with high quality services quickly and cost effectively.

    - BREAKAWAY INTEGRATED APPLICATION HOSTING. Unlike most providers of information technology consulting and systems integration services, we also offer application hosting services for e-business solutions. We believe that this capability allows us to help our clients implement and operate solutions more quickly and cost effectively than service providers who do not offer application hosting services.

    We believe our solutions provide our clients with a range of significant benefits, including:

    - BREAKAWAY SPEED. Time to market is a critical factor to the success of an e-business initiative. We believe that Breakaway's approach delivers solutions to clients significantly more rapidly than traditional approaches.

    - BREAKAWAY QUALITY. The solutions that we offer are critically important to our clients' businesses. We have designed our business processes to deliver to growing enterprises solutions that we believe are of equal or superior quality to solutions which could be obtained from traditional service providers.

    - BREAKAWAY VALUE. Because growing enterprises often have limited financial resources, we seek to deliver our services in as cost effective a manner as possible. The core focus of our Breakthrough methodology is the creation of measurable value for our clients. In certain cases we link a portion of our fees to our success in providing measurable value.

STRATEGY

    Our objective is to become the leading full service provider of business-to-business e-business solutions that enable growing enterprises to increase their revenues and market share. Our strategy for achieving this objective is as follows:

    FURTHER PENETRATE THE UNDERSERVED GROWING ENTERPRISE MARKET. The growing enterprise market for e-business solutions is already a large part of the overall market for these solutions and is expanding rapidly. We believe that the companies in the growing enterprise market have different requirements from larger enterprises, particularly because of their often limited internal information technology staffs and resources. We believe this market is underserved and is best addressed by a full service provider. We intend to continue to focus on the growing enterprise market as a full service provider of strategy solutions, Internet solutions, eCRM solutions and application hosting services.

    AGGRESSIVELY PROMOTE THE BREAKAWAY SOLUTIONS BRAND. Growing enterprises are a large, fragmented and geographically dispersed market. To leverage our direct selling efforts and reach this market effectively, we believe it is important to build awareness of the Breakaway Solutions brand. To promote our brand, we intend to expand our corporate marketing and advertising efforts, with the specific objective of targeting senior executives of growing enterprises. Our goal is to create national recognition of Breakaway Solutions as the leading full service provider of e-business solutions that address the specific needs of growing enterprises.

    ATTRACT, TRAIN AND RETAIN HIGH QUALITY INFORMATION TECHNOLOGY
PROFESSIONALS. We believe that attracting and retaining outstanding professionals is essential to our growth. We perform the majority of our development work in our Solution Centers, which greatly limits the travel required of our professionals. We believe that extensive travel is one of the primary causes of employee turnover in our industry. Through our Solution Centers and regional offices, our employees participate in a unique culture that is entrepreneurial and promotes enterprise-wide, collaborative knowledge sharing. We believe that the combination of our lower travel requirement and unique culture helps us to attract and retain highly skilled, experienced senior information technology professionals.

    EXPAND ALLIANCES. We have established a number of working alliances with independent software vendors and Internet technology providers. These relationships provide a range of benefits, including new sales leads, co-marketing and co-branding opportunities and preferred pricing discounts on software licenses. In addition, our alliances allow us to gain access to training, product support and technology developed by the companies with which we have alliances. These relationships also provide an accelerated path to developing expertise regarding hardware, software and applications. We plan to pursue alliances with both large market leading companies as well as emerging companies. In all cases, we will seek alliances which provide us with the opportunity both to use applications in our solutions and to host these applications.

    EXPAND CENTRALIZED DEVELOPMENT/REGIONAL DELIVERY MODEL. Our regional office strategy enables us to place senior service delivery personnel near our clients and to better address the particular demands of local markets with field sales and field marketing professionals. Senior delivery professionals in each regional office participate in the sales process for each client and play a significant role in the design, architecting and program management of the solution for that client. We believe that we improve our responsiveness and client satisfaction by providing a single point of contact throughout our relationship with the client. We intend to open additional regional offices in the Southeast, Midwest and Southwest United States in 2000. We also expect to add additional Solution Centers to support our growth. Our centralized Solution Center model, complemented by our regional office network, enables us to operate more effectively and efficiently than service providers with a less centralized approach.

    PROVIDE APPLICATION HOSTING THROUGH STRATEGICALLY LOCATED LEASED
FACILITIES. We lease space at third party facilities, known as co-location facilities, for the equipment which we use for our application hosting services. We currently lease space from multiple providers at ten co-location facilities worldwide. We believe that leasing space and related commodity services, such as uninterrupted power supplies and high speed telecommunications access, permits us to expand quickly into new markets while reducing the capital investment required for expansion. We intend to continue to pursue this approach because geographic distribution of our hosting facilities provides our clients with improved, lower cost telecommunications access as a result of the clients' proximity to the facility, reduces our network costs and increases reliability through increased diversity and redundancy.

BREAKAWAY SERVICES

    As a full service provider, we offer the following services:

    - Strategy solutions;

    - Internet solutions;

    - Customer relationship management solutions; and

    - Application hosting.

    We deliver these services using business processes that we have designed to provide rapid, high quality and cost-effective solutions. These business processes include our Breakthrough methodology, our Breakaway Solution Centers, our Breakaway Knowledge Innovation Team and our sophisticated Breakaway application hosting capabilities. We believe that we provide our clients with the greatest value when they use all of our services on an integrated basis. Clients that engage us initially only to provide consulting services frequently request that we develop and implement the solution which we have designed in our consulting engagement. We believe that we can provide our clients with particularly significant time and cost savings if we host an application that we have designed and developed for the client because of our knowledge of the client and the solution.

    The following table is a brief summary of the services which we offer in our four service categories.

DESCRIPTION OF GRAPHIC APPEARING IN TEXT

[DEPICTION OF AN ARROW DIVIDED INTO THREE PARTS. THE FIRST PART IS LABELED "THINK IT" AND IS CENTERED OVER THE HEADING BREAKAWAY STRATEGY SOLUTIONS. THIS LEADS INTO THE SECOND PART OF THE ARROW, WHICH IS LABELED "BUILD IT" AND IS EVENLY CENTERED OVER THE HEADINGS BREAKAWAY INTERNET SOLUTIONS AND BREAKAWAY ECRM SOLUTIONS. THE THIRD PART OF THE ARROW IS LABELED "OPERATE IT" AND IS CENTERED OVER THE HEADING BREAKAWAY APPLICATION HOSTING.]

BREAKAWAY STRATEGY SOLUTIONS     BREAKAWAY INTERNET SOLUTIONS      BREAKAWAY ECRM SOLUTIONS     BREAKAWAY APPLICATION HOSTING
------------------------------  ------------------------------  ------------------------------  ------------------------------

- e-business strategy           - Electronic commerce           - Sales force automation        - Packaged and custom
- Business and technology         transactions systems          - Marketing automation            application hosting
  alignment                     - Community aggregation         - Customer service              - Complex Web site management
- Chief Information Officer       applications                  - Customer self-service         - High availability hosting
  outsourcing                   - Interactive marketing         - Order management                facilities
- Application portfolio         - Content generation tools                                      - Application performance
  management                    - Site traffic analysis and                                       optimization and reporting
- Industry and competitive        reporting                                                     - Security services
  reviews                                                                                       - Application maintenance and
                                                                                                  support services 24 hours
                                                                                                  per day

BREAKAWAY STRATEGY SOLUTIONS

    We advise our customers on the use of e-business solutions to reach and support customers and markets. The goal of these solutions is typically the achievement of a quantifiable, sustainable competitive advantage within a short time frame. Our strategy services include analyzing the client's market, business processes and existing technology infrastructure, evaluating both packaged and custom alternative solutions and formulating recommendations for a solution or strategy. We provide a road map that our clients can implement immediately, as opposed to the type of high level advice that requires additional strategy planning prior to being implementable.

BREAKAWAY INTERNET SOLUTIONS

    We develop and implement e-business applications for high transaction volume revenue generation activities. We both develop custom applications and tailor packaged applications. We design our e-business applications to be flexible and easily scalable. Clients require flexibility so that they can easily integrate our solutions with their existing systems, upgrade solutions for technological changes and respond to developments in how business is conducted on the Internet. Scalability is critical to our clients because they often experience very significant increases in transaction volume within a short time period. In many cases, we base our development work on strategy and designs that we have developed for the client in a strategy planning engagement.

BREAKAWAY ECRM SOLUTIONS

    We implement and customize software applications that our clients use to identify, acquire and retain customers. Most of our eCRM solutions are based on packaged software applications. These packaged applications often provide a level of functionality that satisfies a significant portion of our clients' requirements. Thus, we can provide a complete solution with only minimal customization.

BREAKAWAY APPLICATION HOSTING

    We host a variety of custom and packaged applications, including customer relationship management applications, database applications, corporate Web sites and complex transaction intensive e-business applications. Our application hosting service enables clients to rent applications through payment of a monthly service fee instead of incurring a large one-time, initial investment. Our application hosting operations team provides active monitoring and application level support for Internet-based applications 24 hours a day, seven days a week. These support capabilities often reduce the client's need for a large information technology staff.

    To provide our application hosting services, we operate a high availability global service delivery infrastructure with multiple hosting centers in key geographic locations. Our service delivery infrastructure is designed to provide our clients with a fast response time, reliability, scalability and security.

CLIENTS

    We focus our marketing and sales activity on growing enterprises. These businesses generally fit within two broad categories:

    - Companies or divisions of larger companies that have sales of up to $1 billion per year; and

    - New and emerging Internet-based businesses.

The functionality of many of our solutions is applicable across a variety of industries. Accordingly, we provide our services to a number of types of businesses. Our clients' industries include high technology, financial services, health care and telecommunications.

    A representative list of our clients includes:

Advent Software
Citizens Financial Group
Commonwealth Financial Network
Enterprise Risk Solutions
Fidelity & Guaranty Life Insurance
FoodService.com
Giga Information Group
Information Builders
iTurf
Kemper

Open Systems Solutions
Partners HealthCare System
Plan Sponsor Exchange
Portal Software
Primavera
SEI Investments
Summit Partners
Sun Microsystems
VerticalNet
Zymark


    During 1998, we had one client, Partners HealthCare, which accounted for 10% or more of our revenues. Our revenues from Partners HealthCare in 1998 represented approximately 27% of total revenues in that period. During the first six months of 1999, we had two clients which accounted for 10% or more of our revenues: Partners HealthCare, which represented approximately 29% of our revenues in that period, and Giga Information Group, which represented approximately 12% of our revenues in that period.


    We offer our strategy solutions, Internet solutions and eCRM solutions services on either a time and materials basis or a fixed price basis. We have initiated a program to make a percentage of our fee contingent on the client achieving agreed upon performance objectives. We call this program Breakaway Value Assurance. We are offering this option only in situations in which we and the client have agreed on a clear set of measurable values and we have provided a sufficiently broad range of services to influence the project's success. We believe that our willingness to tie our compensation to performance objectives is an important sales tool because it demonstrates our commitment to provide services that have measurable value to our clients.

    We provide our application hosting services for an initial set-up fee plus a monthly service fee. The monthly service fee is subject to maintaining stated service levels. Our hosting fees vary depending upon the scope of the client's requirements.

REPRESENTATIVE CLIENT ENGAGEMENTS

    The following examples are representative of our client engagements.

    PARTNERS HEALTHCARE SYSTEM, INC. Partners HealthCare is an integrated health care delivery network, including two founding members, The Massachusetts General Hospital and Brigham and Women's Hospital. In 1999, Partners HealthCare expects to receive a total of approximately $400 million in sponsored research awards. In addition, Dana Farber/Partners CancerCare, a collaboration between the Dana Farber Cancer Institute and the institutions comprising Partners HealthCare, needed to integrate research management information to provide investigators and management comprehensive access to information and to streamline operations.

    Partners HealthCare engaged us to design a solution to meet these objectives without substantially increasing its administrative staff. Our Internet strategy solutions group began this project by working with Partners HealthCare to understand the details and complexities of the problem. Based on the work of that group, we developed a solution at one of our Solution Centers that integrated into a single database all aspects of all Partners HealthCare's research projects from 17 databases in multiple locations. The solution deploys the database and its user interface across an intranet, which permits approximately 2,000 researchers and administrators easy, rapid and standardized access. This solution achieved the following client goals:

    - It decreases the average time for internal approval of research protocols which, according to Partners HealthCare, has shortened from 90 to 14 days;

    - It permits researchers to spend more time performing research and less time handling administrative issues and responding to information requests; and

    - It makes research administration faster and easier.

    VERTICALNET, INC. VerticalNet is a leading creator and operator of Web sites known as vertical trade communities. These tightly focused sites attract buyers and sellers from around the world by providing editorial content, forums for the exchange of ideas and the ability to conduct business transactions to similarly interested professionals. VerticalNet also offers Web site design, management and hosting services for businesses and trade organizations. VerticalNet retained us to assist it in developing a number of different solutions to realize revenues from business transactions on its Web sites, increase sales leads, enhance customer services and improve internal work flow.

    We began this assignment by having our Internet solutions group design a sales lead generation system that enables VerticalNet to monitor inquiries about businesses requesting information from VerticalNet or its advertisers. We then developed and implemented a virtual store at one of our Solution Centers to enable VerticalNet to convey its ability to engage in electronic commerce. The store displays saleable items to VerticalNet's more than 40 trading communities based on the particular affiliation of the customer. We designed, developed and implemented this solution within eight weeks after VerticalNet retained us.


    Our eCRM Solutions group also designed, developed and implemented other additional significant solutions, including:


    - A set of tools which permit both advertisers and VerticalNet's internal sales force to access and use the data stored in the sales lead generation system; and

    - A comprehensive internal system for the management of customer calls, advertising inventory, personnel scheduling and administrative oversight functions.

    We continue to work closely with VerticalNet to expand and refine these applications.

    PLAN SPONSOR EXCHANGE, INC. Plan Sponsor Exchange wanted to create a Web site, to be called PlanSponsorExchange.com, that would facilitate communications and transactions between money managers, consultants and their pension fund clients. The company engaged us for assistance in developing a strategic technical plan to deploy the concept on the Internet.

    We began this project by having our strategy solutions professionals work with the founder to create an information technology strategy, development plan and budget. We then began production of an Internet prototype at one of our Solution Centers. The engagement proceeded as follows:

    - 14 days after our initial meeting with the client, we had developed a functioning Internet prototype;

    - 90 days after our initial meeting, we delivered a functioning beta Internet test site on time and on budget; and

    - 135 days after our initial meeting, the client had fully deployed its PlanSponsorExchange.com site.

    Because of its desire to focus on its core business, time to market considerations and cost considerations, Plan Sponsor Exchange also contracted with us to provide application hosting services. We believe that our full service provider and rapid deployment capabilities played a key role in enabling Plan Sponsor Exchange to realize the first-to-market advantage critical to success as institutional investment managers increase their use of the Internet.

PROFESSIONAL ENVIRONMENT

    Our success depends in substantial part upon our ability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our sophisticated services. We believe that the combination of professional support, intellectual challenge, reduced travel, corporate culture and compensation we offer will continue to be attractive to these information technology professionals.

    RECRUITING. Our recruitment department conducts its own direct recruiting efforts and coordinates informal and search firm referrals. We believe that our business model, which results in decreased travel, more interesting work, greater opportunities for professional development and a dynamic corporate culture, enhances our ability to attract top professionals.

    PROFESSIONAL DEVELOPMENT. We believe that providing our professionals with a wide variety of challenging projects and the opportunity to demonstrate ability and achieve professional advancement are keys to their retention. We create a professional development plan for each of our information technology professionals that identifies the individual's training and education objectives. We encourage all of our strategy and systems integration professionals to rotate through our strategy services, eCRM solutions, Internet solutions and Knowledge Innovation Team groups in order to achieve exposure to the breadth of our service offerings. This policy creates a high level of intellectual challenge for our professionals and provides them with the opportunity to display their capabilities across a range of disciplines. In addition, our clients benefit from the resulting broad service experience of our professionals. We also believe that the working relationships which develop in our Solution Centers foster valuable formal and informal mentoring and knowledge sharing.

    CULTURE. Our culture is critically important to hiring and retaining information technology professionals. Our culture reflects the entrepreneurial spirit that pervades the Internet industry. Our compensation plan ties a significant portion of compensation to the achievement of both individual performance goals, team goals and company financial performance goals. We grant stock options to all of our employees upon hiring and when we promote them.

MARKETING AND SALES

    MARKETING. Our marketing goal is to generate sales opportunities by increasing the awareness among growing enterprises of the Breakaway Solutions value proposition and the Breakaway Solutions brand. As one of our core initiatives in 1999, we plan to expand our corporate marketing and advertising campaign. Our direct marketing activities include direct mail, targeted e-mail and seminars for senior executives of growing enterprises and other persons who make decisions about information technology investments. In addition, to heighten our public profile, we seek opportunities for our professionals to publish articles and give speeches in their areas of expertise.

    SALES. Our direct sales professionals employ a consultative sales approach, working with the prospective client's senior executives to identify the client's service requirements. The service delivery professionals who are located with our sales professionals in our regional offices also participate in the sales process. Once the client has engaged Breakaway Solutions, our sales professionals maintain their relationships with the client by working collaboratively with our service professionals who are assigned to the client.

    ALLIANCES. As part of our sales and marketing effort, we have established working relationships with a number of companies, including Applix, Broadvision, Cisco Systems, Clarify, Customer Analytics, Firstwave, Market Touch, Onyx, Rubric, Sun Microsystems and Veritas. These alliances generally entail sharing sales leads, making joint presentations, negotiating discounts on license fees or other charges and conducting similar activities. We believe we have been successful in establishing alliances with a strong group of companies who are either industry leaders or well-regarded new entrants.

COMPETITION

    Our service offerings consist of strategy consulting, systems integration and application hosting. We face a high level of competition in all of these service offerings. Our competitors include consulting companies, Internet professional services firms, systems integration firms, application hosting firms and web hosting firms. Barriers to entry in the strategy consulting and systems integration markets are low. Therefore, we expect additional competitors to enter these markets.

    STRATEGY CONSULTING. We believe that the principal competitive factors in the strategy consulting market are quality of services, technical and strategic expertise and ability to provide services in a timely and cost-effective manner. We believe that we compete successfully as to all of these competitive factors because of the strong experience and expertise of our professionals and our focus on Internet solutions. We also believe that our ability to provide consulting services in combination with systems integration and hosting provides us with a competitive advantage.

    SYSTEMS INTEGRATION. In the systems integration market, we believe that the principal competitive factors are the ability to implement high quality solutions rapidly and cost-effectively in terms of both implementation and ongoing costs. Through the use of our Breakthrough methodology, Solution Centers and the Knowledge Innovation Team, we believe that we are able to provide high quality systems integration of e-business solutions on a rapid, cost-effective basis. We believe our ability to offer application hosting to systems integration clients also is a distinct competitive advantage.

    APPLICATION HOSTING. We believe that the principal competitive factors in the application hosting market are quality and reliability of service and cost. We believe that we compete effectively as to all of these factors because of:

    - The high level of expertise of our application hosting service professionals;

    - The quality, security and reliability of our application hosting infrastructure;

    - Our relationships with application vendors which allow our clients to have access to packaged applications on a cost-effective basis; and

    - Our ability to host both complex custom applications and packaged applications; and

    - Our ability to provide application hosting in combination with our sophisticated strategy consulting and systems integration services.

INTELLECTUAL PROPERTY


    We have developed proprietary methodologies, tools, processes and software in connection with delivering our services. We rely on a combination of trade secret, copyright and trademark laws to protect our proprietary rights. In particular, we require each of our employees to sign an invention and non-disclosure agreement which provides that they must maintain the confidentiality of our intellectual property and that any intellectual property which they develop while employed by us is the property of Breakaway Solutions.


    We are also in the process of registering the trademark "Breakaway Solutions" with the United States Patent and Trademark Office. We intend to make such other state and federal filings as we believe are appropriate to protect our intellectual property rights.

EMPLOYEES

    As of June 30, 1999, we had a total of 210 employees, including 163 in consulting, systems integration and application hosting, 13 in sales and marketing and 34 in finance, administration and support. Our continued success depends on our ability to recruit, train and retain highly qualified technical, sales and managerial professionals. The competition for these professionals is intense. None of our employees is represented by a labor union, and we consider our employee relations to be good.

FACILITIES


    The Breakaway Solutions principal executive offices are located in Boston, Massachusetts. We perform professional services at this location and at six other offices in the United States. These facilities contain approximately 40,000 square feet in the aggregate. In addition, we support and host e-business solutions through facilities at five locations in the United States and five locations abroad. We lease all of these facilities. The leases are either from month to month or have remaining terms through November 2002.


    Due to our growth, we are examining alternatives for increasing our space in Boston. We believe that we will be able to locate facilities to meet this need. Outside of Boston, we believe that our facilities meet our current needs in the regions where we have offices.

LEGAL PROCEEDINGS

    From time to time we are involved in litigation that arises in the normal course of business operations. As of the date of this prospectus, we believe that the litigation to which we are party will not have a material adverse effect on our business or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors, and their respective ages and positions as of June 30, 1999, are as follows:


NAME                                    AGE                                    POSITION
-----------------------------------     ---     ----------------------------------------------------------------------

Gordon Brooks......................         41  President, Chief Executive Officer and Director

Kevin Comerford....................         35  Vice President, Administration, Chief Financial Officer, Treasurer and
                                                Secretary

Babak Farzami......................         31  Vice President, Corporate Development

Christopher Harding................         34  Vice President, Field Operations

Dev Ittycheria.....................         32  Vice President, Application Hosting Services

William Loftus.....................         35  Vice President, Internet Solutions

Wayne B. Saunders..................         53  Vice President, eCRM Solutions

Janet S. Tremlett..................         43  Vice President, Strategy Solutions

Christopher H. Greendale...........         47  Chairman of the Board of Directors

Walter W. Buckley, III.............         39  Director

Frank Selldorff....................         37  Director


    GORDON BROOKS has served as our President and Chief Executive Officer since October 1998 and as a member of our Board of Directors since January 1999. From June 1991 to September 1998, Mr. Brooks served as Senior Vice President, Sales, Field Marketing and Operations of Cambridge Technology Partners (Massachusetts), Inc., an international management consulting and systems integration company.

    KEVIN COMERFORD has served as our Vice President, Administration, Chief Financial Officer, Treasurer and Secretary since June 1998. From April 1998 through May 1998, Mr. Comerford was engaged as an independent management consultant. In March 1993, Mr. Comerford co-founded Boston Sales Automation, Inc., an enterprise resource planning systems integrator where he served in various capacities through March 1998. Mr. Comerford is a Certified Public Accountant.

    BABAK FARZAMI has served as our Vice President, Corporate Development since our acquisition of Applica in March 1999. From December 1998 through March 1999, Mr. Farzami served as Chairman of the Board of Directors of Applica. Mr. Farzami served as Director of Technology, Data Communications of AT&T Local Services, a telecommunications enterprise, from July 1998 through November 1998. From 1993 to June 1998, Mr. Farzami served in various capacities at Teleport Communications Group, a telecommunications services provider, most recently as Director of Technology, Data Services.

    CHRISTOPHER HARDING has served as our Vice President, Field Operations since March 1999. From 1992 to February 1999, Mr. Harding served in various capacities at Cambridge Technology Partners, most recently as Vice President of Sales and Field Marketing.

    DEV ITTYCHERIA has served as our Vice President, Application Hosting Services since our acquisition of Applica in March 1999. From December 1998 through March 1999, Mr. Ittycheria served as President and Chief Executive Officer of Applica. From July 1998 through November 1998 and from

1989 through July 1995, Mr. Ittycheria served in various capacities at AT&T Corp., most recently as Product Director, AT&T Data Services. From August 1995 through June 1998, Mr. Ittycheria served in various capacities, most recently as Director, Marketing, TCG CERFnet, at Teleport Communications Group.

    WILLIAM LOFTUS has served as our Vice President, Internet Solutions since our acquisition of WPL in May 1999. From 1990 through April 1999, Mr. Loftus served as President and Chief Executive Officer of WPL.

    WAYNE B. SAUNDERS has served as our Vice President, eCRM Solutions since March 1999. From June 1997 through February 1999, Mr. Saunders served as Vice President, the Bentley Group of Technology Solutions Company, a consulting and systems integration company. Mr. Saunders served as Vice President, Central Region of the Bentley Company, a consulting and systems integration company, from 1993 through May 1997.

    JANET S. TREMLETT has served as our Vice President, Strategy Solutions since January 1999. From July 1997 through December 1998, Ms. Tremlett served as President at KSJ Technovations, a strategy consulting firm which she founded. From August 1996 through June 1997, Ms. Tremlett served as Director, Consulting Services, at The Net Collaborative, Inc., a technology consulting firm, and from 1992 through July 1996, Ms. Tremlett served in various capacities, most recently as Vice President, Electronic Commerce, at Work/Family Directions, Inc., a consulting firm specializing in the work-life field.

    CHRISTOPHER H. GREENDALE has served as Chairman of our Board of Directors since January 1999. Also since January 1999, Mr. Greendale has served as a Managing Director of Internet Capital Group, Inc., a business-to-business e-commerce company and our affiliate. From January 1998 to December 1998, Mr. Greendale was engaged as an independent management consultant. In 1991, Mr. Greendale co-founded Cambridge Technology Partners, where he served in various capacities from 1991 through December 1997, most recently as Executive Vice President, Marketing.

    WALTER W. BUCKLEY, III, has served as one of our directors since January 1999. Mr. Buckley is a co-founder, and has served as President and Chief Executive Officer and a director, of Internet Capital Group, since March 1996. From 1991 to February 1996, Mr. Buckley served as Vice President of Acquisitions of Safeguard Scientifics, Inc., a developer and operator of emerging growth information technology companies. Mr. Buckley serves as a director of VerticalNet, Inc. and Who? Vision Systems, Inc.

    FRANK SELLDORFF, one of our directors, founded The Counsell Group, now Breakaway Solutions, in 1992 and served as Chairman of our Board of Directors and our Chief Executive Officer from 1992 through October 1998. From November 1998 through March 1999, Mr. Selldorff served as our Executive Vice President, Strategic Development, and from November 1998 through June 1999 he served as our Co-Chairman of the Board of Directors. Mr. Selldorff is currently co-founder and managing partner of Reach Venture Partners, LLP, a venture fund focused on seed-stage, business-to-business Internet enterprises.

EXECUTIVE OFFICERS

    Each officer serves at the discretion of our Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

ELECTION OF DIRECTORS

    Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Greendale and Brooks will serve in the class whose term expires in 2000, Mr. Selldorff will serve in the class whose term expires in 2001 and Mr. Buckley will serve in the class whose term expires in 2002. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

COMPENSATION OF DIRECTORS

    We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any meetings of its committees. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time under our stock incentive plans. We have granted the following options to Christopher H. Greendale under our 1998 Stock Plan:


    - An option to purchase 84,000 shares of common stock at an exercise price (as adjusted for subsequent stock splits) of $0.68 on July 1, 1998 which vested in full on January 1, 1999; and



    - An option to purchase 554,400 shares of common stock at an exercise price of $1.78 on February 18, 1999, all of which shares will vest on the closing of this offering.


EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 to our:

    - President and Chief Executive Officer;

    - Former President and Chief Executive Officer; and

    - One former executive officer who received total compensation in excess of $100,000 but was not serving as an executive officer on December 31, 1998.

We refer to all of these officers collectively as our Named Executive Officers. No other executive officer of Breakaway earned an aggregate of salary and bonus in excess of $100,000 for the year ended December 31, 1998.

    In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.


                                                                                   LONG-TERM COMPENSATION AWARDS
                                                             ANNUAL COMPENSATION   ------------------------------
                                                            ---------------------      SHARES OF COMMON STOCK
NAME AND PRINCIPAL POSITION                                   SALARY      BONUS          UNDERLYING OPTIONS
----------------------------------------------------------  ----------  ---------  ------------------------------

Gordon Brooks(1)..........................................  $   21,795  $     125              2,446,800
  President and Chief Executive Officer

Frank Selldorff...........................................  $  172,375  $  25,294              1,200,000
  Former President and Chief Executive Officer

Patricia Purcell(2).......................................  $  108,769  $   5,550                     --
  Former Vice President, Marketing and Sales


------------------------


(1) Mr. Brooks joined Breakaway as its President and Chief Executive Officer in October 1998.



(2) Ms. Purcell served Breakaway as its Vice President, Marketing and Sales from March 1998 to November 1998.


OPTION GRANTS IN LAST FISCAL YEAR

    On June 30, 1998, we adopted our 1998 Stock Plan and began granting options to purchase our common stock under this plan. See "Benefit Plans--1998 Stock Plan." The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1998. The per share exercise price of all options granted to our Named Executive Officers represents the fair market value of our common stock on the grant date.

    Amounts described in the following table under the heading "Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term" represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted at their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised. No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately.


                                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                                   AT ASSUMED ANNUAL RATES
                                                         PERCENT OF                                     OF STOCK PRICE
                                        NUMBER OF       TOTAL OPTIONS                                    APPRECIATION
                                    SHARES OF COMMON     GRANTED TO      EXERCISE                      FOR OPTION TERM
                                    STOCK UNDERLYING    EMPLOYEES IN       PRICE     EXPIRATION   --------------------------
NAME                                 OPTIONS GRANTED     FISCAL YEAR     PER SHARE      DATE           5%           10%
----------------------------------  -----------------  ---------------  -----------  -----------  ------------  ------------

Gordon Brooks.....................       2,446,800(1)          50.0%     $    1.78     12/23/08   $  2,739,027  $  6,941,233

Frank Selldorff...................       1,200,000             24.5%          0.68       7/1/08        513,178     1,300,494

Patricia Purcell..................              --               --             --           --             --            --


------------------------


(1) The options to purchase an aggregate of 2,446,800 shares of common stock which we granted to Mr. Brooks are either vested or will vest on the closing of this offering.

                         FISCAL YEAR-END OPTION VALUES


    The following table sets forth information concerning option holdings through December 31, 1998 by each of the Named Executive Officers. Amounts described in the following table under the heading "Value of In-the-Money Options at Year End" are based upon the fair market value of the common stock as of December 31, 1998, which was $1.78, as determined by the Board of Directors.



                                                  NUMBER OF SHARES OF
                                                     COMMON STOCK             VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                  OPTIONS AT YEAR END          OPTIONS AT YEAR END
                                               -------------------------  -----------------------------
NAME                                           EXERCISABLE UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
---------------------------------------------  ----------  -------------  ------------  ---------------

Gordon Brooks................................   611,700       1,835,100   $          0     $       0

Frank Selldorff..............................  1,200,000              0      1,320,000             0

Patricia Purcell.............................      --                --             --            --


BENEFIT PLANS


    1998 STOCK PLAN. Our 1998 stock plan was adopted by our Board of Directors and approved by our stockholders in June 1998. As amended, the 1998 plan authorizes the issuance of up to 8,120,268 shares of our common stock pursuant to stock options and other awards. As of June 30, 1999, options to purchase an aggregate of 7,157,497 shares of our common stock at a weighted average exercise price of $1.79 per share were outstanding under the 1998 plan. Upon the closing of this offering, no additional grants of stock options or other awards will be made under the 1998 plan.



    1999 STOCK INCENTIVE PLAN. Our 1999 Stock Incentive Plan was adopted by our Board of Directors and approved by our stockholders in July 1999. The 1999 plan is intended to replace our 1998 plan. Up to 4,800,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1999 plan.


    The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.


    Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 640,000 shares in any calendar year.


    Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Breakaway. The 1999 plan permits our Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    As of June 30, 1999, approximately 215 persons would have been eligible to receive awards under the 1999 plan, including eight executive officers and three non-employee directors. The granting of awards under the 1999 plan is discretionary.

    Our Board of Directors administers the 1999 plan. Our Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more of our executive officers. Subject to any applicable limitations contained in the 1999 plan, our Board of Directors or a committee of the Board of Directors or executive officer to whom our Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines:

    - The number of shares of common stock covered by options and the dates upon which such options become exercisable;

    - The exercise price of options;

    - The duration of options; and

    - The number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger, liquidation or other acquisition event, our Board of Directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror. If the acquiror refuses to assume or substitute for outstanding options, they will accelerate, becoming fully exercisable and free of restrictions, prior to consummation of the acquisition event. In addition, following an acquisition event, under some circumstances, an assumed or substituted award will accelerate if the employment of its holder with the acquiror is terminated within one year of the acquisition event.

    No award may be granted under the 1999 plan after July 19, 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our Board of Directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our Board of Directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.


    1999 EMPLOYEE STOCK PURCHASE PLAN. Our 1999 Employee Stock Purchase Plan was adopted by our Board of Directors and approved by our stockholders in July 1999. The purchase plan authorizes the issuance of up to a total of 400,000 shares of our common stock to participating employees.


    The following employees, including our directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

    - Employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

    - Employees employed for at least three months prior to enrolling in the purchase plan.

Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of June 30, 1999, approximately 92 of our employees would have been eligible to participate in the purchase plan.

    On the first day of a designated payroll deduction period (the "Offering Period"), we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize between 1% to 10% of his or her base pay to be deducted by us from his or her base pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the per share closing price of our common stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase under the purchase plan in any year a number of shares which exceeds the number of shares determined by dividing $25,000 by the average market price of a share of common stock on the commencement date of the Offering Period.

    The first Offering Period under the purchase plan will commence on the date on which trading of our common stock commences on the Nasdaq National Market, and will terminate six months later. The Board of Directors will choose the timing and length of subsequent Offering Periods.

    An employee who is not a participant on the last day of the Offering Period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason.

EMPLOYMENT AGREEMENTS


    On November 13, 1998 we entered into an employment agreement with Mr. Brooks. Under the terms of this agreement, Mr. Brooks' employment will continue until November 30, 2000 unless Mr. Brooks resigns or we terminate his employment. Mr. Brooks receives a base salary of $20,833 per month and is eligible to receive an annual performance bonus of up to $100,000. If Mr. Brooks' employment is terminated by us without cause, he will continue to receive his base salary for a period of either six months, if the termination is prior to the first anniversary of his employment by Breakaway, or twelve months, if the termination is after the first anniversary of his employment by Breakaway. In addition, we granted Mr. Brooks stock options to purchase 2,446,800 shares of our common stock at a per share exercise price of $1.78.



    On April 28, 1999, pursuant to the terms of a separation agreement of the same date, Mr. Selldorff resigned as Executive Vice President, Strategic Development of Breakaway, in which capacity he coordinated our acquisition strategy and planned corporate development initiatives. Under the terms of this agreement, Mr. Selldorff agreed to continue to serve as a director of Breakaway and agreed to waive his right under his December 11, 1998 employment agreement to receive severance payments equal to one year's salary. In connection with Mr. Selldorff's resignation, his employment agreement terminated. Prior to his resignation, we granted Mr. Selldorff stock options to purchase 1,200,000 shares of our common stock at a per share exercise price of $0.68.



    On February 11, 1999 we entered into a one year employment agreement with Ms. Tremlett. This agreement will automatically renew itself for successive one year periods unless Ms. Tremlett resigns or we terminate her employment. Under the terms of this agreement, Ms. Tremlett receives a base salary of $14,833 per month and is eligible to receive a performance bonus of up to 30% of her annual salary, subject to meeting specified performance targets. If Ms. Tremlett is terminated by us without cause, she will continue to receive her salary for an additional seven and one-half months. Pursuant to her employment agreement we granted to Ms. Tremlett stock options to purchase 72,000 shares of our common stock at a per share exercise price of $1.78.



    On February 17, 1999 we entered into an employment agreement with Mr. Harding. Under the terms of this agreement, Mr. Harding's employment shall continue until March 2001, and the agreement will renew itself for a two year term expiring March 2003 unless Mr. Harding resigns or we terminate his employment. Mr. Harding received a bonus of $50,000 upon commencing his employment and receives a base salary of $18,333 per month. In addition, he is eligible to receive a target bonus equal to 30% of his base salary based on Breakaway's profitability. Pursuant to his employment agreement we granted to Mr. Harding stock options to purchase 606,250 shares of our common stock, at a per share exercise price of $1.78. If Mr. Harding is terminated by us without cause or if Mr. Harding terminates his employment for good reason, he will be entitled to receive payments in an amount up to one year's salary. Also, upon the occurrence of:


    - A public offering of our common stock;

    - A sale of all or substantially all of our assets or shares of our capital stock;

    - A merger or consolidation; or

    - A liquidation or dissolution of Breakaway,


any unvested options to purchase our common stock held by Mr. Harding will vest in full.



    On March 2, 1999 we entered into an employment agreement with Mr. Saunders. Under the terms of this employment agreement, Mr. Saunders receives a base salary of $17,500 per month and is eligible for a performance bonus of up to 30% of his annual salary. Pursuant to his employment agreement, we granted to Mr. Saunders stock options to purchase 176,000 shares of our common stock at a per share exercise price of $1.96. If within twelve months after the occurrence of a change of control of Breakaway Mr. Sanders is terminated or his duties are materially reduced, his stock options will vest in full.



    On March 25, 1999 we entered into an employment agreement with Mr. Farzami. Under the terms of this agreement, Mr. Farzami will receive a base salary of $15,833 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. In addition, we granted to Mr. Farzami stock options to purchase 338,408 shares of our common stock at a per share exercise price of $1.96. If Mr. Farzami's employment is terminated by us without cause, he will be entitled to:


    - Payments equal to six months of his base salary;

    - Payments equal to his most recent cash bonus; and

    - Acceleration of vesting with respect to shares of our common stock and options to purchase our common stock held by Mr. Farzami at the time of his termination as if his employment with us had continued uninterrupted for an additional 12 months.


    On March 25, 1999 we entered into an employment agreement with Mr. Ittycheria. Under the terms of this agreement, Mr. Ittycheria receives a base salary of $15,833 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. In addition, we granted to Mr. Ittycheria stock options to purchase 253,806 shares of our common stock at a per share exercise price of $1.96. If Mr. Ittycheria's employment is terminated by us without cause, he will be entitled to:


    - Payments equal to six months of his base salary;

    - A payment equal to his most recent cash bonus; and

    - Acceleration of vesting with respect to shares of our common stock and options to purchase our common stock held by Mr. Ittycheria at the time of his termination as if his employment with us had continued uninterrupted for an additional twelve months.


    On May 14, 1999, we entered into an employment agreement with Mr. Loftus. Under the terms of this agreement, Mr. Loftus receives a base salary of $16,667 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. Upon the occurrence of a change of control of Breakaway, any options granted to Mr. Loftus to purchase our common stock will automatically vest in full. If Mr. Loftus' employment is terminated by us without cause or if his compensation and benefits are materially reduced, he will be entitled to:

    - Payments equal to nine months of his base salary;

    - Payments equal to the pro rated amount of his quarterly profit sharing payment; and

    - Acceleration of vesting of options to purchase our common stock held by Mr. Loftus at the time of his termination as if his employment with us had continued uninterrupted for an additional 12 months.


    On May 29, 1998 we entered into an employment agreement with Mr. Comerford. Under the terms of this agreement, Mr. Comerford receives a monthly salary of $10,416 and is eligible to receive a bonus of up to 20% of his base salary. In addition, we granted to Mr. Comerford the following options to purchase our common stock:



    - 72,000 shares at a per share exercise price of $0.68; and



    - 36,000 shares at a per share exercise price of $1.01.



    On November 13, 1998 we accepted the resignation of Ms. Purcell, our former Vice President of Sales and Marketing, in which capacity she directed all of our sales and marketing programs and strategies . Under the terms of a letter agreement with Ms. Purcell, she received salary continuation payments for a period of ten weeks after her resignation. In addition, the agreement provides that, for a period of ten months, Ms. Purcell will provide assistance to us with respect to matters within her knowledge while she was employed by us.


    401(K) PLAN. In September 1995, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our Board of Directors. For 1999, the Board has determined that Breakaway will contribute up to 25% of our employee's initial 6% of eligible contributions. Prior to 1999, Breakaway did not match or contribute to employee's 401(k) plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Breakaway does not have a compensation committee of its Board of Directors. During 1998, our entire Board of Directors, including our present and former Chief Executive Officers, who are also directors, determined the compensation of our executive officers.

                              CERTAIN TRANSACTIONS

INTERNET CAPITAL GROUP


    Internet Capital Group currently beneficially owns 50.1% of our common stock, assuming the conversion of all shares of our preferred stock to common stock. After this offering, Internet Capital Group will beneficially own 41.2% of our common stock. Our Chairman of the Board of Directors, Christopher H. Greendale, serves as a Managing Director of Operations of Internet Capital Group and our director, Walter W. Buckley, is a co-founder and serves as President, Chief Executive Officer and a director of Internet Capital Group. Internet Capital Group held approximately 13.5% of the outstanding capital stock of Applica, immediately prior to our acquisition of Applica and received 96,969 shares of Breakaway common stock in exchange for its Applica stock. See "Acquisitions-- Applica Corporation."



    On May 13, 1999, we borrowed $4,000,000 from Internet Capital Group and issued Internet Capital Group a promissory note for $4,000,000 bearing interest at the prime interest rate plus one percent. This promissory note was convertible, at Internet Capital Group's option, into convertible preferred stock of Breakaway issued in Breakaway's next round of equity financing of greater than $8,000,000. Internet Capital Group converted this note in our Series B Preferred Stock financing. See "Preferred Stock Issuances--Series B Preferred Stock." In connection with this transaction, we issued Internet Capital Group a warrant to purchase up to 73,872 shares of our common stock at a per share exercise price of $8.13, as adjusted from time to time. The warrant expires on September 30, 2006. The shares issuable upon exercise of this warrant are subject to antidilution protection, including for issuances of Breakaway securities at a per share price below the warrant's exercise price. Shares issued on exercise of the warrant have the benefit of the registration rights agreement between Breakaway, ICG and other investors. See "Preferred Stock Issuances--Series A Preferred Stock" and "--Series B Preferred Stock."



    We provide our services to Internet Capital Group and some of its affiliated entities. During the first six months of 1999, our total revenues derived from engagements with Internet Capital Group and its affiliates were approximately $190,000.



    All of the above transactions with Internet Capital Group were approved unanimously by our Board of Directors and were on terms no less favorable to us than could be obtained from unaffiliated third parties.


PREFERRED STOCK ISSUANCES

    SERIES A PREFERRED STOCK. On January 4, 1999, we issued 5,853,000 shares of our Series A Preferred Stock to Internet Capital Group at $1.42 per share. Immediately before the closing of this transaction, Internet Capital Group was not affiliated with Breakaway.


    The holders of shares of our Series A Preferred are entitled to various rights and preferences, including, without limitation, a dividend preference of $0.11 per share, a liquidation preference upon liquidations and change of control events of $1.42 per share and the right to vote together with the holders of our Series B Preferred Stock to elect two directors to our Board of Directors. In addition, each share of Series A Preferred Stock can be converted, at the holder's option, into a share of our common stock. All shares of Series A Preferred Stock will be automatically converted into common stock immediately prior to the closing of this offering.


    In connection with this transaction, we entered into an Investor Rights Agreement pursuant to which Internet Capital Group is entitled to both registration rights under the Securities Act with respect to the Series A shares and a right of first offer on Internet Capital Group's pro rata share of specified new issuances of securities by Breakaway. The right of first offer terminates upon the closing of this offering and is not applicable to shares issued in this offering.

    Also in connection with this transaction, we entered into a Stockholder Agreement with Internet Capital Group and our director, Frank Selldorff. This Agreement provides that if Mr. Selldorff proposes to transfer any of our equity securities, Breakaway shall have a first right and Internet Capital Group shall have a second right of first refusal to acquire the securities on the proposed terms. The agreement also provides that Internet Capital Group will have co-sale rights if Mr. Selldorff proposes to transfer any of our securities. Internet Capital Group has the right to participate pro rata in the proposed transfer. This agreement terminates upon the closing of this offering.


    SERIES B PREFERRED STOCK. On July 2 and July 12, 1999, we issued an aggregate of 2,931,849 shares of our Series B Preferred Stock to 13 investors at $6.50 per share. Internet Capital Group purchased 769,514 Series B shares in the transaction for consideration in the aggregate of $4,999,994, $4,053,425 of which was paid by conversion of its convertible promissory note issued by Breakaway on May 13, 1999. Other major investors in this transaction included GE Equity, Intel Corporation, entities affiliated with Omega Venture Partners and entities affiliated with Morgan Stanley.



    The holders of shares of our Series B Preferred are entitled to various rights and preferences, including, without limitation, a dividend preference of $0.52 per share, a liquidation preference upon liquidations and change of control events of $6.50 per share and the right to vote together with the holders of our Series A Preferred Stock to elect two directors to our Board of Directors. In addition, each share of Series B Preferred Stock can be converted, at the holder's option, into a share of our common stock. All shares of Series B Preferred Stock will be automatically converted into common stock immediately prior to the closing of this offering.


    In connection with this transaction, we amended and restated the Investor Rights Agreement entered into for the Series A transaction to add that all investors in the Series B transaction be entitled to both registration rights under the Securities Act with respect to the Series B shares and a right of first offer on their pro rata share of specified new issuances of securities by Breakaway. The rights of first offer terminate upon the closing of this offering and are not applicable to shares issued in this offering.

    Also in connection with this transaction, we amended and restated the Stockholder Agreement entered into for the Series A transaction to add the Series B investors and our President, Chief Executive Officer and director, Gordon Brooks, as parties. This Agreement provides that if Mr. Selldorff proposes to transfer any of our equity securities, Breakaway shall have a first right and each Series B investor, on a pro rata basis, shall have a second right of first refusal to acquire the securities on the proposed terms. The agreement also provides that the Series B investors will have co-sale rights if any of the Series B investors, Mr. Brooks or Mr. Selldorff proposes to transfer any of our securities. This agreement terminates upon the closing of this offering.

ACQUISITIONS


    APPLICA CORPORATION. On March 25, 1999, we entered into an Agreement and Plan of Reorganization with Applica Corporation pursuant to which Applica merged with and into Breakaway. Under the terms of the agreement, we issued an aggregate of 723,699 shares of our common stock to the former stockholders of Applica, including:



    - 96,969 shares to Internet Capital Group;



    - 165,615 shares to our Vice President, Corporate Development, Babak Farzami; and



    - 124,212 shares to our Vice President, Application Hosting Services, Dev Ittycheria.



36,184 shares of our common stock are being held in escrow to secure indemnification obligations to Breakaway under the agreement.

    Immediately before the closing of this transaction, neither Mr. Farzami nor Mr. Ittycheria was affiliated with Breakaway.


    In connection with this transaction, each of Mr. Farzami and Mr. Ittycheria entered into Stockholder Agreements with Breakaway and Internet Capital Group pursuant to which if either proposes to transfer any of Breakaway's equity securities, Breakaway will have a first right and Internet Capital Group shall have a second right of first refusal to acquire the securities on the proposed terms. Each agreement also provides that Internet Capital Group will have co-sale rights with respect to transfers of our securities by Mr. Farzami or Mr. Ittycheria. These agreements terminate upon the closing of this offering.

    WPL LABORATORIES, INC. On May 17, 1999, we entered into an Agreement and Plan of Reorganization with WPL Laboratories, Inc., Celtic Acquisition Corp., William Loftus, John Loftus, David Perme and Kevin Sheehan pursuant to which WPL merged with and into Celtic Acquisition. Celtic Acquisition is a wholly owned subsidiary of Breakaway formed for the purpose of acquiring WPL. William Loftus is our Vice President, Internet Solutions. John Loftus is a member of William Loftus' immediate family. Immediately before the closing of this transaction, William Loftus was not affiliated with Breakaway.


    Under the terms of the agreement with WPL stockholders, our purchase price consisted of cash in the aggregate amount of $4,999,860 and 1,364,140 shares of our common stock, of which $3,399,905 in cash and 927,616 shares were issued to William Loftus and $999,972 in cash and 272,828 shares were issued to John Loftus. One-half of the aggregate cash consideration was paid at the closing of the acquisition. Twenty-five percent of the cash consideration will be paid pro rata to the stockholders on May 17, 2000 and the remaining 75% will be paid pro rata to the stockholders in equal monthly installments over the next 36 months for as long as the recipient does not voluntarily terminate his employment with Breakaway and is not terminated by Breakaway for cause.


    In connection with our acquisition of WPL, each of William Loftus and John Loftus entered into Stockholder Agreements with Breakaway and Internet Capital Group pursuant to which if either proposes to transfer any of Breakaway's equity securities, Breakaway will have a first right and Internet Capital Group shall have a second right of first refusal to acquire the securities on the proposed terms. Each agreement also provides that Internet Capital Group will have co-sale rights with respect to transfers of our securities by William Loftus or John Loftus. These agreements terminate upon the closing of this offering.


    356,774 of the shares of common stock issued to William Loftus and 104,933 of the shares of common stock issued to John Loftus are subject to the terms of Stock Restriction Agreements, granting Breakaway a repurchase right for these shares in the event William Loftus' or John Loftus' employment at Breakaway is terminated voluntarily by William Loftus or John Loftus, as appropriate, or for cause by Breakaway. Breakaway's right of repurchase expires as to 25% of the shares subject to each agreement on May 14, 2000 and as to the remaining 75% of the shares ratably over the ensuing 36 months. Breakaway's repurchase rights under these agreements terminate upon a change in control of Breakaway or if William Loftus or John Loftus, as appropriate, is terminated by Breakaway for reasons other than for cause.



    We agreed to loan $346,678 to William Loftus and $104,809 to John Loftus at the prime interest rate plus one percent in order to fund their tax liabilities associated with this transaction. Each of William Loftus and John Loftus issued to Breakaway a promissory note secured by a pledge of 342,504 shares of our common stock, in the case of William Loftus, and 100,736 shares of our common stock, in the case of John Loftus, to document and serve as security for these loans.

    Pursuant to our acquisition of WPL, we assumed WPL options held by Daniel Loftus, John Loftus, Sr. and Veena Loftus, each of whom are members of William Loftus' immediate family. These options will become exercisable pursuant to their terms in the following amounts:


    - Daniel Loftus' option became exercisable for 4,226 shares of our common stock at a per share exercise price of $2.36;



    - John Loftus, Sr.'s option became exercisable for 4,226 shares of our common stock at a per share exercise price of $2.36; and



    - Veena Loftus' option became exercisable for 8,452 shares of our common stock at a per share exercise price of $2.36.


FRANK SELLDORFF


    Frank Selldorff is our founder, a former Chairman of our Board of Directors, a former Chief Executive Officer and executive officer of Breakaway, and presently serves as one of our directors. He currently beneficially owns 21.4% of our common stock. After this offering, Mr. Selldorff will beneficially own 17.7% of our common stock.



    On May 26, 1999, Mr. Selldorff exercised a stock option to purchase 600,000 shares of common stock at a per share purchase price of $0.68 per share.


    On January 4, 1999, Breakaway changed its federal income tax status from an S corporation to a C corporation. In connection with this change, we entered into an agreement with Mr. Selldorff to facilitate Breakaway's change in tax status. Pursuant to this agreement, Mr. Selldorff agreed to indemnify Breakaway for all income tax liability prior to January 4, 1999 related to Breakaway's failure to qualify as an S corporation, up to a maximum of $365,000.


    On December 23, 1998, Breakaway entered into a Redemption Agreement with Frank Selldorff, John Selldorff and two other stockholders of Breakaway. Pursuant to this agreement, Breakaway repurchased an aggregate of 2,523,600 shares of our common stock at a per share repurchase price of $1.78, including 2,278,800 shares from Frank Selldorff and 120,000 shares from John Selldorff for an aggregate amount of $4,468,980. John Selldorff is a member of Frank Selldorff's immediate family.


GORDON BROOKS


    Gordon Brooks, our President and Chief Executive Officer and a director, presently beneficially owns 7.5% of our common stock. After this offering, Mr. Brooks will beneficially own 13.0% of our common stock. On March 5, 1999, Mr. Brooks exercised a stock option to purchase 56,469 shares of common stock at a per share purchase price of $1.78.


EMPLOYMENT AGREEMENTS


    We have entered into employment agreements with all of our executive officers. See "Executive Compensation--Employment Agreements."


STOCK OPTIONS


    Since our adoption of the 1998 Stock Plan, we have issued options to purchase an aggregate of 5,875,665 shares of our common stock to our directors and executive officers at a per share weighted average exercise price of $1.54. In addition, we have issued the following stock options:



    - Effective March 19, 1999 we issued to Thomas Harding, a member of Christopher Harding's immediate family, an option to purchase 12,000 shares of common stock at a per share exercise price of $1.96;

    - Effective March 25, 1999 we issued to Babak Farzami, our Vice President, Corporate Development, an option to purchase 338,408 shares of common stock at a per share exercise price of $1.96; and



    - Effective March 25, 1999 we issued to Dev Ittycheria, our Vice President, Field Operations, an option to purchase 253,806 shares of common stock at a per share exercise price of $1.96.



AFFILIATE TRANSACTION POLICY


    We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be:

    - Approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors; and

    - On terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of July 15, 1999, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

    - Each person we know to own beneficially more than 5% of our common stock;

    - Each of our directors;

    - Each of the Named Executive Officers; and

    - All directors and executive officers as a group.

    Except as indicated below, none of these persons has a relationship with us. Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each of our officers and directors is c/o Breakaway Solutions, Inc., 50 Rowes Wharf, Boston, Massachusetts 02110.

    The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after July 15, 1999 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.


                                                                                      PERCENTAGE OF
                                                                                         COMMON
                                                                                    STOCK OUTSTANDING
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   OFFERING   OFFERING
------------------------------------------------------------  ------------------   --------   --------
5% STOCKHOLDERS
Christopher H. Greendale(1).................................       7,065,337         50.4%        43.3%(2)
Internet Capital Group, Inc.(3) ............................       6,981,337         50.1         41.2
Walter W. Buckley, III(4)...................................       6,981,337         50.1         41.2
Frank Selldorff(5)..........................................       3,097,200         21.4         17.7
Gordon Brooks(6)............................................       1,126,944          7.5         13.0(7)

OTHER DIRECTORS AND EXECUTIVE OFFICERS:
Patricia Purcell............................................             0.0          0.0          0.0
All executive officers and directors as a group (12 persons,
  including one former executive officer)(8)................      12,828,084         80.1         70.5(9)


------------------------


(1) Consists of 84,000 shares subject to outstanding stock options which are exercisable within the 60-day period following July 15, 1999 and 6,981,337 shares beneficially owned by Internet Capital Group. Mr. Greendale is a Managing Director of Internet Capital Group. Mr. Greendale disclaims beneficial ownership of all shares held by Internet Capital Group.



(2) Includes 554,400 shares subject to outstanding stock options which vest in full upon the closing of this offering.



(3) Includes 73,872 shares issuable upon the exercise of a warrant.

(4) Consists of 6,981,337 shares beneficially owned by Internet Capital Group. Mr. Buckley is President, Chief Executive Officer and a director of Internet Capital Group. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group.



(5) Includes 600,000 shares subject to outstanding stock options which are exercisable within the 60-day period following July 15, 1999.



(6) Includes 1,070,474 shares subject to outstanding stock options which are exercisable within the 60-day period following July 15, 1999.



(7) Includes 1,376,325 shares subject to outstanding stock options which vest in full upon the closing of this offering.



(8) Includes an aggregate of 2,075,633 shares subject to outstanding stock options which are exercisable within the 60-day period following July 15, 1999. Also includes 73,872 shares issuable upon the exercise of a warrant held by Internet Capital Group and 6,907,465 shares held by Internet Capital Group, all of which are attributable to two of our directors.



(9) Includes an aggregate of 1,930,725 shares subject to outstanding stock options which vest in full upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK


    After this offering, the authorized capital stock of Breakaway will consist of 80,000,000 shares of common stock, $0.000125 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of June 30, 1999, we had outstanding:



    - 6,837,998 shares of common stock held by 48 stockholders of record;



    - options to purchase an aggregate of 7,157,497 shares of our common stock with a weighted average per share exercise price of $1.79; and



    - a warrant to purchase up to 73,872 shares of our common stock at a per share exercise price of $8.13.



    Except as otherwise indicated, the following information reflects the filing, as of the closing of the offering, of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws.


COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

    Under the terms of our certificate of incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.


    The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

    Our certificate of incorporation divides our Board of Directors into three classes with staggered three-year terms. See "Management." In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of our directors then in office. The classification of our Board of Directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Breakaway.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our Chairman of the Board, President or Board of Directors. Under our by-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain advance notice requirements. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

    Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

REGISTRATION RIGHTS


    After this offering, the holders of approximately 7,101,752 shares of common stock and rights to acquire common stock will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the terms of the agreement between Breakaway and the holders of those registrable shares, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, those holders are entitled to notice of and to include shares of common stock in the registration. Additionally, the holders are also entitled to specified demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act with respect to our shares of common stock, and we are required to use our best efforts to effect that registration. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3. All of these registration rights are subject to various conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration more than once in any one year period or within 180 days of this offering. We will bear all of the expenses incurred in connection with all exercises of these registration rights, other than expenses incurred in connection with requested registrations on Form S-3 after the fourth request. We do not expect that the expenses we will incur in connection with any exercise of these registration rights will exceed the expenses customarily incurred by companies registering their securities. If the holders of registration rights request that we withdraw a requested registration statement, those holders will bear the expenses of that registration.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Before this offering, there has been no public market for our securities. After we complete this offering, based upon the number of shares of common stock outstanding at June 30, 1999, there will be 16,865,877 shares of our common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants to purchase common stock). Of these outstanding shares, the 3,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


    The remaining 13,865,877 shares of common stock outstanding after this offering are deemed "restricted securities" under Rule 144. All of these shares are subject to lock-up agreements with representatives of the underwriters which expire 180 days after the date of this prospectus. Upon expiration of the lock-up agreements approximately 1,620,168 shares of our common stock will be eligible for sale in the public market subject to the provisions of Rule 144 or Rule 701 under the Securities Act.



    Our officers and directors and stockholders, who in the aggregate beneficially hold an aggregate of approximately 12,828,084 shares, or 80.1%, of our common stock (including an aggregate of 2,149,506 shares of common stock that may be acquired pursuant to the exercise of options and warrants beneficially held by them) on the date of this prospectus, have agreed that, for a period of 180 days after the date of this prospectus, they will not sell, consent to sell or otherwise dispose of any shares of our common stock, or any shares convertible into or exchangeable for shares of our common stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of Morgan Stanley & Co. Incorporated, acting on behalf of the representatives of the underwriters.



    In general, under Rule 144 a stockholder, including one of our affiliates, who has beneficially owned his or her restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately 168,658 shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a stockholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements under Rule 144.


    Securities issued in reliance on Rule 701 (such as shares of our common stock acquired pursuant to the exercise of certain options granted under our stock plans) are also restricted securities and, beginning 90 days after the date of this prospectus, may be sold by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

STOCK OPTIONS


    We intend to file registration statements on Form S-8 under the Securities Act to register all shares of common stock issuable under the 1998 plan, the 1999 plan and the purchase plan. We intend to file registration statements on Form S-8 with respect to the aggregate of 400,000 shares of common stock issuable under the purchase plan promptly following the date of this prospectus and intend to file registration statements on Form S-8 relating to the aggregate of 12,920,268 shares of common stock issuable under the 1998 plan and the 1999 plan following the 180th day after the date of this prospectus. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.



WARRANTS



    Upon the closing of this offering, there will be a warrant outstanding to purchase 73,872 shares of common stock at a per share exercise price of $8.13. On May 13, 2000, any shares purchased pursuant to the "cashless exercise" feature of this outstanding warrant may be sold, subject to the requirements of Rule 144.


EFFECT OF SALES OF SHARES

    Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITERS


    Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Deutsche Bank Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite the names of the underwriters below:



                                                                                                       NUMBER OF
NAME                                                                                                     SHARES
-----------------------------------------------------------------------------------------------------  ----------
Morgan Stanley & Co. Incorporated....................................................................
Lehman Brothers Inc..................................................................................
Deutsche Bank Securities, Inc........................................................................
                                                                                                       ----------
  Total..............................................................................................   3,000,000
                                                                                                       ----------
                                                                                                       ----------


    The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered in this offering are subject to the approval of various legal matters by their counsel and to other delineated conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered in this offering, other than those covered by the over-allotment option described below, if any shares are taken.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page hereof and part to dealers at a price that represents a
concession not in excess of $               a share under the public offering
price. Any underwriters may allow, and the dealers may reallow, a concession not
in excess of $           a share to other underwriters or to other dealers.
After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.


    Breakaway has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 450,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered in this offering. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option is exercised in full, the total price to public would be
$               , the total underwriters' discounts and commissions would be
$         , and the total proceeds to us would be $         .



    We estimate expenses payable by us in connection with this offering, other than the estimated underwriting discounts and commissions referred to above, will be approximately $1.25 million.


    At our request, the underwriters have reserved for sale, at the initial public offering price, up to five percent of the shares of common stock offered in this offering for our directors, officers, employees and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    Breakaway, our directors and executive officers and certain other of our stockholders and option holders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, he, she or it will not, subject to limited exceptions, directly or indirectly:


    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us); or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    We have applied to list our common stock on the Nasdaq National Market under the symbol "BWAY."

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases the previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    On July 2 and July 12, 1999, we sold shares of our Series B Preferred Stock in a private placement. In this private placement, four entities affiliated with Morgan Stanley & Co. Incorporated purchased an aggregate of 153,903 shares of Series B Preferred Stock, which are convertible into an aggregate of 153,903 shares of common stock, for approximately $1,000,000, or $6.50 per share. These entities purchased these shares on the same terms as the other investors in the private placement.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the shares of common stock. Consequently, the initial public offering price for the shares of common stock will be determined by negotiations between Breakaway and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

    - our record of operations, our current financial position and future prospects;

    - the experience of our management;

    - sales, earnings and certain of our other financial and operating information in recent periods; and

    - the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

    The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts and for the underwriters by Ropes & Gray, Boston, Massachusetts.

                              INTERESTS OF COUNSEL


    An investment partnership comprised of partners and senior executives of Hale and Dorr LLP owns 7,695 shares of Breakaway's Series B Preferred Stock which it acquired in Breakaway's Series B financing in July 1999 for a per share purchase price of $6.50.


                                    EXPERTS

    The financial statements of Breakaway Solutions, Inc. as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of Applica Corporation as of December 31, 1998 and from September 24, 1998 (inception) through December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998 and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                        CHANGES IN INDEPENDENT AUDITORS

    We retained our current independent auditors, KPMG LLP, and replaced Brown & Brown, LLP in May 1999. Brown & Brown had been retained to audit our financial statements as of and for the year ended December 31, 1998. In January 1999, we retained Brown & Brown as our independent auditors, replacing Arthur Andersen LLP. Arthur Andersen LLP had been retained to audit our financial statements as of and for the year ended December 31, 1997. Our Board of Directors approved each of the changes in our independent auditors. KPMG LLP has reaudited our financial statements as of and for the years ended December 31, 1998 and December 31, 1997.

    During the years in which we retained Brown & Brown and Arthur Andersen LLP and through the periods prior to each of their replacement, we had no disagreements with either of Brown & Brown or Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Brown & Brown or Arthur Andersen LLP, as appropriate, would have caused either of them to make reference thereto in their report on the financial statements for such years. The reports on our financial statements of Brown & Brown, as of December 31, 1998 and for the year then ended, and of Arthur Andersen LLP, as of December 31, 1997 and for the year then ended, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.


    You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.



    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

                           BREAKAWAY SOLUTIONS, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
FINANCIAL STATEMENTS OF BREAKAWAY SOLUTIONS, INC.
Independent Auditors' Report...............................................................................        F-2
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited)..............................        F-3
Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and for the                          F-4
  six months ended June 30, 1998 and 1999 (unaudited)......................................................
Statements of Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998 and for the six            F-5
  months ended June 30, 1999 (unaudited)...................................................................
Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and for the six months ended         F-6
  June 30, 1998 and 1999 (unaudited).......................................................................
Notes to Financial Statements..............................................................................        F-7

FINANCIAL STATEMENTS OF APPLICA CORPORATION
Independent Auditors' Report...............................................................................       F-18
Balance Sheet as of December 31, 1998......................................................................       F-19
Statement of Operations from September 24, 1998 (inception) through December 31, 1998......................       F-20
Statement of Stockholders' Equity from September 24, 1998 (inception) through December 31, 1998............       F-21
Statement of Cash Flows from September 24, 1998 (inception) through December 31, 1998......................       F-22
Notes to Financial Statements..............................................................................       F-23

FINANCIAL STATEMENTS OF WPL LABORATORIES, INC.
Independent Auditors' Report...............................................................................       F-26
Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited).............................       F-27
Statements of Income for the years ended December 31, 1997 and 1998 and for the three months ended March          F-28
  31, 1998 and 1999 (unaudited)............................................................................
Statements of Stockholders' Equity for the years ended December 31, 1997 and 1998 and for the three months        F-29
  ended March 31, 1999 (unaudited).........................................................................
Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the three months ended            F-30
  March 31, 1998 and 1999 (unaudited)......................................................................
Notes to Financial Statements..............................................................................       F-31

FINANCIAL STATEMENTS OF WEB YES, INC.
Independent Auditors' Report...............................................................................       F-36
Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited)................       F-37
Consolidated Statements of Income for the years ended December 31, 1997 and 1998 and for the three months         F-38
  ended March 31, 1998 and 1999 (unaudited)................................................................
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997 and 1998 and for the        F-39
  three months ended March 31, 1999 (unaudited)............................................................
Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the three            F-40
  months ended March 31, 1998 and 1999 (unaudited).........................................................
Notes to Consolidated Financial Statements.................................................................       F-41

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR BREAKAWAY SOLUTIONS, INC.
Basis of Presentation......................................................................................       F-46
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1999.........................................       F-47
Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 and for the        F-48
  six months ended June 30, 1999...........................................................................
Notes to Unaudited Pro Forma Consolidated Financial Statements.............................................       F-50

When the transactions referred to in note 13 of the notes to the financial statements have been consummated, we will be in a position to render the following report:


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Breakaway Solutions, Inc.:

    We have audited the accompanying balance sheets of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                                    /s/ KPMG LLP


Boston, Massachusetts
June 30, 1999, except for note 11
which is as of July 12, 1999 and note 13 which is as of __________

                           BREAKAWAY SOLUTIONS, INC.

                                 BALANCE SHEETS


                                                                             DECEMBER 31,
                                                                        ----------------------    JUNE 30,
                                                                           1997        1998         1999
                                                                        ----------  ----------  ------------
                                                                                                (UNAUDITED)
                                                   ASSETS
Current assets:
  Cash and cash equivalents...........................................  $  879,136  $   16,954  $ 1,808,083
  Accounts receivable, net of allowance for doubtful accounts of
    $65,000, $131,000 and $322,727 in 1997, 1998 and 1999,
    respectively......................................................     960,830   1,445,994    2,812,183
  Unbilled revenues on contracts......................................     232,258     625,609    1,536,768
  Prepaid expenses....................................................      27,858      46,211       74,878
  Deferred offering costs.............................................          --          --      240,835
  Advances to employees...............................................          --      13,273       17,700
                                                                        ----------  ----------  ------------
    Total current assets..............................................   2,100,082   2,148,041    6,490,447
                                                                        ----------  ----------  ------------
Property and equipment, net...........................................     397,102     553,566    2,362,121
Intangible assets.....................................................          --          --   14,407,080
Other assets..........................................................      35,726      40,877      125,673
                                                                        ----------  ----------  ------------
    Total assets......................................................  $2,532,910  $2,742,484  $23,385,321
                                                                        ----------  ----------  ------------
                                                                        ----------  ----------  ------------

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit......................................................  $       --  $  425,743           --
  Note payable to stockholder.........................................          --          --  $ 4,000,000
  Notes payable.......................................................          --          --      143,185
  Long-term debt--current portion.....................................      10,417          --           --
  Capital lease obligation--current portion...........................     181,042     148,391      283,507
  Accounts payable....................................................     246,060     814,074    1,170,119
  Accrued compensation and related benefits...........................      84,349     178,191      788,884
  Accrued expenses....................................................          --          --    1,156,080
  Deferred revenue on contracts.......................................          --     196,225       78,723
  Deferred tax liability--current portion.............................          --          --      188,750
  Stockholder distributions payable...................................     434,843          --           --
                                                                        ----------  ----------  ------------
    Total current liabilities.........................................     956,711   1,762,624    7,809,248
                                                                        ----------  ----------  ------------
Due to stockholders...................................................          --          --    2,174,997
Capital lease obligation--long-term portion...........................      84,368      67,040       60,319
Deferred tax liability................................................          --          --      566,250
                                                                        ----------  ----------  ------------
    Total long-term liabilities.......................................      84,368      67,040    2,801,566
                                                                        ----------  ----------  ------------
    Total liabilities.................................................   1,041,079   1,829,664   10,610,814
                                                                        ----------  ----------  ------------

Commitments and contingencies

Stockholders' equity:
  Series A preferred stock $.0001 par value, 5,853,000 shares authorized at December 31, 1998 and June 30, 1999, none issued and outstanding in 1997 and 1998, 5,853,000 shares issued and
    outstanding in 1999 (liquidation preference of $8,291,945)........          --          --          585
  Common stock $.000125 par value, 80,000,000 shares authorized,
    7,680,000 shares issued in 1997 and 1998 and 8,393,198 shares issued in 1999, 6,412,800, 6,124,800 and 6,837,998 shares
    outstanding in 1997, 1998 and 1999, respectively..................         960         960        1,049
  Additional paid-in capital..........................................          --          --   15,579,982
  Less: deferred compensation.........................................          --          --     (289,112)
  Less: Treasury stock, at cost.......................................         (26)        (32)         (32)
  Retained earnings (deficit).........................................   1,490,897     911,892   (2,517,965)
                                                                        ----------  ----------  ------------
    Total stockholders' equity........................................   1,491,831     912,820   12,774,507
                                                                        ----------  ----------  ------------
    Total liabilities and stockholders' equity........................  $2,532,910  $2,742,484  $23,385,321
                                                                        ----------  ----------  ------------
                                                                        ----------  ----------  ------------


                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                          YEARS ENDED                      SIX MONTHS ENDED
                                                         DECEMBER 31,                          JUNE 30,
                                           -----------------------------------------  ---------------------------
                                               1996          1997          1998           1998          1999
                                           ------------  ------------  -------------  ------------  -------------

                                                                                              (UNAUDITED)
Revenues.................................  $  3,462,134  $  6,118,058  $  10,017,947  $  4,728,687  $   7,562,659
                                           ------------  ------------  -------------  ------------  -------------
Operating expenses:
  Project personnel costs................     1,429,952     2,543,147      5,903,843     2,595,602      3,617,150
  Sales and marketing costs..............         3,225        13,748         50,631        18,000        830,252
  General and administrative expenses....     1,364,895     2,545,580      4,763,657     1,759,056      5,631,269
                                           ------------  ------------  -------------  ------------  -------------
    Total operating expenses.............     2,798,072     5,102,475     10,718,131     4,372,658     10,078,671
                                           ------------  ------------  -------------  ------------  -------------
    Income (loss) from operations........       664,062     1,015,583       (700,184)      356,029     (2,516,012)
                                           ------------  ------------  -------------  ------------  -------------
Other income (expense):
  Other income (expense).................            --            --        160,000            --         (7,494)
  Interest income........................         3,684        92,823         11,191        10,682         59,510
  Interest expense.......................       (28,557)      (32,725)       (43,127)       (9,361)       (53,969)
  Loss on disposal of equipment..........       (20,780)       (2,030)        (3,055)           --             --
                                           ------------  ------------  -------------  ------------  -------------
    Total other income (expense).........       (45,653)       58,068        125,009         1,321         (1,953)
                                           ------------  ------------  -------------  ------------  -------------
    Net income (loss)....................  $    618,409  $  1,073,651  $    (575,175) $    357,350  $  (2,517,965)
                                           ------------  ------------  -------------  ------------  -------------
                                           ------------  ------------  -------------  ------------  -------------
Net income (loss) per share--basic and
  diluted................................  $       0.09  $       0.17  $       (0.09) $       0.06  $       (0.55)
Weighted average common shares
  outstanding............................     6,641,306     6,412,800      6,340,208     6,412,800      4,587,307
Pro forma information (unaudited)
  (note 9):
  Income (loss) before taxes, as
    reported.............................  $    618,409  $  1,073,651  $    (575,175) $    357,350  $  (2,517,965)
  Pro forma income taxes (benefit).......       247,364       429,460       (195,560)      142,940       (856,108)
                                           ------------  ------------  -------------  ------------  -------------
    Pro forma net income (loss)..........  $    371,045  $    644,191  $    (379,615) $    214,410  $  (1,661,857)
                                           ------------  ------------  -------------  ------------  -------------
                                           ------------  ------------  -------------  ------------  -------------
Pro forma net income (loss) per
  share--basic and diluted...............  $       0.06  $       0.10  $       (0.06) $       0.03  $       (0.36)
Pro forma weighted average shares
  outstanding............................     6,641,306     6,412,800      6,340,208     6,412,800      4,587,307


                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                   SERIES A
                                PREFERRED STOCK       COMMON STOCK      ADDITIONAL
                               -----------------   ------------------     PAID-IN       DEFERRED
                                SHARES    AMOUNT     SHARES    AMOUNT     CAPITAL     COMPENSATION
                               ---------  ------   ----------  ------   -----------  --------------
Balance, December 31, 1995...         --   $ --     7,680,000   $960    $        --    $        --
  Purchase of treasury
    stock....................         --     --            --     --             --             --
  Distributions to
    stockholders.............         --     --            --     --             --             --
  Net income.................         --     --            --     --             --             --
                               ---------  ------   ----------  ------   -----------  --------------
Balance, December 31, 1996...         --     --     7,680,000    960             --             --
  Distributions to
    stockholders.............         --     --            --     --             --             --
  Net income.................         --     --            --     --             --             --
                               ---------  ------   ----------  ------   -----------  --------------
Balance, December 31, 1997...         --     --     7,680,000    960             --             --
  Purchase of treasury
    stock....................         --     --            --     --             --             --
  Distributions to
    stockholders.............         --     --            --     --             --             --
  Net loss...................         --     --            --     --             --             --
                               ---------  ------   ----------  ------   -----------  --------------
Balance, December 31, 1998...         --     --     7,680,000    960             --             --
  S Corporation
    termination..............         --     --            --     --        911,892             --
  Issuance of preferred
    stock....................  5,853,000    585            --     --      8,291,360             --
  Repurchase and retirement
    of common stock..........         --     --    (2,523,600)  (315)    (4,468,665)            --
  Issuance of common stock
    for acquired
    businesses...............         --     --     2,544,747    318      9,192,467             --
  Issuance of stock options
    in connection with
    acquisition..............         --     --            --     --        763,402             --
  Issuance of stock options
    for services rendered....         --     --            --     --         93,250             --
  Issuance of common shares
    for services.............         --     --        35,582      4        289,108             --
  Exercise of stock options..         --     --       656,469     82        507,168             --
  Net loss...................         --     --            --     --             --             --
                               ---------  ------   ----------  ------   -----------  --------------
Balance, June 30, 1999
  (Unaudited)................  5,853,000   $585     8,393,198  1$,049   $15,579,982    $  (289,112)
                               ---------  ------   ----------  ------   -----------  --------------
                               ---------  ------   ----------  ------   -----------  --------------


                                  TREASURY STOCK        RETAINED       TOTAL
                               ---------------------    EARNINGS   STOCKHOLDERS'
                                  SHARES      AMOUNT   (DEFICIT)      EQUITY
                               ------------   ------   ----------  -------------
Balance, December 31, 1995...            --    $ --    $  330,815   $   331,775
  Purchase of treasury
    stock....................     1,267,200     (26)           --           (26)
  Distributions to
    stockholders.............            --      --        (1,841)       (1,841)
  Net income.................            --      --       618,409       618,409
                               ------------   ------   ----------  -------------
Balance, December 31, 1996...     1,267,200     (26)      947,383       948,317
  Distributions to
    stockholders.............            --      --      (530,137)     (530,137)
  Net income.................            --      --     1,073,651     1,073,651
                               ------------   ------   ----------  -------------
Balance, December 31, 1997...     1,267,200     (26)    1,490,897     1,491,831
  Purchase of treasury
    stock....................      (288,000)     (6)           --            (6)
  Distributions to
    stockholders.............            --      --        (3,830)       (3,830)
  Net loss...................            --      --      (575,175)     (575,175)
                               ------------   ------   ----------  -------------
Balance, December 31, 1998...    (1,555,200)    (32)      911,892       912,820
  S Corporation
    termination..............            --      --      (911,892)           --
  Issuance of preferred
    stock....................            --      --            --     8,291,945
  Repurchase and retirement
    of common stock..........            --      --            --    (4,468,980)
  Issuance of common stock
    for acquired
    businesses...............            --      --            --     9,192,785
  Issuance of stock options
    in connection with
    acquisition..............            --      --            --       763,402
  Issuance of stock options
    for services rendered....            --      --            --        93,250
  Issuance of common shares
    for services.............            --      --            --            --
  Exercise of stock options..            --      --            --       507,250
  Net loss...................            --      --    (2,517,965)   (2,517,965)
                               ------------   ------   ----------  -------------
Balance, June 30, 1999
  (Unaudited)................    (1,555,200)   $(32)   $(2,517,965)  $12,774,507
                               ------------   ------   ----------  -------------
                               ------------   ------   ----------  -------------


                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED                  SIX MONTHS ENDED
                                                                    DECEMBER 31,                     JUNE 30,
                                                         ----------------------------------  ------------------------
                                                           1996        1997        1998         1998         1999
                                                         ---------  ----------  -----------  -----------  -----------

                                                                                                   (UNAUDITED)
Net income (loss)......................................  $ 618,409  $1,073,651  $  (575,175) $   357,350  $(2,517,965)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization........................     46,484     254,217      332,994      123,208      528,168
  Loss on disposal of fixed assets.....................     20,780       2,030        3,055           --           --
  Compensation expense for issuance of common stock
    options............................................         --          --           --           --       93,250
  Changes in operating assets and liabilities, net of
    impact of acquisition of business:
    Accounts receivable................................   (361,107)   (471,676)    (485,164)  (1,153,859)    (434,236)
    Unbilled revenues on contracts.....................         --          --     (393,351)          --     (911,159)
    Inventory..........................................     12,831          --           --           --           --
    Prepaid and other assets...........................    (47,046)     69,096      (18,353)    (114,596)    (275,305)
    Accounts payable...................................    (39,707)    222,239      568,014      (46,855)     158,222
    Accrued compensation and related benefits..........         --      63,387       93,842      230,113      495,140
    Accrued expenses...................................      1,500          --           --       43,966      376,048
    Deferred revenue on contracts......................    (77,070)         --      196,225       35,391     (117,502)
                                                         ---------  ----------  -----------  -----------  -----------
      Net cash provided by (used in) operating
        activities.....................................    175,074   1,212,944     (277,913)    (525,282)  (2,605,339)
                                                         ---------  ----------  -----------  -----------  -----------
Cash flows from investing activities:
    Cash paid for acquired businesses net of cash
      acquired.........................................         --          --           --           --   (2,103,165)
    Purchases of property and equipment................    (18,950)   (132,937)    (502,461)    (172,452)  (1,396,557)
    Proceeds from disposal of fixed assets.............         --      13,200        9,948           --           --
                                                         ---------  ----------  -----------  -----------  -----------
      Net cash used in investing activities............    (18,950)   (119,737)    (492,513)    (172,452)  (3,499,722)
                                                         ---------  ----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock............         --          --           --           --    8,291,945
  Proceeds from exercise of stock options..............         --          --           --           --      507,250
  Notes payable to stockholder.........................         --          --           --           --    4,000,000
  Notes payable........................................         --          --           --           --        1,556
  Repurchase and retirement of common stock............         --          --           --           --   (4,468,980)
  Advances to employees................................         --          --      (13,273)     (87,882)      (4,427)
  Repayments of advances to employees..................        163          --           --           --           --
  Payments on current portion of long-term debt........         --          --      (10,417)     (10,417)          --
  Proceeds from (repayments of) credit line............   (125,000)         --      425,743      330,000     (280,942)
  (Increase) decrease in other assets..................       (216)    (18,211)      (5,151)      35,726           --
  Distributions to stockholders........................     (1,841)    (95,750)    (438,673)    (438,673)          --
  Repurchase of treasury stock.........................        (26)         --           (6)          (6)          --
  Payments of capital lease obligations................    (38,813)   (184,224)     (49,979)      (9,110)    (150,212)
                                                         ---------  ----------  -----------  -----------  -----------
      Net cash provided by (used in) financing
        activities.....................................   (165,733)   (298,185)     (91,756)    (180,362)   7,896,190
                                                         ---------  ----------  -----------  -----------  -----------
      Net increase (decrease) in cash and cash
        equivalents....................................     (9,609)    795,022     (862,182)    (878,096)   1,791,129
Cash and cash equivalents at beginning of period.......     93,723      84,114      879,136      879,136       16,954
                                                         ---------  ----------  -----------  -----------  -----------
Cash and cash equivalents at end of period.............  $  84,114  $  879,136  $    16,954  $     1,040  $ 1,808,083
                                                         ---------  ----------  -----------  -----------  -----------
                                                         ---------  ----------  -----------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................  $  28,557  $   32,725  $    43,127  $     6,337  $    35,587
                                                         ---------  ----------  -----------  -----------  -----------
                                                         ---------  ----------  -----------  -----------  -----------
Supplemental disclosures of non-cash investing and
  financing activities:
    Capital lease obligations..........................  $  42,742  $  331,511  $    13,720  $        --  $    99,849
                                                         ---------  ----------  -----------  -----------  -----------
                                                         ---------  ----------  -----------  -----------  -----------
    Distributions payable to stockholders..............  $      --  $  434,843  $        --  $        --  $        --
                                                         ---------  ----------  -----------  -----------  -----------
                                                         ---------  ----------  -----------  -----------  -----------
  Issuance of common stock in connection with
    acquisition of businesses..........................  $      --  $       --  $        --  $        --  $ 9,192,785
                                                         ---------  ----------  -----------  -----------  -----------
                                                         ---------  ----------  -----------  -----------  -----------
Acquisition of businesses:
  Assets acquired......................................  $      --  $       --  $        --  $        --  $16,358,192
  Liabilities assumed and issued.......................         --          --           --           --   (4,298,840)
  Common stock and stock options issued................         --          --           --           --   (9,956,187)
                                                         ---------  ----------  -----------  -----------  -----------
      Net cash paid for acquisition of businesses......  $      --  $       --  $        --  $        --  $(2,103,165)
                                                         ---------  ----------  -----------  -----------  -----------
                                                         ---------  ----------  -----------  -----------  -----------


                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998


                         AND JUNE 30, 1999 (UNAUDITED)


1. NATURE OF BUSINESS

    Breakaway Solutions, Inc. (the "Company"), formerly The Counsell Group, Inc., was established in 1992 to provide information technology consulting services to businesses. The Company specializes in designing, developing and implementing applications and business solutions for growing enterprises throughout the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable, and debt instruments.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company's customers are headquartered primarily in North America. At December 31, 1997 and 1998, amounts due from three customers represented $503,750 or 40% and $683,149 or 33%, respectively, of total accounts receivable.

    The fair market values of cash and cash equivalents, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.


    DEFERRED OFFERING COSTS



    Deferred offering costs, which are specific incremental costs directly attributable to a planned initial public offering, have been capitalized and will be charged against the proceeds of the offering.


    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets which range from three to six years. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998


                         AND JUNE 30, 1999 (UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS


    Intangible assets relate to the Company's purchase of its wholly owned subsidiaries: Applica Corporation, in March 1999, WPL Laboratories, Inc. in May 1999, and Web Yes, Inc. in June 1999, (see Note 11). Such costs are being amortized on a straight-line basis over three to five years, the period expected to be benefited.


    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    REVENUE RECOGNITION

    Revenues pursuant to fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and material contracts are recognized as services are provided. Unbilled revenues on contracts are comprised of costs plus earnings. Billings in excess of costs plus earnings are classified as deferred revenues.

    Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined.

    PROJECT PERSONNEL COST

    Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    INCOME TAXES

    The Company was taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income. Massachusetts taxes profits on S corporations with receipts exceeding $6,000,000.

    Effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain additional state income taxes. Accordingly, the accompanying statements of operations include a pro forma income tax adjustment (see Note 9) for the income taxes that would have been recorded if the Company had been a C Corporation for all periods presented.

    STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"),

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998


                         AND JUNE 30, 1999 (UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the notes to the financial statements as required by SFAS 123 (see Note 4).

    NET INCOME (LOSS) PER SHARE


    In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 requires the presentation of basic and diluted net income (loss) per share for all periods presented. There are no common stock equivalents outstanding in 1996 and 1997. As the Company has been in a net loss position for the year ended December 31, 1998, and the six months ended June 30, 1999, common stock equivalents of 674,474 for the year ended December 31, 1998 and 796,255 for the six months ended June 30, 1999 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.


    Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    REPORTING COMPREHENSIVE INCOME

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net income (loss) reported in the accompanying statements of operations.

    UNAUDITED INTERIM FINANCIAL INFORMATION


    The financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.


    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998


                         AND JUNE 30, 1999 (UNAUDITED)


3. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31:

                                                                         1997         1998
                                                                      ----------  ------------
Computer equipment..................................................  $  578,724  $  1,116,829
Office equipment....................................................          --        11,756
Furniture and fixtures..............................................     134,490        70,481
                                                                      ----------  ------------
                                                                         713,214     1,199,066
Less: Accumulated depreciation and amortization.....................    (316,112)     (645,500)
                                                                      ----------  ------------
                                                                      $  397,102  $    553,566
                                                                      ----------  ------------
                                                                      ----------  ------------

    The cost and related accumulated amortization of property and equipment held under capital leases is as follows at December 31:

                                                                          1997        1998
                                                                       ----------  -----------
Cost.................................................................  $  400,297  $   394,637
Less: Accumulated amortization.......................................    (157,593)    (332,053)
                                                                       ----------  -----------
                                                                       $  242,704  $    62,584
                                                                       ----------  -----------
                                                                       ----------  -----------

4. CAPITAL STOCK

    PREFERRED STOCK


    In October 1998, the Company's stockholders authorized 5,853,000 shares of Series A Preferred Stock. The Series A Preferred Stock is entitled to receive dividends at a rate of $.1136 per share, as and if declared. The Series A Preferred Stock is voting and is convertible into shares of common stock at a conversion rate of five shares of Series A Preferred Stock for four shares of common stock, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock has a liquidation preference of $1.41667 per share. The Series A Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering (see Note 11).


    STOCK SPLITS

    In June and December 1998, the Board of Directors approved a 2-for-1 and 3-for-1 stock split of the Company's common stock, respectively. All prior periods have been restated to reflect these stock splits effected as a recapitalization.

    STOCK PLAN


    The Company's 1998 Stock Plan (the "Stock Plan") authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Stock Plan is 8,120,268 shares. The Stock Plan

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998


                         AND JUNE 30, 1999 (UNAUDITED)


4. CAPITAL STOCK (CONTINUED)
is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock.

    Stock options granted under the Stock Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company).

    A summary of the status of the Company's Stock Plan is presented below:


                                                                                  SIX MONTHS ENDED
                                                                                    JUNE 30, 1999
                                                                                 -------------------
                                                             YEAR ENDED
                                                          DECEMBER 31, 1998
                                                         -------------------         (UNAUDITED)
                                                                    WEIGHTED                WEIGHTED
                                                                    AVERAGE                 AVERAGE
                                                                    EXERCISE                EXERCISE
FIXED OPTIONS                                             SHARES     PRICE        SHARES     PRICE
-------------------------------------------------------  ---------  --------     ---------  --------
Outstanding at beginning of period.....................         --   $  --       4,794,235    1.25
  Granted..............................................  4,896,703    1.24       3,091,319    2.36
  Exercised............................................         --      --        (656,469)    .78
  Forfeited............................................   (102,468)    .76         (71,587)    .69
                                                         ---------               ---------
Outstanding at end of period...........................  4,794,235    1.25       7,157,498    1.79
                                                         ---------               ---------
                                                         ---------               ---------
Options exercisable at period end......................  2,088,504               2,031,728
                                                         ---------               ---------
                                                         ---------               ---------


    The following table summarizes information about the Company's stock options outstanding at December 31, 1998:


                    OPTIONS OUTSTANDING
                ---------------------------    OPTIONS EXERCISABLE
                                WEIGHTED     -----------------------
                                AVERAGE                   WEIGHTED
                               REMAINING                   AVERAGE
     EXERCISE     NUMBER      CONTRACTUAL      NUMBER     EXERCISE
       PRICES   OUTSTANDING       LIFE       EXERCISABLE    PRICE
--------------  -----------  --------------  ----------  -----------
 $        .68     2,221,195      9.5 years    1,460,004         .68
         1.01       103,920     9.75 years       16,800        1.01
         1.79     2,469,120       10 years      611,700        1.79
                -----------                  ----------
                  4,794,235     9.76 years    2,088,504        1.00
                -----------                  ----------
                -----------                  ----------


    The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for its Stock Plan, and, accordingly, compensation cost is recognized in the financial statements for stock options granted to employees only when the fair value on the grant date exceeds the exercise price. The Company granted no stock options during 1996 and 1997. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998


                         AND JUNE 30, 1999 (UNAUDITED)


4. CAPITAL STOCK (CONTINUED)
SFAS No. 123 for 1998 and 1999 grants, its net loss would have been increased to the pro forma amounts indicated below:


                                                                             SIX MONTHS ENDED
                                                                              JUNE 30, 1999
                                                             YEAR ENDED      ----------------
                                                          DECEMBER 31, 1998
                                                          -----------------    (UNAUDITED)
Net loss:
  As reported...........................................     $  (575,175)     $   (2,517,965)
  Pro forma.............................................     $  (686,864)     $   (2,846,968)
Loss per share:
  As reported...........................................     $     (0.07)     $        (0.55)
  Pro forma.............................................     $     (0.09)     $        (0.62)


    The per share weighted-average fair value of stock options granted during 1998 and 1999 was $0.50 and $0.75, respectively, on the date of grant, using the minimum value option-pricing model with the following weighted average assumptions used: no expected dividend yield, risk free interest rate of 7%, and expected life of ten years.

5. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES


    The Company leases its facilities under various operating leases expiring in 2002. Such leases include provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $144,499, $203,511 and $576,509, respectively, and $240,447 and $510,239 for the six months ended June 30, 1998 and 1999, respectively.


    Other income in 1998 consists primarily of a payment received by the Company in connection with the early termination of its existing office lease.

    CAPITAL LEASES

    The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for two years, with annual interest at rates ranging from 5.4% to 15.68%. The leased equipment secures all leases.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998


                         AND JUNE 30, 1999 (UNAUDITED)


5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The following is a schedule of future minimum rental payments required under the above leases as of December 31, 1998:

                                                                       OPERATING     CAPITAL
                                                                         LEASES       LEASES
                                                                      ------------  ----------
1999................................................................  $    770,762  $  168,253
2000................................................................       702,665      72,118
2001................................................................       720,518          --
2002................................................................       488,280          --
                                                                      ------------  ----------
                                                                      $  2,682,225  $  240,371
                                                                      ------------  ----------
                                                                      ------------  ----------
Less: amount representing interest................................................     (24,940)
                                                                                    ----------
  Net present value of minimum lease payments.....................................     215,431
Less: current portion of capital lease obligations................................    (148,391)
                                                                                    ----------
  Capital lease obligations, net of current portion...............................  $   67,040
                                                                                    ----------
                                                                                    ----------

6. LINE OF CREDIT

    The Company had a $750,000 bank revolving line of credit (increased to $1,300,000 in February 1999) at prime plus 1/2% (8.25% at December 31, 1998)
which terminated in 1999. At December 31, 1997 and 1998, the Company borrowed $0 and $425,743, respectively under this line of credit.

7. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                                                                        SIX MONTHS
                                                                                       YEARS ENDED DECEMBER 31,         ENDED JUNE
                                                                                                                            30,
                                                                                 -------------------------------------  -----------
                                                                                    1996         1997         1998         1998
                                                                                    -----        -----        -----        -----

                                                                                                                        (UNAUDITED)
Customer A.....................................................................          --           19%          27%          25%
Customer B.....................................................................          13%          10           --           --
Customer C.....................................................................          18           13           --           --
Customer D.....................................................................          --           --           --           16
Customer E.....................................................................          --           --           --           --


                                                                                    1999
                                                                                    -----

Customer A.....................................................................          25%
Customer B.....................................................................          --
Customer C.....................................................................          --
Customer D.....................................................................          --
Customer E.....................................................................          11

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND JUNE 30, 1999 (UNAUDITED)


8. DEFERRED COMPENSATION PLAN

    The Company sponsors a qualified 401(k) deferred compensation plan (the "Plan"), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. The Company may make matching contributions at its discretion. The Company elected not to contribute to the Plan for the years ended December 31, 1996, 1997 and 1998.

9. INCOME TAXES (UNAUDITED)

    As discussed in note 2, effective January 1, 1999, the Company terminated its S Corporation election and will be subject to corporate-level federal and certain state income taxes. Upon termination of the S Corporation status, deferred income taxes are recorded for the tax effect of cumulative temporary differences between the financial reporting and tax bases of certain assets and liabilities, primarily deferred revenue that must be recognized currently for tax purposes, accrued expenses that are not currently deductible, cumulative differences between tax depreciation and financial reporting allowances, and the impact of the conversion from the cash method to the accrual method of reporting for tax purposes.

    Pro forma income tax expense (benefit), assuming the Company had been a C Corporation and applying the tax laws in effect during the periods presented, for each of the three years in the period ended December 31, 1998 would have been as follows:


                                                                                                SIX MONTHS
                                                                                                   ENDED
                                                          YEARS ENDED DECEMBER 31,               JUNE 30,
                                                     -----------------------------------  -----------------------
                                                        1996        1997        1998         1998        1999
                                                     ----------  ----------  -----------  ----------  -----------
                                                                                                (UNAUDITED)
Federal tax........................................  $  210,259  $  365,042  $  (195,560) $  121,499  $  (856,108)
State taxes, net of federal........................      37,105      64,418           --      21,441           --
                                                     ----------  ----------  -----------  ----------  -----------
                                                     $  247,364  $  429,460  $  (195,560) $  142,940  $  (856,108)
                                                     ----------  ----------  -----------  ----------  -----------
                                                     ----------  ----------  -----------  ----------  -----------


    The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.


    On June 30, 1999, as a result of the acquisitions of Applica Corporation, WPL Laboratories, Inc., and Web Yes, Inc., the Company has recorded a net tax liability of $755,000. The net deferred tax liability is primarily attributable to liabilities arising from cash-to-accrual conversion and the recording of certain intangible assets offset by assets relating to net operating losses.


10. OPERATING SEGMENTS


    Historically, the Company has operated in a single segment. With the acquisitions of Applica Corporation and Web Yes, Inc., the Company expanded its operations to include a second segment, application and web hosting. Revenues from application and web hosting services amounted to $36,056 for the six months ended June 30, 1999. Total assets related to the application and web hosting business

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND JUNE 30, 1999 (UNAUDITED)


10. OPERATING SEGMENTS (CONTINUED)

are approximately $6,300,000 as of June 30, 1999, of which approximately $5,500,000 represents intangible assets.


11. SUBSEQUENT EVENTS


  SERIES A PREFERRED STOCK FINANCING



    In January 1999, the Company issued 5,853,000 shares of Series A Preferred Stock, $.0001 par value, for $1.41667 per share (see Note 4).


  LITIGATION

    On March 2, 1999 the Company and its Chief Executive Officer ("CEO") became parties to a civil action filed by Cambridge Technology Partners, Inc. ("CTP"). The suit alleges violation of employment and severance agreements by the CEO who is a former CTP employee. CTP is seeking monetary damages against the Company for interference with the former employee's contractual relations with CTP. Management of the Company believes that the suit is without merit and intends to vigorously defend against the action. In the opinion of management, the amount of ultimate liability with respect to this action will not materially affect the financial position or results of operations of the Company.

  ACQUISITIONS

    Subsequent to December 31, 1998, the Company entered into the following acquisitions, which will be accounted for under the purchase method of accounting:

    - APPLICA CORPORATION


       On March 25, 1999, the Company entered into an agreement to acquire all the outstanding stock of Applica Corporation, a provider of application hosting services. The purchase price was comprised of: 723,699 shares of common stock.


    - WPL LABORATORIES, INC.


       On May 17, 1999, the Company entered into an agreement to acquire all the outstanding stock of WPL Laboratories, Inc., a provider of advanced software development services. The purchase price was comprised of: $5 million in cash, 1,364,140 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 314,804 shares of the Company's common stock at an exercise price of $2.98 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder, at their value at the time of the acquisition, upon the stockholder's resignation or the Company's termination of the stockholder for cause. In connection with the stock issuance, in July 1999 the Company

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND JUNE 30, 1999 (UNAUDITED)


11. SUBSEQUENT EVENTS (CONTINUED)
       provided approximately $1,200,000 in loans to stockholders. The loans which bear interest at prime plus 1% are due at the earlier of the sale of stock or four years.

    - WEB YES, INC.


       On June 10, 1999, the Company entered into an agreement to acquire all the outstanding stock of Web Yes, Inc., a provider of web hosting services. The purchase price was comprised of 456,908 shares of common stock. Of the shares of common stock issued to the former Web Yes stockholders, 342,680 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at the fair market value if the stockholder's employment is terminated without cause.



       In addition, the Company issued 35,583 shares of common stock to employees of Web Yes, Inc. The common stock is subject to restrictions relating to employment. As a result, the fair value of the stock issued has been recorded as deferred compensation and will be recognized as compensation expense over the restriction period of four years.



  RELATED PARTY TRANSACTIONS



    In May 1999, Internet Capital Group ("ICG"), holder of the Company's Series A Preferred Stock, provided $4,000,000 in advances which were converted into equity in July, 1999. In connection with this transaction, the Company issued Internet Capital Group a warrant to purchase 73,872 shares of common stock at an exercise price of $8.13 per share. During 1999 the Company provided information technology consulting services to companies in which ICG holds equity interests ("ICG Partner Companies"). For the six months ended June 30, 1999, revenues generated for services provided to ICG Partner Companies amounted to approximately $190,000.



  SERIES B PREFERRED STOCK



    In July 1999, the Company issued 2,931,849 shares of Series B Preferred Stock, $.0001 par value, for $6.50 per share. The Series B Preferred Stock is entitled to receive dividends at a rate of $.52 per share as and if declared. The Series B Preferred Stock is voting and is convertible into shares of common stock at a conversion rate of five shares of Series B Preferred Stock for four shares of common stock, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Preferred Stock has a liquidation preference of $6.50 per share. The Series B Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND JUNE 30, 1999 (UNAUDITED)


11. SUBSEQUENT EVENTS (CONTINUED)
  1999 STOCK INCENTIVE PLAN


    The 1999 Stock Incentive Plan was adopted in July 1999. The 1999 plan is intended to replace the 1998 plan. Up to 4,800,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1999 plan.


    The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards.

  1999 EMPLOYEE STOCK PURCHASE PLAN


    The 1999 Employee Stock Purchase Plan was adopted in July 1999. The purchase plan authorizes the issuance of up to a total of 400,000 shares of common stock to participating employees.


    The following employees, including directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

    - Employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

    - Employees employed for at least three months prior to enrolling in the purchase plan.

    Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock or any subsidiary are not eligible to participate.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND JUNE 30, 1999 (UNAUDITED)



12. PURCHASE PRICE ALLOCATION (UNAUDITED)



    In August 1999 the Company finalized the allocation of the tangible and intangible assets of the Acquired Companies. As a result, the excess of purchase price over the fair value of tangible assets and liabilities has been recorded as intangible assets, as follows:



                                                                       APPLICA         WPL         WEB YES
                                                                     ------------  ------------  ------------
Purchase consideration:
  Cash.............................................................            --  $  4,674,997  $    188,075
  Issuance of common stock.........................................  $  1,417,998     4,825,811     3,712,378
                                                                     ------------  ------------  ------------
      Total purchase consideration.................................     1,417,998     9,500,808     3,900,453
Direct cost of acquisition.........................................       159,159       105,654       179,210
                                                                     ------------  ------------  ------------
      Total purchase price.........................................  $  1,577,157  $  9,606,462  $  4,079,663
                                                                     ------------  ------------  ------------
                                                                     ------------  ------------  ------------

Tangible assets and liabilities:
  Cash and cash equivalents........................................  $    147,422  $    238,242  $     11,171
  Accounts receivable..............................................            --       791,980       139,973
  Prepaid expense..................................................        20,429            --            --
  Property and equipment...........................................       290,410       166,202       190,700
  Other assets.....................................................         7,332        16,934        34,298
  Notes payable....................................................      (141,629)           --            --
  Accounts payable.................................................      (151,102)      (35,751)      (10,970)
  Accrued expenses.................................................       (33,679)     (196,728)      (33,080)
  Deferred tax liability...........................................            --      (567,000)     (188,000)
  Capital leases...................................................            --            --      (133,806)
                                                                     ------------  ------------  ------------
    Net tangible assets............................................  $    139,183  $    413,879  $     10,286
Intangible assets:
  Customer base....................................................            --  $  1,037,000  $    426,000
  Workforce in place...............................................  $    201,000       445,000       206,000
                                                                     ------------  ------------  ------------
  Goodwill.........................................................     1,236,974     7,710,583     3,437,377
                                                                     ------------  ------------  ------------
      Total intangible assets......................................     1,437,974     9,192,583     4,069,377
                                                                     ------------  ------------  ------------
      Total purchase price.........................................  $  1,577,157  $  9,606,462  $  4,079,663
                                                                     ------------  ------------  ------------
                                                                     ------------  ------------  ------------



    Intangible assets will be amortized over the useful lives of three years for both assembled workforce and customer base and five years for goodwill.



13. AUTHORIZED SHARE INCREASE AND STOCK SPLIT



    In July 1999 the Board of Directors approved an increase in the number of authorized common shares from 20,000,000 to 80,000,000, and is expected to approve, in September 1999, a four-for-five stock split. All share data shown in the accompanying financial statements have been retroactively restated to reflect this stock split.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Applica Corporation:

    We have audited the accompanying balance sheet of Applica Corporation (the "Company"), a development-stage company, as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows from September 24, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applica Corporation at December 31, 1998 and the results of its operations and its cash flows from September 24, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP

Boston, Massachusetts
June 30, 1999

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                                      ASSETS
Current assets:
  Cash............................................................................  $ 474,205
  Subscriptions receivable........................................................      3,000
                                                                                    ---------
    Total current assets..........................................................    477,205
                                                                                    ---------

Property and equipment, net.......................................................     43,259
Deposits..........................................................................      7,332
                                                                                    ---------
    Total assets..................................................................  $ 527,796
                                                                                    ---------
                                                                                    ---------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable..................................................................  $  61,775
                                                                                    ---------
    Total liabilities.............................................................     61,775
                                                                                    ---------

Commitments and contingencies

Stockholders' equity:
  Preferred stock $.001 par value, 5,000,000 shares authorized, 500,000 shares
    issued and outstanding (liquidation preference of $500,000)...................    500,000
  Common stock $.001 par value, 10,000,000 shares authorized, 3,000,000 shares
    issued and outstanding........................................................      3,000
  Deficit accumulated during development stage....................................    (36,979)
                                                                                    ---------
    Total stockholders' equity....................................................    466,021
                                                                                    ---------
    Total liabilities and stockholders' equity....................................  $ 527,796
                                                                                    ---------
                                                                                    ---------

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENT OF OPERATIONS

         FROM SEPTEMBER 24, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Operating expenses:
  Organization costs.............................................................  $  25,911
  Occupancy......................................................................      7,331
  Depreciation...................................................................      1,483
  Other..........................................................................      2,254
                                                                                   ---------
    Total operating expenses.....................................................     36,979
                                                                                   ---------
    Net loss.....................................................................  $ (36,979)
                                                                                   ---------
                                                                                   ---------
Net loss per share--basic and diluted............................................  $   (0.01)
Weighted average shares outstanding..............................................  3,000,000

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                          DEFICIT
                                                                                        ACCUMULATED
                                             PREFERRED STOCK         COMMON STOCK         DURING        TOTAL
                                          ---------------------  ---------------------  DEVELOPMENT  STOCKHOLDERS'
                                           SHARES      AMOUNT      SHARES     AMOUNT       STAGE        EQUITY
                                          ---------  ----------  ----------  ---------  -----------  ------------
Balance, September 24, 1998.............         --  $       --          --  $      --   $      --    $       --
  Subscription of common stock..........         --          --   3,000,000      3,000          --         3,000
  Issuance of preferred stock...........    500,000     500,000          --         --          --       500,000
  Net loss..............................         --          --          --         --     (36,979)      (36,979)
                                          ---------  ----------  ----------  ---------  -----------  ------------
Balance, December 31, 1998..............    500,000  $  500,000   3,000,000  $   3,000   $ (36,979)   $  466,021
                                          ---------  ----------  ----------  ---------  -----------  ------------
                                          ---------  ----------  ----------  ---------  -----------  ------------

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

         FROM SEPTEMBER 24, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss........................................................................  $ (36,979)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation..................................................................      1,483
    Changes in operating assets and liabilities:
      Accounts payable............................................................     61,775
      Deposits....................................................................     (7,332)
                                                                                    ---------
        Net cash provided by operating activities.................................     18,947
                                                                                    ---------
Cash flows from investing activities:
  Additions to property and equipment.............................................    (44,742)
                                                                                    ---------
        Net cash used in investing activities.....................................    (44,742)
                                                                                    ---------
Cash flows from financing activities:
  Issuance of preferred stock.....................................................    500,000
                                                                                    ---------
        Net cash provided by financing activities.................................    500,000
                                                                                    ---------
        Net increase in cash......................................................    474,205
Cash at beginning of period.......................................................         --
                                                                                    ---------
Cash at end of period.............................................................  $ 474,205
                                                                                    ---------
                                                                                    ---------

                See accompanying notes to financial statements.

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. THE COMPANY

    Applica Corporation (the "Company") was founded in September 1998 and provides application hosting services. The Company has experienced losses since inception and is subject to those risks associated with development-stage companies. Activities since inception have consisted of development of a business plan. Since inception and through December 31, 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements. Financial statements in subsequent periods will reflect salaries and fringe benefits.

    On March 25, 1999, the Company was acquired by Breakaway Solutions, Inc. (see Note 7).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

    Equipment under capital leases is stated at the net present value of minimum lease payments. Equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    LOSS PER SHARE

    In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 requires the presentation of basic and diluted net loss per share for all periods presented. Basic loss per share is based on the weighted average number of shares outstanding during the period. Diluted net loss per share reflects the per-share effect of dilutive stock options and other dilutive common stock equivalents. As the Company is in a net loss position for the period ended December 31, 1998, common stock equivalents of 500,000 for the period ended December 31, 1998 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share and has not been presented separately.

    REPORTING COMPREHENSIVE INCOME

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive loss be reported in the financial statements in the period in which they are recognized. For the period presented, comprehensive loss under SFAS 130 was equivalent to the Company's net loss reported in the accompanying statement of operations.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. PROPERTY AND EQUIPMENT

    At December 31, 1998, property and equipment consists of the following:

Office equipment...................................................  $  41,683
Computer equipment.................................................      3,059
                                                                     ---------
                                                                        44,742
Less: accumulated depreciation.....................................     (1,483)
                                                                     ---------
    Property and equipment, net....................................  $  43,259
                                                                     ---------
                                                                     ---------

4. PREFERRED STOCK

    The Company's stockholders have authorized 5,000,000 shares of Series A preferred stock. The Series A preferred stock is entitled to receive dividends at a rate of $.05 per share per annum. The Series A preferred stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A preferred stock has a liquidation preference of $1.00 per share. The Series A

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

4. PREFERRED STOCK (CONTINUED)
preferred stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualified public offering.

5. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 are as follows:

Deferred tax assets:
  Intangible assets, principally due to differences in amortization.................  $   5,372
  Net operating loss carryforward...................................................        195
                                                                                      ---------
    Total gross deferred tax assets.................................................      5,567
                                                                                      ---------
                                                                                      ---------
Valuation allowance.................................................................     (5,567)
                                                                                      ---------
    Net deferred tax assets.........................................................  $      --
                                                                                      ---------
                                                                                      ---------

    The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

6. COMMITMENTS AND CONTINGENCIES

    The Company has entered into an operating lease for its office space which expires in August 1999. Future minimum rental commitments under the lease in 1999 are $36,000. The Company is currently exploring alternatives for new space.

7. SUBSEQUENT EVENTS

    LOAN AGREEMENT

    On March 15, 1999, the Company entered into a Loan and Security Agreement with a bank for a $150,000 equipment credit line which expires on June 15, 2002. This agreement terminated upon the purchase of the Company (see Note 7).

    AGREEMENT AND PLAN OF REORGANIZATION


    On March 25, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of 723,699 shares of Breakaway common stock issued in exchange for all of the outstanding shares of the Company's common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WPL Laboratories, Inc.:

    We have audited the accompanying balance sheets of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP

Boston, Massachusetts
June 30, 1999

                             WPL LABORATORIES, INC.

                                 BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                            ------------------------   MARCH 31,
                                                                               1997         1998          1999
                                                                            ----------  ------------  ------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash....................................................................  $   81,232  $    240,310  $    415,368
  Accounts receivable.....................................................     371,869       746,982       983,462
  Employee advances.......................................................          --       103,300       103,300
                                                                            ----------  ------------  ------------
    Total current assets..................................................     453,101     1,090,592     1,502,130
                                                                            ----------  ------------  ------------
Property and equipment
  Office and computer equipment...........................................     103,703       169,668       203,230
  Software................................................................       5,000         9,512        10,334
  Automobile..............................................................       7,500            --            --
                                                                            ----------  ------------  ------------
                                                                               116,203       179,180       213,564
  Less: Accumulated depreciation and amortization.........................     (64,556)      (83,737)      (94,647)
                                                                            ----------  ------------  ------------
    Net property and equipment............................................      51,647        95,443       118,917
                                                                            ----------  ------------  ------------
Other assets..............................................................       1,915       103,909       244,503
                                                                            ----------  ------------  ------------
                                                                            $  506,663  $  1,289,944  $  1,865,550
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Related-party advance and accrued interest..............................  $   23,333  $     25,000  $         --
  Accounts payable........................................................      10,947         8,278        11,862
  Accrued compensation and related benefits...............................      68,341       206,192       266,689
  Other accrued expenses..................................................      19,469        23,052        12,500
                                                                            ----------  ------------  ------------
    Total current liabilities.............................................     122,090       262,522       291,051
                                                                            ----------  ------------  ------------
Commitments and contingencies
Stockholders' equity:
  Common stock $.01 par value, 10,000,000 shares authorized, 1,248,980 shares issued and outstanding in 1997 and 1,800,000 shares issued and
    outstanding in 1998 and 1999..........................................      12,490        18,000        18,000
  Additional paid-in capital..............................................          99       242,589       242,589
  Retained earnings.......................................................     371,984       766,833     1,313,910
                                                                            ----------  ------------  ------------
    Total stockholders' equity............................................     384,573     1,027,422     1,574,499
                                                                            ----------  ------------  ------------
    Total liabilities and stockholders' equity............................  $  506,663  $  1,289,944  $  1,865,550
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                              STATEMENTS OF INCOME

                                                                  YEARS ENDED              THREE MONTHS ENDED
                                                                  DECEMBER 31,                 MARCH 31,
                                                           --------------------------  --------------------------
                                                               1997          1998          1998          1999
                                                           ------------  ------------  ------------  ------------

                                                                                              (UNAUDITED)
Revenues.................................................  $  1,611,284  $  2,650,415  $    434,585  $  1,087,678
Operating expenses:
  Project personnel costs................................     1,191,193     1,719,664       193,316       446,109
  Sales and marketing....................................        45,579        37,092        12,271        10,768
  General and administrative.............................       186,461       497,143        52,333        84,650
                                                           ------------  ------------  ------------  ------------
    Total operating expenses.............................     1,423,233     2,253,899       257,920       541,527
                                                           ------------  ------------  ------------  ------------
    Operating income.....................................       188,051       396,516       176,665       546,151
                                                           ------------  ------------  ------------  ------------
Other income (expense):
  Interest expense.......................................        (2,250)       (1,667)           --            --
  Interest income........................................            --            --            --           926
  Other income...........................................            --            --            --            --
                                                           ------------  ------------  ------------  ------------
    Total other income (expense).........................        (2,250)       (1,667)           --           926
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $    185,801  $    394,849  $    176,665  $    547,077
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Net income per share--basic..............................  $       0.15  $       0.24  $       0.14  $       0.30
Net income per share--diluted............................  $       0.15  $       0.24  $       0.14  $       0.29
Weighted average common shares outstanding...............     1,248,980     1,664,132     1,248,980     1,800,000
Weighted average common stock equivalents................            --            --            --        66,415
                                                           ------------  ------------  ------------  ------------
Weighted average common shares outstanding and common
  stock equivalents......................................     1,248,980     1,664,132     1,248,980     1,866,415
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK       ADDITIONAL                   TOTAL
                                                   ---------------------   PAID-IN      RETAINED    STOCKHOLDERS'
                                                     SHARES     AMOUNT     CAPITAL      EARNINGS       EQUITY
                                                   ----------  ---------  ----------  ------------  ------------
Balance, January 1, 1997.........................   1,248,980  $  12,490  $       99  $    267,993   $  280,582
  Stockholders' distributions....................          --         --          --       (81,810)     (81,810)
  Net income.....................................          --         --          --       185,801      185,801
                                                   ----------  ---------  ----------  ------------  ------------
Balance, December 31, 1997.......................   1,248,980     12,490          99       371,984      384,573
  Common stock issued to employees for services
    rendered.....................................     551,020      5,510     242,490            --      248,000
  Net income.....................................          --         --          --       394,849      394,849
                                                   ----------  ---------  ----------  ------------  ------------
Balance, December 31, 1998.......................   1,800,000     18,000     242,589       766,833    1,027,422
  Net income.....................................          --         --          --       547,077      547,077
                                                   ----------  ---------  ----------  ------------  ------------
Balance, March 31, 1999 (Unaudited)..............   1,800,000  $  18,000  $  242,589  $  1,313,910   $1,574,499
                                                   ----------  ---------  ----------  ------------  ------------
                                                   ----------  ---------  ----------  ------------  ------------

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED          THREE MONTHS ENDED
                                                                      DECEMBER 31,               MARCH 31,
                                                                 -----------------------  -----------------------
                                                                    1997        1998         1998        1999
                                                                 ----------  -----------  ----------  -----------

                                                                                                (UNAUDITED)
Operating activities:
  Net income...................................................  $  185,801  $   394,849  $  176,665  $   547,077
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................      14,300       26,681       6,671       10,910
    Common stock issued to employees for services rendered.....          --      248,000          --           --
    Changes in operating assets and liabilities:
      Accounts receivable......................................     (68,745)    (375,113)     30,936     (236,480)
      Employee advances........................................          --     (103,300)         --           --
      Accounts payable.........................................      (2,902)      (2,669)        868        3,584
      Accrued compensation and related benefits................      59,033      137,851     (87,810)      60,497
      Accrued expenses.........................................          --        3,583          --      (10,552)
                                                                 ----------  -----------  ----------  -----------
        Net cash provided by operating activities..............     187,487      329,882     127,330      375,036
                                                                 ----------  -----------  ----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment..........................     (41,106)     (70,477)     (1,025)     (34,384)
  Increase in other assets.....................................      (1,240)    (101,994)     (1,119)    (140,594)
                                                                 ----------  -----------  ----------  -----------
        Net cash used in operating activities..................     (42,346)    (172,471)     (2,144)    (174,978)
                                                                 ----------  -----------  ----------  -----------
Cash flows from financing activities:
  Proceeds from (repayment of) related party advance...........          --        1,667          --      (25,000)
  Stockholders' distribution...................................     (81,810)          --          --           --
                                                                 ----------  -----------  ----------  -----------
        Net cash provided by (used in) financing activities....     (81,810)       1,667          --      (25,000)
                                                                 ----------  -----------  ----------  -----------
        Net increase in cash...................................      63,331      159,078     125,186      175,058
Cash at beginning of period....................................      17,901       81,232      81,232      240,310
                                                                 ----------  -----------  ----------  -----------
Cash at end of period..........................................  $   81,232  $   240,310  $  206,418  $   415,368
                                                                 ----------  -----------  ----------  -----------
                                                                 ----------  -----------  ----------  -----------
Supplemental disclosure of cash flow information:
Cash paid for interest.........................................  $      584  $        --  $       --  $        --
                                                                 ----------  -----------  ----------  -----------
                                                                 ----------  -----------  ----------  -----------

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

1. THE COMPANY

    WPL Laboratories, Inc. (the "Company") provides advanced software development services to businesses. The Company's projects include sales force automation, distribution, management, personnel management, e-commerce application development, product analysis and Internet enabling applications.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

    The fair market values of cash and accounts receivable at both December 31, 1997 and 1998 approximate their carrying amounts.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over three years for office and computer equipment and software and five years for the automobile.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    STOCKHOLDERS' EQUITY

    On April 1, 1998, the Company amended its articles of incorporation to change the par value of its common stock from $1.00 to $.01 and adjust the number of authorized shares. In addition, the Company approved a stock dividend of 1,248,880 shares. All related share information for all periods presented has been restated to reflect this amendment.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    The Company generally recognizes revenue on projects as work is performed based on hourly billable rates. In addition, a limited number of projects are performed under fixed-price contracts. Revenue from these contracts is recognized on the percentage of completion method based on the percentage that incurred costs to date bear to the most recently estimated total costs. Amounts billed to clients in excess of revenue recognized are classified as deferred revenue. Anticipated losses on uncompleted contracts, if any, are recognized in full when determined.

    PROJECT PERSONNEL COSTS

    Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    INCOME TAXES

    The Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income.

    STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations.

    NET INCOME PER SHARE

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE during 1997. This statement requires the presentation of basic and diluted net income per share for all periods presented. Under SFAS 128, the Company presents both basic net income per share and diluted net income per share. Basic net income per share is calculated based on weighted average common shares outstanding. Diluted net income per share reflects the per-share effect of dilutive stock options and other dilutive common stock equivalents.

    REPORTING COMPREHENSIVE INCOME

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recognized. For each period reported, comprehensive income under SFAS 130 was equivalent to the Company's net income reported in the accompanying statements of income.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. RELATED-PARTY ADVANCE AND ACCRUED INTEREST

    In 1996, the Company received a working capital advance of $20,000, with no defined terms, from a relative of its major stockholder. The advance has been accruing interest at 8.3% per year. Interest expense on the advance was $2,250 and $1,667 for the years ended December 31, 1997 and 1998, respectively, and $417 and $0 for the three months ended March 31, 1998 and 1999, respectively.

4. COMMON STOCK

    In April 1998, the Company awarded 551,020 shares of common stock to certain employees for services rendered. Accordingly, the Company recorded compensation expense of $248,000, which represented the estimated fair value of the common stock issued. In connection with the award, the Company advanced $103,300 to the employees to pay certain personal income taxes. These advances are outstanding as of December 31, 1998.

5. EMPLOYEE BENEFIT PLAN

    The Company maintains a defined contribution plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees of the Company. Participants may contribute up to the greater of 15% of their total compensation or $10,000 to the plan, with the Company matching on a discretionary basis. For the years ended December 31, 1997 and 1998, the Company did not contribute to the plan.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

6. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from significant customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                                    THREE
                                                                   YEARS ENDED     MONTHS
                                                                    DECEMBER     ENDED MARCH
                                                                       31,           31,
                                                                   -----------   -----------
                                                                   1997   1998   1998   1999
                                                                   ----   ----   ----   ----

                                                                                 (UNAUDITED)
Customer A.......................................................   52%    38%    53%    32%
Customer B.......................................................   --     18     31     --
Customer C.......................................................   --     15     --     22
Customer D.......................................................   25     --     --     --
Customer E.......................................................   --     --     --     12
Customer F.......................................................   --     --     --     12

7. LEASE COMMITMENTS

    The Company has entered into operating leases for its office facility and equipment that expire through July 2000. Rent expense for the years ended December 31, 1997 and 1998 was $43,613, and $43,893, respectively. Future minimum lease payments under the operating leases as of December 31, 1998 are $119,054 in 1999, $167,064 in 2000, $164,664 in 2001 and $41,166 in 2002.

8. SUBSEQUENT EVENTS

    STOCK OPTION PLAN

    On January 1, 1999, the Company instituted the WPL Laboratories, Inc. 1999 Stock Option Plan (the "Plan") which authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Plan is 200,000 shares. The Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock. Stock options granted under the Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company). Subsequent to December 31, 1998 and through May 14, 1999, the Company granted 186,208 options under the Plan to purchase common stock at $4.00 per share.

    LINE OF CREDIT

    On February 22, 1999, the Company entered into a line of credit agreement with a commercial bank under which it may borrow up to $750,000 at the bank's prime rate plus .5%. Borrowings under

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

8. SUBSEQUENT EVENTS (CONTINUED)
the line are secured by substantially all assets of the Company and are subject to certain financial and nonfinancial covenants which include, among other things, maintenance of a ratio of debt to cash flow, minimum tangible net worth and a ratio of current assets to current liabilities. The line of credit expires on April 15, 2000. This agreement terminated upon the purchase of the Company (see Note 8).

    CONSULTING AGREEMENT

    On March 17, 1999, the Company signed a consulting agreement with Plansponsor.com, Inc. ("PlanSponsor"). The agreement calls for the Company to provide 3,000 hours of services, including work previously performed for PlanSponsor in exchange for shares of common stock in PlanSponsor. As of December 31, 1998, the Company had performed $100,875 of services based on the agreement's contractual rates. This amount is included in other assets on the accompanying balance sheets and will ultimately be settled by issuance of shares of PlanSponsor common stock. In May 1999, the Company declared a dividend of the PlanSponsor stock to the stockholders of the Company.

    REORGANIZATION AGREEMENT


    On May 17, 1999, the Company entered into a Reorganization Agreement with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of $5 million in cash, 1,364,140 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 314,804 shares of the Company's common stock at an exercise price of $2.98 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to our right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder at their value at the time of the acquisition upon the stockholder's resignation or our termination of the stockholder for cause.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Web Yes, Inc.:

    We have audited the accompanying consolidated balance sheets of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP
Boston, Massachusetts
June 30, 1999

                          WEB YES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                                               ---------------------   MARCH 31,
                                                                                 1997        1998        1999
                                                                               ---------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash.......................................................................  $   4,729  $   10,204   $   1,480
  Accounts receivable........................................................     15,415      13,899      31,764
                                                                               ---------  ----------  -----------
      Total current assets...................................................     20,144      24,103      33,244
                                                                               ---------  ----------  -----------
Computer equipment...........................................................     56,509     190,948     221,142
Less: Accumulated depreciation and amortization..............................      6,667      26,095      37,601
                                                                               ---------  ----------  -----------
      Net computer equipment.................................................     49,842     164,853     183,541
                                                                               ---------  ----------  -----------
Deposits.....................................................................        100       2,281       2,281
                                                                               ---------  ----------  -----------
      Total assets...........................................................  $  70,086  $  191,237   $ 219,066
                                                                               ---------  ----------  -----------
                                                                               ---------  ----------  -----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations...............................  $   4,782  $   18,633   $  19,951
  Loans and advances payable to stockholders.................................     45,007      29,251      42,296
  Accounts payable...........................................................     12,652      49,414      30,563
  Accrued expenses...........................................................      2,010      14,925      28,134
                                                                               ---------  ----------  -----------
      Total current liabilities..............................................     64,451     112,223     120,944
Capital lease obligations, net of current portion............................     13,652      43,056      37,344
                                                                               ---------  ----------  -----------
      Total liabilities......................................................     78,103     155,279     158,288
                                                                               ---------  ----------  -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, no par value, 200,000 shares authorized, none issued and outstanding in 1997 and 70,000 shares issued and outstanding (liquidation
    preference of $1 per share) in 1998 and 1999.............................         --      70,000      70,000
  Common stock, no par value, 1,000,000 shares authorized, 13,395 shares issued and outstanding in 1997 and 691,897 shares issued and outstanding
    in 1998 and 1999.........................................................        134       6,919       6,919
  Additional paid in capital.................................................         --      55,985      55,985
  Accumulated deficit........................................................     (8,151)    (90,726)    (65,906)
  Less: Subscriptions receivable.............................................         --      (6,220)     (6,220)
                                                                               ---------  ----------  -----------
      Total stockholders' equity.............................................     (8,017)     35,958      60,778
                                                                               ---------  ----------  -----------
      Total liabilities and stockholders' equity.............................  $  70,086  $  191,237   $ 219,066
                                                                               ---------  ----------  -----------
                                                                               ---------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         YEARS ENDED         THREE MONTHS ENDED
                                                                         DECEMBER 31,             MARCH 31,
                                                                    ----------------------  ---------------------
                                                                       1997        1998       1998        1999
                                                                    ----------  ----------  ---------  ----------

                                                                                                 (UNAUDITED)
Revenues..........................................................  $  108,669  $  288,512  $  54,464  $  141,828
                                                                    ----------  ----------  ---------  ----------
Operating expenses:
  Direct personnel costs..........................................          --      38,750         --      37,067
  Other direct costs..............................................      39,163     111,650      9,529      15,051
  Selling, general and administrative expenses....................      70,894     214,238     23,375      57,953
                                                                    ----------  ----------  ---------  ----------
    Total operating expenses......................................     110,057     364,638     32,904     110,071
                                                                    ----------  ----------  ---------  ----------
    Income (loss) from operations.................................      (1,388)    (76,126)    21,560      31,757
  Interest expense................................................      (4,182)     (6,449)      (916)     (6,937)
                                                                    ----------  ----------  ---------  ----------
    Net income (loss).............................................  $   (5,570) $  (82,575) $  20,644  $   24,820
                                                                    ----------  ----------  ---------  ----------
                                                                    ----------  ----------  ---------  ----------
Net income (loss) per share--basic and diluted....................  $     (.42) $     (.37) $    1.52  $      .04
Weighted average shares outstanding...............................      13,395     223,452     13,595     691,897

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK           PREFERRED STOCK       ADDITIONAL
                                   ----------------------  ------------------------    PAID IN    ACCUMULATED   SUBSCRIPTIONS
                                    SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL      DEFICIT      RECEIVABLE
                                   ---------  -----------  -----------  -----------  -----------  ------------  -------------
Balance, January 1, 1997.........     13,395   $     134           --    $      --    $      --    $   (2,581)    $      --
  Net loss.......................         --          --           --           --           --        (5,570)           --
                                   ---------  -----------  -----------  -----------  -----------  ------------  -------------
Balance, December 31, 1997.......     13,395         134           --           --           --        (8,151)           --
  Issuance of common stock to
    founders.....................    621,952       6,220           --           --           --            --        (6,220)
  Issuance of common shares in
    exchange for services
    rendered.....................     56,550         565           --           --       55,985            --            --
  Issuance of preferred shares...         --          --       70,000       70,000           --            --            --
  Net loss.......................         --          --           --           --           --       (82,575)           --
                                   ---------  -----------  -----------  -----------  -----------  ------------  -------------
Balance, December 31, 1998.......    691,897       6,919       70,000       70,000       55,985       (90,726)       (6,220)
  Net income (Unaudited).........         --          --           --           --           --        24,820            --
                                   ---------  -----------  -----------  -----------  -----------  ------------  -------------
Balance, March 31, 1999
  (Unaudited)....................    691,897   $   6,919       70,000    $  70,000    $  55,985    $  (65,906)    $  (6,220)
                                   ---------  -----------  -----------  -----------  -----------  ------------  -------------
                                   ---------  -----------  -----------  -----------  -----------  ------------  -------------

                                       TOTAL
                                   STOCKHOLDERS'
                                      EQUITY
                                   -------------
Balance, January 1, 1997.........    $  (2,447)
  Net loss.......................       (5,570)
                                   -------------
Balance, December 31, 1997.......       (8,017)
  Issuance of common stock to
    founders.....................           --
  Issuance of common shares in
    exchange for services
    rendered.....................       56,550
  Issuance of preferred shares...       70,000
  Net loss.......................      (82,575)
                                   -------------
Balance, December 31, 1998.......       35,958
  Net income (Unaudited).........       24,820
                                   -------------
Balance, March 31, 1999
  (Unaudited)....................    $  60,778
                                   -------------
                                   -------------

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          YEARS ENDED         THREE MONTHS ENDED
                                                                         DECEMBER 31,             MARCH 31,
                                                                     ---------------------  ----------------------
                                                                       1997        1998        1998        1999
                                                                     ---------  ----------  ----------  ----------

                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................................  $  (5,570) $  (82,575) $   20,644  $   24,820
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization..................................      6,018      20,023       3,000      11,507
    Common stock issued to employees for services rendered.........         --      56,550          --          --
    Changes in operating assets and liabilities:
      Accounts receivable..........................................    (14,552)      1,516       1,634     (17,865)
      Accounts payable.............................................     11,346      36,762      (9,426)    (18,851)
      Accrued expenses.............................................      1,716      12,915         500      13,209
                                                                     ---------  ----------  ----------  ----------
        Net cash provided by (used in) operating activities........     (1,042)     45,191      16,352      12,820
                                                                     ---------  ----------  ----------  ----------
        Cash flows from investing activity:
  Purchase of computer equipment...................................    (19,724)    (78,286)     (6,147)    (30,195)
                                                                     ---------  ----------  ----------  ----------
        Net cash used in investing activity........................    (19,724)    (78,286)     (6,147)    (30,195)
                                                                     ---------  ----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock........................         --      55,000       5,000          --
  Increase in deposits.............................................       (100)     (2,181)         --          --
  Proceeds from loans and advances payable to stockholders.........     37,007      15,033      22,543       8,651
  Repayment of capital lease obligations...........................       (750)     (8,967)         --          --
  Proceeds (repayment) of loans payable............................    (11,008)    (20,315)    (30,007)         --
                                                                     ---------  ----------  ----------  ----------
        Net cash provided by financing activities..................     25,149      38,570      (2,464)      8,651
                                                                     ---------  ----------  ----------  ----------
Increase (decrease) in cash........................................      4,383       5,475       7,741      (8,724)
Cash, beginning of period..........................................        346       4,729       4,729      10,204
                                                                     ---------  ----------  ----------  ----------
Cash, end of period................................................  $   4,729  $   10,204  $   12,470  $    1,480
                                                                     ---------  ----------  ----------  ----------
                                                                     ---------  ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid for interest...........................................  $   2,466  $    8,460  $      916  $    1,796
                                                                     ---------  ----------  ----------  ----------
                                                                     ---------  ----------  ----------  ----------
Supplemental disclosures of non-cash investing and financing activities:
  Issuance of preferred stock in exchange for advances from
    stockholders...................................................  $      --  $   15,000  $       --  $       --
                                                                     ---------  ----------  ----------  ----------
                                                                     ---------  ----------  ----------  ----------
  Capital lease obligations........................................  $  19,150  $   56,748  $       --  $       --
                                                                     ---------  ----------  ----------  ----------
                                                                     ---------  ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

1. THE COMPANY

    Web Yes, Inc. (the "Company"), which was incorporated in July 1996, provides application hosting services. Since inception and through September 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements during the applicable periods. Financial statements for periods subsequent to September 30, 1998 reflect salaries and fringe benefits.

    Web Developers Network, Inc., a wholly owned subsidiary of the Company, has been inactive since inception.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Web Developers Network, Inc. All significant intercompany transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    COMPUTER EQUIPMENT

    Computer equipment is recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets (three to five years). Equipment held under capital leases is stated at the net present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and debt instruments.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

    The fair market values of cash, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    REVENUE RECOGNITION

    Revenues pursuant to time and materials contracts are recognized as services are provided. Revenues from application hosting agreements are recognized ratably over the terms of the agreements.

    DIRECT PERSONNEL COSTS AND OTHER DIRECT COSTS

    Direct personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments. Other direct costs consist of hardware.

    INCOME TAXES

    The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share were calculated based on the weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted net income (loss) per share are the same. As the Company has been in a net loss position for the years ended December 31, 1997 and 1998, common stock equivalents of zero and 200,000 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    REPORTING COMPREHENSIVE INCOME

    Effective July 1, 1996, the Company adopted SFAS No. 130 ("SFAS 130)", REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. For each period presented, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net loss reported in the accompanying consolidated statements of operations.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future periods.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. LOANS AND ADVANCES PAYABLE TO STOCKHOLDERS

    The Company has various loans and advances payable to stockholders for working capital purposes. The loans, which accrue interest at 8%, have no definitive repayment terms.

4. STOCKHOLDERS' EQUITY

    COMMON STOCK

    In September 1998, the Company amended its articles of incorporation to adjust the number of authorized shares of common stock from 20,000 shares to 1,000,000 shares. The Company then issued 621,952 shares of common stock at $.01 per share to the founders of the Company in order to adjust the equity ownership to planned percentages. Subsequent to their issuance the founders began to draw salaries.

    During 1998 the Company issued shares of common stock to non-employees in exchange for services rendered. The Company recorded expense of $56,550 for the fair value of the stock issued.

    PREFERRED STOCK

    In September 1998, the Company authorized 200,000 shares of preferred stock and issued an 70,000 shares of preferred stock at $1.00 per share. The preferred stock is voting and is convertible into one share of common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering. The preferred stock has a $1 per share liquidation preference.

5. CAPITAL LEASES

    The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for four years, with interest rates ranging from 12.9% to 21.6%. The leased equipment secures all leases.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

5. CAPITAL LEASES (CONTINUED)
    The following is a schedule by year of future minimum lease payments due under the capitalized leases, and the net present value of the minimum lease payments as of December 31, 1998:

  1999.............................................................  $  27,184
  2000.............................................................     26,228
  2001.............................................................     17,146
  2002.............................................................      7,459
                                                                     ---------
    Total minimum lease payments...................................     78,017
Less: amount representing interest.................................     16,328
                                                                     ---------
    Net present value of minimum lease payments....................     61,689
Less: current portion of capital lease obligations.................     18,633
                                                                     ---------
    Capital lease obligations, net of current portion..............  $  43,056
                                                                     ---------
                                                                     ---------

6. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                        YEARS ENDED DECEMBER 31,  THREE MONTHS ENDED MARCH
                                                                                            31,
                                                        ------------------------  ------------------------
                                                           1997         1998         1998         1999
                                                           -----        -----        -----        -----

                                                                                        (UNAUDITED)
Customer A............................................          29%          24%          22%          49%
Customer B............................................          --           35           10           22

7. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                             1997       1998
                                                                           ---------  ---------
Deferred tax assets:
  Accrued expenses.......................................................  $     492  $     978
  Net operating loss carryforwards.......................................        714      3,735
                                                                           ---------  ---------
      Total gross deferred tax assets....................................      1,206      4,713
Valuation allowance......................................................     (1,206)    (4,713)
                                                                           ---------  ---------
      Net deferred tax assets............................................  $      --  $      --
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

8. SUBSEQUENT EVENT

    On June 10, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding capital stock of the Company in a transaction accounted for under the purchase method of accounting. The total purchase price was comprised of 571,135 shares of common stock of Breakaway. Of the shares of common stock issued to the former Web Yes stockholders, 428,351 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at their fair market value if stockholder's employment is terminated without cause.

                           BREAKAWAY SOLUTIONS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION


The following unaudited pro forma consolidated statements of operations give effect to the acquisition by Breakaway Solutions, Inc. (the "Company") of all of the stock of Applica Corporation on March 25, 1999, (ii) all of the stock of WPL Laboratories, Inc. on May 17, 1999, and (iii) all of the stock of Web Yes, Inc. on June 10, 1999 (together the Acquired Companies) as if they had occurred on January 1, 1998. The unaudited pro forma consolidated balance sheet gives effect to the issuance of the Company's Series B Preferred Stock as if it had occurred on June 30, 1999. These statements are based on the historical financial statements of the Company and the Acquired Companies, and the estimates and assumptions set forth below and in the notes to the unaudited pro forma consolidated financial statements.



The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's estimate of fair value with any excess purchase price being allocated to goodwill or other identifiable intangible assets. The pro forma adjustments related to the purchase price allocation of the acquisitions represent management's best estimate of the effects of the acquisitions.


The pro forma adjustments are based upon estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred on January 1, 1998, as assumed, or the future results of the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.

                           BREAKAWAY SOLUTIONS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999



                                                                                            PRO FORMA
                                                                             BREAKAWAY       SERIES B
                                                                            SOLUTIONS,      FINANCING      PRO FORMA
                                                                               INC.       ADJUSTMENT (1)  CONSOLIDATED
                                                                           -------------  --------------  ------------
                                 ASSETS
Current Assets:
  Cash and cash equivalents..............................................   $ 1,808,083    $ 15,057,019(a)  $16,865,102
  Accounts receivable, net...............................................     2,812,183              --     2,812,183
  Unbilled revenues on contracts.........................................     1,536,768              --     1,536,768
  Prepaid expenses.......................................................        74,878              --        74,878
  Deferred offering costs................................................       240,835              --       240,835
  Advances to employees..................................................        17,700              --        17,700
                                                                           -------------  --------------  ------------
    Total current assets.................................................     6,490,447      15,057,019    21,547,466
                                                                           -------------  --------------  ------------
Property and equipment, net..............................................     2,362,121              --     2,362,121
Intangible assets........................................................    14,407,080              --    14,407,080
Other assets.............................................................       125,673              --       125,673
                                                                           -------------  --------------  ------------
    Total assets.........................................................   $23,385,321    $ 15,057,019    $38,442,340
                                                                           -------------  --------------  ------------
                                                                           -------------  --------------  ------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to stockholder............................................   $ 4,000,000      (4,000,000)(a)          --
  Notes payable..........................................................       143,185              --       143,185
  Capital lease obligation--current portion..............................       283,507              --       283,507
  Accounts payable.......................................................     1,170,119              --     1,170,119
  Accrued compensation and related benefits..............................       788,884              --       788,884
  Accrued expenses.......................................................     1,156,080              --     1,156,080
  Deferred revenue on contracts..........................................        78,723              --        78,723
  Deferred tax liability-current portion.................................       188,750              --       188,750
                                                                           -------------  --------------  ------------
    Total current liabilities............................................     7,809,248      (4,000,000)    3,809,248
Capital lease obligation--long-term portion..............................        60,319              --        60,319
Due to stockholders......................................................     2,174,997              --     2,174,997
Deferred tax liability...................................................       566,250              --       566,250
                                                                           -------------  --------------  ------------
    Total long-term liabilities..........................................     2,801,566              --     2,801,566
    Total liabilities....................................................    10,610,814      (4,000,000)    6,610,814
                                                                           -------------  --------------  ------------
Commitments and contingencies
Stockholders' equity:
  Series A preferred stock...............................................           585              --           585
  Series B preferred stock...............................................                           293(a)         293
  Common stock...........................................................         1,049              --         1,049
  Additional paid-in-capital.............................................    15,579,982      19,056,726(a)  34,636,708
  Less: deferred compensation............................................      (289,112)             --      (289,112)
  Less: treasury stock...................................................           (32)             --           (32)
  Retained earnings (deficit)............................................    (2,517,965)             --    (2,517,965)
                                                                           -------------  --------------  ------------
    Total stockholders' equity...........................................    12,774,507      19,057,019    31,831,526
                                                                           -------------  --------------  ------------
    Total liabilities and stockholders' equity...........................   $23,385,321    $ 15,057,019    $38,442,340
                                                                           -------------  --------------  ------------
                                                                           -------------  --------------  ------------


------------------------------
(1) See Note 1 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999



                                     BREAKAWAY
                                    SOLUTIONS,                                               PRO FORMA         PRO FORMA
                                       INC.         APPLICA        WPL        WEB YES     ADJUSTMENTS (1)    CONSOLIDATED
                                   -------------  -----------  ------------  ----------  ------------------  -------------
Revenues.........................   $ 7,562,659   $       400  $  1,678,539  $  289,488  $           --      $   9,531,086
                                   -------------  -----------  ------------  ----------  ------------------  -------------
Operating expenses:
  Project personnel costs........     3,617,150       175,000       721,058      73,966              --          4,587,174
  Direct project costs...........            --            --            --      36,609              --             36,609
  Sales and marketing............       114,415            --        30,537          --              --            144,952
  Selling, general and admin
    expenses.....................     6,365,459       152,238       600,736      54,150       1,149,798(a)       8,322,381
                                   -------------  -----------  ------------  ----------  ------------------  -------------
    Total operating expenses.....    10,097,024       327,238     1,352,331     164,725       1,149,798         13,091,116
                                   -------------  -----------  ------------  ----------  ------------------  -------------
Income (loss) from operations....    (2,534,365)     (326,838)      326,208     124,763      (1,149,798)        (3,560,030)
                                   -------------  -----------  ------------  ----------  ------------------  -------------
Other income (expense):
  Other income (expense).........        (7,494)           --            --      14,438              --            (21,932)
  Interest income................        59,510            --         2,516          29              --             62,055
  Interest expense...............       (35,616)           --            --        (454)        (76,125) (b)      (112,195)
                                   -------------  -----------  ------------  ----------  ------------------  -------------
                                         16,400            --         2,516     (14,863)             --            (72,072)
                                   -------------  -----------  ------------  ----------  ------------------  -------------
Net income (loss)................   $(2,517,965)  $  (326,838) $    328,724  $  109,900  $   (1,225,923)     $  (3,632,102)
                                   -------------  -----------  ------------  ----------  ------------------  -------------
                                   -------------  -----------  ------------  ----------  ------------------  -------------
Net income (loss)
  per share--basic
  and diluted....................         (0.55)                                                                     (0.57)
Weighted average shares
  outstanding....................     4,587,307                                                                  6,379,509
Pro forma income information:
  Income (loss) before taxes.....   $(2,517,965)                                                             $  (3,632,102)
  Income taxes(benefit)..........      (856,108)                                                                (1,234,915)
                                   -------------                                                             -------------
    Net Income...................   $(1,661,857)                                                             $  (2,397,187)
                                   -------------                                                             -------------
                                   -------------                                                             -------------
Net loss per share...............   $     (0.36)                                                             $       (0.38)


------------------------

(1) See Note 2 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                    BREAKAWAY
                                   SOLUTIONS,                                              PRO FORMA          PRO FORMA
                                      INC.        APPLICA        WPL        WEB YES     ADJUSTMENTS (1)     CONSOLIDATED
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
Revenues........................   $10,017,947   $       --  $  2,650,415  $  288,512  $           --      $    12,956,874
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
Operating expenses:
  Project personnel costs.......     5,903,843           --     1,719,664          --         831,170(c)         8,454,677
  Direct project costs..........            --           --            --      38,750              --               38,750
  Other direct costs............            --           --            --     111,650              --              111,650
  Sales and marketing costs.....        50,631           --        37,092          --              --               87,723
  Selling, general and admin
    expenses....................     4,763,657       36,979       497,143     214,238       2,939,987(a)         8,452,004
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
    Total operating expenses....    10,718,131       36,979     2,253,899     364,638       3,771,157           17,144,804
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
Income (loss) from operations...      (700,184)     (36,979)      396,516     (76,126)     (3,771,157)          (4,187,930)
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
Other income (expense):
  Other income..................       160,000           --            --          --              --              160,000
  Interest income...............        11,191           --            --          --              --               11,191
  Interest expense..............       (43,127)          --        (1,667)     (6,449)       (152,250) (b)        (203,493)
  Loss on disposal of
    equipment...................        (3,055)          --            --          --              --               (3,055)
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
                                       125,009           --        (1,667)     (6,449)             --              (35,357)
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
    Net income (loss)...........   $  (575,175)  $  (36,979) $    394,849  $  (82,575) $   (3,923,407)     $    (4,223,287)
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
                                  -------------  ----------  ------------  ----------  ------------------  ---------------
Net income (loss) per
  share--basic and diluted......         (0.07)                                                                      (0.48)
Weighted average shares
  outstanding...................     8,000,877                                                                   8,884,955
Pro forma income information:
  Income (loss) before taxes....   $  (575,175)                                                            $    (4,223,287)
  Income taxes (benefit)........      (195,560)                                                                 (1,435,918)
                                  -------------                                                            ---------------
    Net income..................   $  (379,615)                                                            $    (2,787,369)
                                  -------------                                                            ---------------
                                  -------------                                                            ---------------
Net loss per share..............   $     (0.05)                                                            $         (0.31)


------------------------

(1) See Note 2 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


1. PRO FORMA CONSOLIDATED BALANCE SHEET



(a) Adjustments



    The pro forma balance sheet adjustments as of June 30, 1999 consist of the following: the issuance of 2,931,849 shares of Series B Preferred Stock, $.0001 par value, for $6.50 per share. The Series B Preferred Stock is entitled to receive dividends at a rate of $.1136 per share as and if declared. The Series B Preferred Stock is convertible into shares of common stock on a share-per-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Preferred Stock has a liquidation preference of $6.50 per share. The Series B Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering.



(b) Common Stock



    At the closing of the proposed public offering of common stock, the Series A and Series B preferred stock will be converted into common shares. The following table summarizes the total number of shares of common stock purchased from us after giving effect to the conversion of preferred stock to common stock:



                                                                                     SHARES     CONSIDERATION
                                                                                  ------------  -------------
    Existing common stockholders................................................     4,314,398  $   1,653,942
    Shares issued in business combinations......................................     2,523,600      9,192,785
    Series A preferred stock conversion.........................................     4,682,400      8,291,945
    Series B preferred stock conversion.........................................     2,345,479     19,057,019
                                                                                  ------------  -------------
                                                                                    13,865,877  $  38,195,691
                                                                                  ------------  -------------
                                                                                  ------------  -------------



    The consideration paid differs from the common stock and additional paid-in-capital on the accompanying consolidated pro forma balance sheet due to an S Corporation termination benefit of $911,892 and a repurchase of common stock for $4,468,980 during 1999.


2. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS


    The pro forma statement of operations adjustments for the year ended December 31, 1998, and for the six months ended June 30, 1999, consist of the following:



(a) General and administrative expense has been adjusted to reflect the amortization of goodwill and intangible assets associated with the acquisitions of the Acquired Companies.

                           BREAKAWAY SOLUTIONS, INC.

2. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED)

    In August 1999 the Company finalized the allocation of the tangible and intangible assets of the Acquired Companies. As a result, the excess of the total purchase price for each Acquired Company over the allocation of fair values to the net assets has been recorded as intangible assets, as follows:



                                                                       APPLICA         WPL         WEB YES
                                                                     ------------  ------------  ------------
Purchase consideration:
  Cash.............................................................            --  $  4,674,997  $    188,075
  Issuance of common stock.........................................  $  1,417,998     4,825,811     3,712,378
                                                                     ------------  ------------  ------------
      Total purchase consideration.................................     1,417,998     9,500,808     3,900,453
Direct cost of acquisition.........................................       159,159       105,654       179,210
                                                                     ------------  ------------  ------------
      Total purchase price.........................................  $  1,577,157  $  9,606,462  $  4,079,663
                                                                     ------------  ------------  ------------
                                                                     ------------  ------------  ------------

Tangible assets and liabilities:
  Cash and cash equivalents........................................  $    147,422  $    238,242  $     11,171
  Accounts receivable..............................................            --       791,980       139,973
  Prepaid expense..................................................        20,429            --            --
  Property and equipment...........................................       290,410       166,202       190,700
  Other assets.....................................................         7,332        16,934        34,298
  Notes payable....................................................      (141,629)           --            --
  Accounts payable.................................................      (151,102)      (35,751)      (10,970)
  Accrued expenses.................................................       (33,679)     (196,728)      (33,080)
  Deferred tax liability...........................................            --      (567,000)     (188,000)
  Capital leases...................................................            --            --      (133,806)
                                                                     ------------  ------------  ------------
    Net tangible assets............................................  $    139,183  $    413,879  $     10,286
Intangible assets:
  Customer base....................................................            --  $  1,037,000  $    426,000
  Workforce in place...............................................  $    201,000       445,000       206,000
                                                                     ------------  ------------  ------------
  Goodwill.........................................................     1,236,974     7,710,583     3,437,377
                                                                     ------------  ------------  ------------
      Total intangible assets......................................     1,437,974     9,192,583     4,069,377
                                                                     ------------  ------------  ------------
      Total purchase price.........................................  $  1,577,157  $  9,606,462  $  4,079,663
                                                                     ------------  ------------  ------------
                                                                     ------------  ------------  ------------



    Intangible assets will be amortized over the useful lives of three years for both assembled workforce and customer base and five years for goodwill.



    The cash consideration of $5.0 million will be paid over a four-year period. Each former WPL stockholder will receive half of his share of the $5.0 million at closing. The remaining half of the cash consideration payable to each stockholder is paid over four years as long as the stockholder does not voluntarily terminate his employment and is not terminated for cause.



(b) Adjustment for interest expense relating to the remaining cash consideration payable to each stockholder, as described in (a).



(c) During 1998, certain Acquired Companies operated with no salaried employees. Compensation expense has been adjusted to reflect the difference between historical compensation and benefits of officers and employees of the Acquired Companies and the compensation and benefits specified in the employment contracts entered into at the date of acquisition.

[Narrative description of graphic material omitted in electronically filed document:

The page is divided into two columns, the left column being slightly wider than the right column.

The heading "Breakaway Clients" is located near the top of the left column. The heading is underlined with a line beginning at the far left of the page.

To the right of the heading "Breakaway Clients" is a snapshot of a web page from Partners HealthCare System, under which is the following text: "Partners HealthCare System engaged Breakaway Solutions to design a solution to consolidate, implement and deploy their research system, from 17 databases in multiple locations, and provide, a web-based user-interface across an intranet/extranet, permitting approximately 2,000 researchers and administrators easy, rapid, low-cost and standardized access."

Below the heading "Breakaway Results" is a snapshot of a web page from VerticalNet, under which is the following text: "VerticalNet engaged Breakaway Solutions to design, develop and implement a full-order lifecycle, electronic commerce enabled, online marketplace for 36 vertical markets, sales lead dissemination system, workflow management intranet, sales force intranet and a customer extranet."

To the right of the VerticalNet web page and below the Partners HealthCare web page is a snapshot of a web page from Plan Sponsor Exchange, under which is the following text: "Plan Sponsor Exchange engaged Breakaway Solutions to provide the Breakaway full service offering from Internet strategy consulting and planning, and design, development, and rapid deployment to application hosting services in order to deploy their robust e-business model on the Internet."]

                        [BREAKAWAY SOLUTIONS, INC. LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.


SEC registration fee............................................  $  11,510
NASD filing fee.................................................      4,640
Nasdaq National Market listing fee..............................     95,000
Blue Sky fees and expenses......................................     10,000
Transfer Agent and Registrar fees...............................     15,000
Accounting fees and expenses....................................    500,000
Legal fees and expenses.........................................    400,000
Printing and mailing expenses...................................    150,000
Miscellaneous...................................................     63,850
                                                                  ---------
  Total.........................................................  $1,250,000
                                                                  ---------
                                                                  ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article SEVENTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article EIGHTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant:

    (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and

    (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article EIGHTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section 8 of the Underwriting Agreement, the underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


STOCK SPLITS.  Except as otherwise indicated, the information set forth in this
Item 15 reflects the following four-for-five stock split of the Registrant's common stock.



    Prior to the consummation of this offering, the Registrant will effect a
four-for-five stock split of its common stock outstanding as of September   ,
1999. In connection with such stock split the Registrant will issue to its
stockholders of record as of September   , 1999 an aggregate of
shares of common stock in exchange for the aggregate of       shares of common
stock outstanding as of such date. No underwriters will be involved in this sale of securities. These securities will be exempt from the registration provisions of the Securities Act pursuant to Section 3(a)(9) thereof relative to exchanges by an issuer with its existing security holders where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.


    CERTAIN SALES OF SECURITIES. Since July 1996, the Registrant has issued the following securities that were not registered under the Securities Act, as summarized below.

    (a) Issuances of capital stock.

       1. On January 6, 1999, the Registrant issued and sold 4,682,400 shares of its Series A Preferred Stock, $0.000125 par value per share, to Internet Capital Group, LLC for an aggregate purchase price of $8,291,750 pursuant to a Series A Preferred Stock Purchase Agreement.



       2. On March 5, 1999, the Registrant issued and sold 56,469 shares of its common stock to Gordon Brooks for an aggregate purchase price of $100,000 pursuant to the exercise, in part, of a stock option.



       3. On March 25, 1999, the Registrant issued and sold an aggregate of 723,699 shares of its common stock to the former stockholders of Applica Corporation as consideration for the merger of Applica Corporation with and into the Registrant pursuant to an Agreement and Plan of Merger. 36,184 of these shares are held by an escrow agent pursuant to an Escrow Agreement.



       4. On May 14, 1999, the Registrant issued and sold an aggregate of 1,364,140 shares of its common stock to the former stockholders of WPL Laboratories, Inc. as consideration for the merger of WPL Laboratories, Inc. into a wholly owned subsidiary of the Registrant pursuant to an Agreement and Plan of Merger.



       5. On May 26, 1999, the Registrant issued and sold 600,000 shares of its common stock to Frank Selldorff for an aggregate purchase price of $407,250 pursuant to the exercise, in part, of a stock option.



       6. On June 10, 1999, the Registrant issued and sold an aggregate of 492,490 shares of its common stock to the former stockholders of Web Yes, Inc. as consideration for the merger of Web Yes, Inc. into a wholly owned subsidiary of the Registrant pursuant to an Agreement and Plan of Merger. 43,316 of these shares are held by an escrow agent pursuant to an Escrow Agreement.



       7. On July 2, 1999 and July 12, 1999, the Registrant issued and sold an aggregate of 2,345,479 shares of its Series B Preferred Stock, $0.000125 par value per share, to a group of investors for an aggregate purchase price of approximately $19,049,982 pursuant to a Series B Preferred Stock Purchase Agreement. Approximately $4,053,427 of such purchase price was paid by conversion of a convertible promissory note issued by the Registrant on May 13, 1999.


    (b) Stock option grants.

       1. The Registrant has issued the following stock options to its executive officers and directors:


           (a) Effective July 1, 1998 the Registrant issued to Kevin Comerford options to purchase up to 72,000 shares of its common stock at a per share exercise price of $0.68.



           (b) Effective July 1, 1998 the Registrant issued to Christopher H. Greendale options to purchase up to 84,000 shares of its common stock at a per share exercise price of $0.68.



           (c) Effective July 1, 1998 the Registrant issued to Frank Selldorff options to purchase up to 1,200,000 shares of its common stock at a per share exercise price of $0.68.



           (d) Effective July 1, 1998 the Registrant issued to Janet Tremlett options to purchase up to 36,000 shares of its common stock at a per share exercise price of $0.68.

           (e) Effective October 1, 1998 the Registrant issued to Kevin Comerford options to purchase up to 36,000 shares of its common stock at a per share exercise price of $1.01.



           (f) Effective December 23, 1998 the Registrant issued to Gordon Brooks options to purchase up to 611,700 shares of its common stock at a per share exercise price of $1.78.



           (g) Effective January 22, 1999 the Registrant issued to Janet Tremlett options to purchase up to 18,000 shares of its common stock at a per share exercise price of $1.78.



           (h) Effective February 18, 1999 the Registrant issued to Christopher
               H. Greendale options to purchase up to 554,400 shares of its common stock at a per share exercise price of $1.78.



           (i) Effective February 18, 1999 the Registrant issued to Christopher Harding options to purchase up to 303,159 shares of its common stock at a per share exercise price of $1.78.



           (j) Effective March 19, 1999 the Registrant issued to Wayne B. Saunders options to purchase up to 176,000 shares of its common stock at a per share exercise price of $1.96.



           (k) Effective March 25, 1999 the Registrant issued to Babak Farzami options to purchase up to 338,408 shares of its common stock at a per share exercise price of $1.96.



           (l) Effective March 25, 1999 the Registrant issued to Dev Ittycheria options to purchase up to 253,806 shares of its common stock at a per share exercise price of $1.96.



       2. From the adoption of our 1998 Stock Plan on June 30, 1998 through June 30, 1999, the Registrant granted options to purchase an aggregate of 3,474,024 shares of its common stock, net of cancellations of 174,055 options, exercises of 656,469 options and the options described in paragraph (b)2 above, at a per share weighted average exercise price of $2.19 to employees of the Registrant.


    (c) Grants of other securities.

       1. On May 13, 1999, the Registrant issued to Internet Capital Group, Inc. a Convertible Promissory Note in the principal amount of $4,000,000 bearing interest at an adjustable rate of the prime interest rate plus one percent and convertible into convertible preferred stock.


       2. On May 13, 1999, the Registrant issued to Internet Capital Group, Inc. a Stock Purchase Warrant which, upon the Registrant's Series B financing in July 1999, was established as a right to purchase 73,872 shares of common stock at a per share exercise price of $8.13.


    No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of the options to purchase common stock described in paragraph (b)2 above, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) Exhibits


 EXHIBIT
   NO.     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
 1.1*      Form of Underwriting Agreement.
 3.1**     Second Amended and Restated Certificate of Incorporation of the Registrant.
 3.2**     Bylaws of the Registrant.
 3.3**     Form of Third Amended and Restated Certificate of Incorporation of the Registrant.
 3.4**     Form of Amended and Restated Bylaws of the Registrant.
 4.1*      Specimen certificate for shares of the Registrant's common stock.
 5.1*      Opinion of Hale and Dorr LLP.
10.1**     1998 Stock Incentive Plan.
10.2**     1999 Stock Incentive Plan.
10.3**     1999 Employee Stock Purchase Plan.
10.4**     Letter Agreement, dated October 23, 1998, by and between the Registrant and Patti Purcell.
10.5**     Employment Agreement, dated November 13, 1998, by and between the Registrant and Gordon Brooks.
10.6**     Employment Agreement, dated December 11, 1998, by and between the Registrant and Frank Selldorff.
10.7**     Employment Agreement, dated February 11, 1999, by and between the Registrant and Janet Tremlett.
10.8**     Employment Agreement, dated March 25, 1999, by and between the Registrant and Babak Farzami.
10.9**     Employment Agreement, dated March 25, 1999, by and between the Registrant and Dev Ittycheria.
10.10**    Employment Agreement, February 17, 1999, by and between the Registrant and Christopher Harding.
10.11**    Employment Agreement, dated March 2, 1999, by and between the Registrant and Wayne Saunders.
10.12**    Employment Agreement, dated May 29, 1998, by and between the Registrant and Kevin Comerford.
10.13      Reserved.
10.14**    Separation Agreement, dated as of April 28, 1999, by and between the Registrant and Frank Selldorff.
10.15**    Employment Agreement, dated May 14, 1999, by and between the Registrant and William Loftus.
10.16**    Option Agreement, by and between the Registrant and Frank Selldorff, effective July 1, 1998.
10.17**    Option Agreement, by and between the Registrant and Kevin Comerford, effective July 1, 1998.
10.18**    Option Agreement, by and between the Registrant and Christopher Greendale, effective July 1, 1998.
10.19**    Option Agreement, by and between the Registrant and Janet Tremlett, effective July 1, 1998.
10.20**    Amendment No. 1 to the Option Agreement, by and between Janet Tremlett and the Registrant, dated
           January 22, 1999.
10.21**    Option Agreement, by and between the Registrant and Kevin Comerford, effective October 1, 1998.
10.22**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.23**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.24**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.25**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.

 EXHIBIT
   NO.     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.26**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.27**    Option Agreement, by and between the Registrant and Janet Tremlett, effective January 22, 1999.
10.28**    Option Agreement, by and between the Registrant and Christopher Greendale, effective February 18, 1999.
10.29**    Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.
10.30**    Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.
10.31**    Option Agreement, by and between the Registrant and Babak Farzami, effective March 25, 1999.
10.32**    Option Agreement, by and between the Registrant and Dev Ittycheria, effective March 25, 1999.
10.33**    Option Agreement, by and between the Registrant and Wayne Saunders, effective March 19, 1999.
10.34**    Option Agreement, by and between the Registrant and Wayne Saunders, effective March 19, 1999.
10.35**    Lease Agreement dated as of July 22, 1998, by and between the Registrant and Equity Office Properties
           Trust.
10.36**    S Corporation Termination, Tax Allocation and Indemnification Agreement, dated December 23, 1998, by and between the Registrant and Frank Selldorff.
10.37**    Warrant to purchase the Registrant's common stock, dated May 13, 1999, issued by the Registrant to
           Internet Capital Group.
10.38**    Stock Pledge Agreement, dated as of May 14, 1999, by and between the Registrant and William Loftus.
10.39**    Stock Restriction Agreement, dated as of May 14, 1999, by and between the Registrant and William
           Loftus.
10.40**    Amended and Restated Investors' Rights Agreement, dated as of July 2, 1999, by and between the
           Registrant and the investors named therein.
21.1**     Schedule of subsidiaries of the Registrant.
23.1*      Consent of Hale and Dorr LLP (contained in exhibit 5.1).
23.2       Consent of KPMG LLP regarding Breakaway Solutions, Inc.
23.3       Consent of KPMG LLP regarding Applica Corporation
23.4       Consent of KPMG LLP regarding WPL Laboratories, Inc.
23.5       Consent of KPMG LLP regarding Web Yes, Inc.
24.1**     Power of Attorney for Gordon Brooks
24.2**     Power of Attorney for Christopher H. Greendale
24.3**     Power of Attorney for Frank Selldorff
24.4       Power of Attorney for Walter W. Buckley, III
27.1**     Financial Data Schedule for the year ended December 31, 1998 and the three months ended March 31, 1999.
27.2       Financial Data Schedule for the six months ended June 30, 1999.
99.1**     Letter of Arthur Andersen LLP
99.2**     Letter of Brown & Brown LLP


------------------------

*   To be filed by amendment.


**  Previously filed.


    (B) Financial Statement Schedules

    All other schedules have been omitted because they are not required or because the required information is given in the Registrant's consolidated financial statements or notes to those statements.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 31st day of August, 1999.



                                BREAKAWAY SOLUTIONS, INC.

                                By:  /s/ KEVIN COMERFORD
                                     -----------------------------------------
                                     Kevin Comerford
                                     Vice President, Administration, Chief
                                     Financial Officer, Treasurer and Secretary




    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President and Chief
*                                 Executive Officer
------------------------------    (Principal Executive       August 31, 1999
Gordon Brooks                     Officer) and Director

                                Vice President,
                                  Administration, Chief
/s/ KEVIN COMERFORD               Financial Officer,
------------------------------    Treasurer and Secretary    August 31, 1999
Kevin Comerford                   (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

*                               Chairman of the Board of
------------------------------    Directors                  August 31, 1999
Christopher H. Greendale

*                               Director
------------------------------                               August 31, 1999
Frank Selldorff

*                               Director
------------------------------                               August 31, 1999
Walter W. Buckley, III

*By:     /s/ KEVIN COMERFORD
      -------------------------
           Kevin Comerford
         AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



 EXHIBIT
   NO.     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
 1.1*      Form of Underwriting Agreement.
 3.1**     Second Amended and Restated Certificate of Incorporation of the Registrant.
 3.2**     Bylaws of the Registrant.
 3.3**     Form of Third Amended and Restated Certificate of Incorporation of the Registrant.
 3.4**     Form of Amended and Restated Bylaws of the Registrant.
 4.1*      Specimen certificate for shares of the Registrant's common stock.
 5.1*      Opinion of Hale and Dorr LLP.
10.1**     1998 Stock Incentive Plan.
10.2**     1999 Stock Incentive Plan.
10.3**     1999 Employee Stock Purchase Plan.
10.4**     Letter Agreement, dated October 23, 1998, by and between the Registrant and Patti Purcell.
10.5**     Employment Agreement, dated November 13, 1998, by and between the Registrant and Gordon Brooks.
10.6**     Employment Agreement, dated December 11, 1998, by and between the Registrant and Frank Selldorff.
10.7**     Employment Agreement, dated February 11, 1999, by and between the Registrant and Janet Tremlett.
10.8**     Employment Agreement, dated March 25, 1999, by and between the Registrant and Babak Farzami.
10.9**     Employment Agreement, dated March 25, 1999, by and between the Registrant and Dev Ittycheria.
10.10**    Employment Agreement, February 17, 1999, by and between the Registrant and Christopher Harding.
10.11**    Employment Agreement, dated March 2, 1999, by and between the Registrant and Wayne Saunders.
10.12**    Employment Agreement, dated May 29, 1998, by and between the Registrant and Kevin Comerford.
10.13      Reserved
10.14**    Separation Agreement, dated as of April 28, 1999, by and between the Registrant and Frank Selldorff.
10.15**    Employment Agreement, dated May 14, 1999, by and between the Registrant and William Loftus.
10.16**    Option Agreement, by and between the Registrant and Frank Selldorff, effective July 1, 1998.
10.17**    Option Agreement, by and between the Registrant and Kevin Comerford, effective July 1, 1998.
10.18**    Option Agreement, by and between the Registrant and Christopher Greendale, effective July 1, 1998.
10.19**    Option Agreement, by and between the Registrant and Janet Tremlett, effective July 1, 1998.
10.20**    Amendment No. 1 to the Option Agreement, by and between Janet Tremlett and the Registrant, dated
           January 22, 1999.
10.21**    Option Agreement, by and between the Registrant and Kevin Comerford, effective October 1, 1998.
10.22**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.23**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.24**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.25**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.26**    Option Agreement, by and between the Registrant and Gordon Brooks, effective December 23, 1998.
10.27**    Option Agreement, by and between the Registrant and Janet Tremlett, effective January 22, 1999.

 EXHIBIT
   NO.     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.28**    Option Agreement, by and between the Registrant and Christopher Greendale, effective February 18, 1999.
10.29**    Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.
10.30**    Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.
10.31**    Option Agreement, by and between the Registrant and Babak Farzami, effective March 25, 1999.
10.32**    Option Agreement, by and between the Registrant and Dev Ittycheria, effective March 25, 1999.
10.33**    Option Agreement, by and between the Registrant and Wayne Saunders, effective March 19, 1999.
10.34**    Option Agreement, by and between the Registrant and Wayne Saunders, effective March 19, 1999.
10.35**    Lease Agreement dated as of July 22, 1998, by and between the Registrant and Equity Office Properties
           Trust.
10.36**    S Corporation Termination, Tax Allocation and Indemnification Agreement, dated December 23, 1998, by and between the Registrant and Frank Selldorff.
10.37**    Warrant to purchase the Registrant's common stock, dated May 13, 1999, issued by the Registrant to
           Internet Capital Group.
10.38**    Stock Pledge Agreement, dated as of May 14, 1999, by and between the Registrant and William Loftus.
10.39**    Stock Restriction Agreement, dated as of May 14, 1999, by and between the Registrant and William
           Loftus.
10.40**    Amended and Restated Investors' Rights Agreement, dated as of July 2, 1999, by and between the
           Registrant and the investors named therein.
21.1**     Schedule of subsidiaries of the Registrant.
23.1*      Consent of Hale and Dorr LLP (contained in exhibit 5.1).
23.2       Consent of KPMG LLP regarding Breakaway Solutions, Inc.
23.3       Consent of KPMG LLP regarding Applica Corporation
23.4       Consent of KPMG LLP regarding WPL Laboratories, Inc.
23.5       Consent of KPMG LLP regarding Web Yes, Inc.
24.1**     Power of Attorney for Gordon Brooks
24.2**     Power of Attorney for Christopher H. Greendale
24.3**     Power of Attorney for Frank Selldorff
24.4       Power of Attorney for Walter W. Buckley, III
27.1**     Financial Data Schedule for the year ended December 31, 1998 and the three months ended March 31, 1999
27.2       Financial Data Schedule for the six months ended June 30, 1999
99.1**     Letter of Arthur Andersen LLP
99.2**     Letter of Brown & Brown LLP


------------------------


*   To be filed by amendment.



**  Previously filed.